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As filed with the Securities and Exchange Commission on                     , 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

155 East Tropicana, LLC
155 East Tropicana Finance Corp.
(Exact name of registrant as specified in its charter)

NEVADA NEVADA (State or other jurisdiction of incorporation or organization)	7990 7990 (Primary Standard Industrial Classification Code Number)	20-1363044 20-2546581 (I.R.S. Employer Identification No.)
115 East Tropicana Avenue Las Vegas, Nevada 89109 (702) 597-6076 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael Hessling
Chief Operations Officer and Manager
115 East Tropicana Avenue
Las Vegas, Nevada 89109
(702) 597-6076
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Sherwood N. Cook, Esq. Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway, 7th Floor Las Vegas, Nevada 89109 (702) 792-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8 3/4% Senior Secured Notes due 2012	$130,000,000	100%	$130,000,000	$15,301

Guaranties*	—		—	(2)

*
Although there is no direct or indirect subsidiary of 155 East Tropicana, LLC that currently exists that is a guarantor of the notes, any future subsidiary that becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.
(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2)
No separate consideration will be received for the Guaranties, and therefore no additional registration fee is required.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2005

PROSPECTUS

155 East Tropicana, LLC
155 East Tropicana Finance Corp.

OFFER TO EXCHANGE
$130,000,000 aggregate principal amount
8 3/4% Senior Secured Notes Due 2012

        We are offering to exchange any and all outstanding 8 3/4% Senior Secured Notes due 2012, or the old senior secured notes, for a like aggregate principal amount of 8 3/4% Senior Secured Notes due 2012 that have been registered under the Securities Act of 1933, or the new senior secured notes. We refer to the older senior secured notes as the old notes. We refer to the new senior secured notes as the new notes. We refer to the old notes together with the new notes as the Notes. The new notes are identical to the old notes, except that the new notes have been registered under the federal securities laws, are not entitled to certain registration rights relating to such old notes and do not contain provisions for liquidated damages. The new notes will represent the same debt as the applicable old notes and we will issue the new notes under the same indenture as the applicable old notes.

        The primary features of the exchange offer are as follows:

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  The exchange offer will expire at 5:00 p.m., New York City time, on            , 2005, unless extended.

  •
  The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities Exchange Commission.

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  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tendered old notes at any time before the expiration of the exchange offer.

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  We do not intend to apply for listing of the new notes on any securities exchange or arrange for them to be quoted on any automated quotation system.

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  We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

        You should carefully consider the Risk Factors beginning on page 14 of this prospectus before participating in the exchange offer.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD OR ANY OTHER GAMING AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this prospectus is            , 2005

        You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. In anyone provides you with different or inconsistent information, you should not rely on it.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4, together with any amendments thereto, with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, or Securities Act, with respect to the new notes. This prospectus, which constitutes a part of the registration statement, omits certain information contained in the registration statement and reference is made to the registration statement and the exhibits and schedules thereto for further information with respect to us and the new notes offered hereby. This prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of the such document filed as an exhibit to the registration statement. Each such summary is qualified in its entirety by such reference.

        Upon effectiveness of the registration statement, we will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We have agreed that, whether or not required to do so by the rules and regulations of the Commission (and within the time periods that are or would be prescribed thereby), for so long as any of the notes remains outstanding, we will furnish to the holders of the notes and file with the Commission (unless the Commission will not accept such filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis on Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants/auditors and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the old notes remain outstanding, we have agreed to make available, upon request, to any prospective purchaser or beneficial owner of the old notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information also may be obtained from us at 155 East Tropicana Avenue, Las Vegas, Nevada 89109, Attention: Michael Hessling, telephone (702) 597-6076.

        The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http://www.sec.gov) that contains such reports and other information we have filed.

TRADEMARKS

        We have rights to trademarks or trade names we will use in conjunction with the operation of our business. These trademarks include: Hooters®, Dan Marino's Fine Food & Spirits and Martini Bar, and Pete & Shorty's®.

FORWARD LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the federal securities laws. These statements relate to matters that are not historical facts that we refer to as "forward-looking statements" regarding, among other things, our business strategy, our plans and prospects, our

i

financial position, projections of future results of operations or financial condition, expectations for our hotel casino, expectations of the continued availability of capital resources and all statements with respect to the renovation, equipping and re-opening of the hotel casino and the receipt of requisite gaming approvals in connection therewith. These statements may be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "plans," "predicts," "intends," "may," "will," "should," "could," "would," "likely," "continue," or "anticipates" or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties.

        Although we believe that these forward-looking statements are reasonable, they are based upon our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Given these uncertainties, undue reliance should not be placed on any forward-looking statements.

        Forward-looking statements included in this prospectus are made as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and you should read this prospectus completely with the understanding that actual future results may differ materially from what we expect. We note that the safe harbor provided in Section 27A of the Securities Act of 1933 does not apply to statements made in connection with this prospectus.

ii

PROSPECTUS SUMMARY

        This summary highlights information from this prospectus, but is not complete and may not contain all the information that may be important to you. You should carefully read this entire prospectus and the documents we have referred you to carefully before you decide whether to participate in the exchange offer. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the combined financial statements and notes thereto, appearing elsewhere in this prospectus. In this prospectus, unless indicated otherwise, "155 East Tropicana," "Hooters Casino Hotel," "Company," "we," "us," and "our" refer to 155 East Tropicana, LLC, together with 155 East Tropicana Finance Corp.

The Company

        We own the Hotel San Remo Casino and Resort in Las Vegas, Nevada, or the Hotel San Remo, which we have begun renovating and intend to re-brand as a Hooters Casino Hotel. Our property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip, or The Strip, that is within walking distance to approximately 25,000 hotel rooms. The Hotel San Remo currently features 711 hotel rooms, including 17 suites, and an approximately 24,000 square-foot casino with 532 slot and video poker machines, 16 table games, a sports book and Keno. We have a license that gives us the right to use the Hooters brand and certain related intellectual property solely for the purposes of a Hooters Casino Hotel located at our property. We plan to spend approximately $65.1 million to renovate, equip and re-open the property. Our strategy will be to build on Hooters' reputation as a casual, relaxed, fun, and welcoming environment. We believe that Hooters' strong brand name recognition and our favorable location will generate significant visitor traffic.

Hooters Casino Hotel

        The Hooters Casino Hotel will feature the famous Hooters décor, and the Hooters brand will be a prominent component of the facility. Our renovations will refresh and upgrade the property, and provide for several new restaurant offerings. The renovation commenced immediately after the closing of the old notes, and is in its initial stages. The Hooters Casino Hotel is planned to feature:

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  an approximately 30,000 square foot "Hooters" themed casino floor with approximately 622 state-of-the-art slot and video poker machines and 32 table games;

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  686 newly renovated hotel rooms, including 17 suites;

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  tropical pool area featuring beach sand, palm trees, lagoon style waterfall, cabanas, and Nippers Pool Bar;

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  distinctive dining and entertainment options, including:

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  a world famous Hooters restaurant;

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  Dan Marino's Fine Food and Spirits, a restaurant co-developed with the former Miami Dolphins football star featuring American cuisine;

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  "13" Martini Bar, a retro martini lounge featuring live music and nightly entertainment;

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  The Bait Shoppe, a gourmet food café and sushi bar conveniently located at poolside;

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  Porch Dogs, a Caribbean themed casual indoor-outdoor club offering music and cocktails;

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  Pete & Shorty's Tavern, a casual and comfortable restaurant bar featuring a sports book and a poker room; and

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  Owl's Nest Café, a 24-hour café offering both buffet style food and tableside food service;

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  a retail store selling Hooters branded merchandise.

Business Strategy

        Leverage the Strong Hooters Brand.    We expect to benefit significantly from the national exposure and recognition of the Hooters brand. A key component of our strategy will be to leverage the successful Hooters brand and the existing Hooters organization to generate national awareness of our property. We also intend to leverage the Hooters organization's extensive network of contacts in the sports and entertainment world to attract a number of sports, music and movie celebrities to the casino.

        "Must See" Attraction.    We believe that Hooters Casino Hotel will be regarded by many visitors as a "must see" attraction in Las Vegas. We will utilize extensive advertising within the Las Vegas market that will target visitors to make them aware that they can enjoy a Hooters experience at our hotel casino conveniently located near The Strip.

        Deliver the Hooters Experience.    One of the cornerstones of our business strategy is to provide customers with an extraordinary level of friendly and personal service modeled after the successful Hooters experience. The Hooters experience will start with the world famous Hooters Girls who will welcome our guests, serve food and beverage, and interact with our guests to make their visit memorable. We will also make sports a key part of the Hooters experience at our property. In addition, our entertainment and dining offering will be designed to attract customers who are looking for value-priced entertainment options in a non-intimidating and relaxed atmosphere.

        Develop Customer Loyalty.    We will use the hotel casino's player tracking system to identify, focus promotional and direct marketing efforts on and reward our best gaming customers in order to develop customer loyalty, maximize customer casino play and generate repeat business. Offering rewards and promotional tie-ins at the 381 Hooters restaurants worldwide will also be used to build on our player database and extend the Hooters experience for our customers when they leave our property.

        Benefit from Upgraded Property and New Slot Machines.    By re-branding the Hotel San Remo as a Hooters Casino Hotel, renovating the facilities, upgrading the accommodations, and investing in new state-of-the-art slot machines with ticket-in-ticket-out technology, we believe that we will benefit from increased traffic through our property, increased customer casino play and increased average daily room rate and occupancy level in our hotel.

The Renovation

        The total cost to renovate, equip, and re-open the property is expected to be approximately $65.1 million. We expect to spend approximately $47.7 million on renovations, which includes a $36.5 million guaranteed maximum price construction contract with The PENTA Building Group, Inc. and approximately $11.2 million on design fees, permits, and non-gaming equipment (of which $1.2 million has been spent to date from cash from operations). In addition, we expect to spend approximately $7.1 million on state-of-the-art gaming equipment and approximately $10.3 million for working capital and pre-opening expenses. The PENTA Building Group has extensive experience renovating and building casinos, having completed several renovation projects for, among others, Caesars Entertainment, Flamingo Las Vegas, Harrah's Las Vegas Casino & Hotel and MGM Grand Hotel & Casino. C&B Nevada, Inc. is the architect for the renovation project. C&B Nevada, Inc.'s casino related experience includes the Mandalay Bay Resort & Casino, where the company participated in the design and construction of the resort from the initial field surveys to the fast-track civil design for the entire site. Maverick Architectural and Design, LLC was also engaged to assist in developing the design plans for the renovation. Based on its design experience with several Hooters and Dan Marino restaurants, Maverick Architectural and Design, LLC was integral in capturing the Hooters spirit and ambience and applying them to a hotel casino environment. We intend to began renovations in April 2005 and expect to complete renovations by February 2006. We will continue to keep the existing operations open while we complete the renovation in phases, except for a planned shutdown period of approximately 30 days prior to the grand opening of the Hooters Casino Hotel.

Competition

        We face competition in the market in which we are located as well as in or near any geographic area from which we attract or expect to attract a significant number of our customers. As a result, our casino property faces direct competition from all other casinos and hotels in Las Vegas and to a lesser extent, in the Mesquite, Laughlin, Reno and Lake Tahoe areas of Nevada and in Atlantic City, New Jersey, and in the California gaming market, as well as from other forms of gaming.

        Las Vegas, Nevada.    The hotel casino industry in Las Vegas is highly competitive. The Hotel San Remo competes, and the Hooters Casino Hotel will compete, on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment offered, theme and size. The Hotel San Remo competes, and the Hooters Casino Hotel will compete, with numerous resorts and hotel casinos on The Strip and in downtown Las Vegas, as well as a large number of hotels and motels in and near Las Vegas. We will seek to differentiate the Hooters Casino Hotel from other major Las Vegas hotel casino resorts by concentrating on the design, atmosphere, personal service and amenities that we will provide and the added value of the Hooters brand.

        California Gaming Market.    According to the California Gaming Control Commission, there were 52 operating tribal casinos in California as of December 31, 2004. The competitive impact on our gaming establishments from the continued growth of gaming in California cannot be definitively determined but, depending on the nature, extent and location of the growth, the impact could be material.

        Other Forms of Gaming.    We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, dockside casinos, riverboat casinos, on- and off-track wagering and card parlors. There can be no assurance that we will be able to continue to compete successfully in our existing markets or that we will be able to compete successfully against any such future competition.

Corporate Organization

        We were formed in June 2004 to acquire the Hotel San Remo from Eastern & Western Hotel Corporation, or Eastern & Western. Our common membership interests are held two-thirds through Florida Hooters LLC and one-third through EW Common LLC.

        Florida Hooters LLC is a joint venture between Hooters Gaming LLC and Lags Ventures, LLC. Hooters Gaming LLC is owned by the holders of licenses to operate Hooters restaurants in the Tampa Bay, Chicago and Manhattan areas as well as for wholesale foods, calendars and Nevada hotel/gaming, and includes most of the original founders of the Hooters brand. Lags Ventures, LLC is owned by a holder of the license rights to Hooters restaurants in south Florida and the State of Nevada. Pursuant to these license rights, the owners of Florida Hooters LLC operate 39 Hooters restaurants, publish Hooters calendars, and operate a Hooters foods business. The owner of Lags Ventures, LLC is also the founder of the Dan Marino concept restaurants and owns and operates five Dan Marino concept restaurants.

        EW Common LLC was formed to hold Eastern & Western's membership interest in us. Eastern & Western owns 90% of EW Common LLC while our chief operating officer, Michael Hessling, owns the balance. Eastern & Western is beneficially owned by Sukeaki and Toyoroku Izumi. Eastern & Western and its affiliates owned the hotel casino from November 1988 until our acquisition of the hotel casino, other than the gaming assets, in August 2004. Mr. Hessling served as Hotel San Remo's executive vice president and chief operating officer from January 1989 until the acquisition, at which time he became our chief operating officer.

        Our affiliates have granted us assignments of certain licenses pertaining to the use of the Hooters brand as well as the Dan Marino and Martini Bar and Pete & Shorty's concept restaurants, solely for the purposes of allowing us to operate a Hooters Casino Hotel located at our property. Pursuant to the Hooters license assignment, we are required to pay the owner of the Hooters trademark, HI Limited Partnership, a royalty fee. For more detailed information, see "Business—Intellectual Property" and "Certain Relationships and Related Transactions." Hooters of America, Inc. is the general partner of HI Limited Partnership and we refer to HI Limited Partnership and Hooters of America, Inc. collectively as "Hooters of America." The original founders of the Hooters brand sold the trademark rights (excluding certain rights they retained for themselves) to Hooters of America in 2001. As a result, Hooters of America is the trademark owner of the Hooters brand and the operator and franchisor of 381 Hooters restaurants. We are not affiliated with Hooters of America.

        Because we have not yet received the gaming license necessary to operate a hotel casino, the Hotel San Remo is currently operated by Eastern & Western pursuant to two separate leases with us. For more detailed information, see "Material Agreements—Casino Lease" and "—Hotel Lease." We expect to receive our gaming license during 2005 and prior to our re-opening as Hooters Casino Hotel, but no assurances can be given that we will be able to obtain the license. If we do not receive the gaming license, the hotel casino will continue to be operated by Eastern & Western under the leases until the earlier of our receipt of the gaming license or the date the Notes are no longer outstanding. For more detailed information, see "Regulation and Licensing."

        The following chart illustrates our corporate structure.

(1)
155 East Tropicana Finance Corp. was formed for the sole purpose of facilitating the issuance of the Notes.

(2)
Remain in place unless and until we receive our gaming license.

Risk Factors

        An investment in the notes involves a high degree of risk including the following risks:

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  Failure to Complete Renovation and Construction on Time and Within Budget—We could encounter problems during renovation and construction that could substantially increase the construction costs of the hotel casino or delay its re-opening as the Hooters Casino Hotel. There is no assurance that we will complete all portions of the planned renovation or construction on time or within budget. Construction projects such as the renovation and construction of the Hooters Casino Hotel are subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. Until renovation and construction are complete and we commence operations under the Hooters brand, we will rely exclusively on the Hotel San Remo to generate revenue. Failure to complete renovation or construction or open the Hooters Casino Hotel as currently contemplated will have a material adverse effect on our business, financial condition, results of operations and ability to meet our payment obligations under the Notes and our other indebtedness.

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  Substantial Debt—Our substantial level of debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes and our other debt. We have, and will continue to have after the completion of this exchange offer, substantial debt. Our substantial debt could have important consequences to you and significant effects on our business. For example, it could:

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  make it more difficult for us to satisfy our obligations under the Notes and our other debt;

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  result in an event of default if we fail to satisfy our obligations under the Notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indenture or our new senior secured credit facility, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on our assets securing such debt;

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  require us to dedicate a substantial portion of our cash flow from our business operations to pay our debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes;

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  limit our ability to obtain additional financing for working capital, capital expenditures and other activities;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business; and

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  place us at a competitive disadvantage compared to competitors that are not as highly leveraged.

  Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

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  Governmental Regulations—We face extensive regulation from gaming and other government authorities. As owners and operators of gaming facilities, we are subject to extensive Nevada state and local regulation. Nevada state and local government authorities require us and our subsidiaries to obtain gaming licenses and require our officers and key employees to demonstrate suitability to hold gaming licenses. The Nevada state and local government may limit, condition, suspend or revoke a license for any cause deemed reasonable by the respective licensing agency. They may also levy substantial fines against us or the individuals involved in violating gaming laws or regulations. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

        For a more extensive discussion of factors that you should consider in connection with your participation in the exchange offer, see "Risk Factors" beginning on page 14 of this prospectus.

        You should carefully consider the above risks, as well as other information set forth in this prospectus, before tendering your old notes in the exchange offer. In any of the following risks actually occurs, our business, financial condition and/or operating results could be materially adverse affected, which, in turn, could adversely affect our ability to pay interest or principal on the notes. In such a case, you may lose all or part of your original investment.

The Exchange Offer

        The following summary of the exchange offer is not intended to be complete. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus. The section of this prospectus entitled "Description of Notes" contains a more detailed description of the terms of the Notes. In the summary below, references to "we," "our" and "us" refer only to 155 East Tropicana, LLC and 155 East Tropicana Finance Corp. and not our subsidiaries.

The Old Notes	On March 29, 2005, we issued $130.0 million aggregate principal amount of our 8 3/4% Senior Secured Notes due 2012 to Jefferies & Company, Inc. and Wells Fargo Securities, LLC in a private placement. We refer to Jefferies & Company, Inc. and Wells Fargo Securities, LLC as the "initial purchasers." The initial purchasers then sold the notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration under the Securities Act, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to file with the Commission a registration statement covering the new notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and prior to the 30th business day after the registration statement has become effective, complete the exchange offer.
The Exchange Offer
We are offering to exchange up to $130.0 million aggregate principal amount of new notes for an identical principal amount of the applicable old notes. The terms of each of the new notes are identical to the applicable old notes, except that the new notes have been registered under the federal securities laws, are not entitled to certain registered rights relating to such old notes and do not contain provisions for liquidated damages. Each of the new notes will represent the same debt as the applicable old notes and we will issue the new notes under the same indenture as the applicable old notes.
Resale of the New Notes
We believe you may offer for resale, resell or otherwise transfer the new notes you receive in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:
	•	are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
	•	are a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other exemption under the Securities Act:
	•	acquired the new notes other than in the ordinary course of your business; or
	•	have an arrangement with any person to engage in the distribution of new notes.

Each broker-dealer who is issued new notes in the exchange offer for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, a resale or any other transfer of the new notes issued to it in the exchange offer.
Expiration Date
5:00 p.m., New York City time, on , 2005, unless extended, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Expiration Date; Extensions."
Withdrawal Rights
You may withdraw old notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with DTC's Automated Tender Offer Program System ("ATOP") withdrawal procedures at any time before 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer—Withdrawal Rights."
Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:
	•	the compliance of the exchange offer with applicable securities laws;
	•	the proper tender of the applicable old notes; and
	•	our receipt of certain representations made by the holders of the applicable old notes, as described below.
Representations	By participating in the exchange offer, you will represent to us that, among other things:
	•	you will acquire the new notes you receive in the exchange offer in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the new notes;
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the new notes or resale of the new notes in violation of the Securities Act; and
	•	you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.
Procedures for Tendering Old Notes	To accept the exchange offer, you must send the exchange agent either:
	•	a properly completed and validly executed letter of transmittal; or
	•	a computer-generated agent's message transmitted pursuant to ATOP; and either
	•	tendered old notes held in certificated form; or
	•	a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC.

Additional documents may be required if you tender pursuant to the guaranteed delivery procedures described below. For more information, see "The Exchange Offer—Procedures for Tendering."
Tenders by Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or are a holder in book-entry form and wish to tender those old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. See "The Exchange Offer — Procedures for Tendering."
Guaranteed Delivery Procedures
If you are unable to comply with the procedures for tendering, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
United States Federal Income Tax Consequences	See "Certain United States Federal Income Tax Considerations" for a discussion of U.S. federal income tax considerations you should consider before tendering old notes in the exchange offer.
Exchange Agent
The Bank of New York Trust Company, N.A. is serving as exchange agent for the exchange offer. The address and telephone number for the exchange agent is listed under "The Exchange Offer—Exchange Agent; Assistance."
Use of Proceeds	We will not receive any proceeds upon completion of the exchange offer.
Fees and Expenses	We will pay all expenses relating to the exchange offer and compliance with the registration rights agreements.
Accounting Treatment
The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Summary of the Terms of the Notes

        The terms of the new notes to be issued in the exchange offer are identical to the terms of the applicable outstanding old notes except that we have registered the new notes under the Securities Act. The new notes issued in the exchange offer will evidence the same debt as the applicable old notes, and both the old notes and the new notes are governed by the same applicable indenture. We refer to the old notes together with the new notes as the "Notes."

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled "Description of Notes" contains a more detailed description of the terms and conditions of the new notes. In the summary below, references to "we," "our" and "us" refer only to 155 East Tropicana, LLC and 155 East Tropicana Finance Corp., exclusive of their subsidiaries.

Issuers	155 East Tropicana, LLC and 155 East Tropicana Finance Corp., jointly and severally as co-issuers of the Notes.
Securities Offered	$130.0 million aggregate principal amount of 8 3/4% Senior Secured Notes due 2012.
Maturity Date	April 1, 2012.
Interest Rate	We will pay cash interest on the Notes at an annual rate of 8 3/4%.
Interest Payment Dates	We will make interest payments on the Notes semiannually, on each April 1 and October 1, beginning on October 1, 2005.
Issue Price	100.000%.
Security Interest
The Notes and any guarantees thereof are secured by a (1) security interest in substantially all of our and any guarantors' existing and future assets (other than certain excluded assets), (2) our equity interest in the equity interest of any guarantors and (3) the renovation disbursement and interest reserve accounts. The indenture covering the Notes required us to incur up to $15.0 million of indebtedness under a new secured credit facility as a condition to the closing of the offering of the old notes. Our obligations under such new senior secured credit facility are secured by a lien on the collateral securing the Notes and any guarantees (other than the interest reserve account). Pursuant to an intercreditor agreement, this lien is senior (except for the lien on the renovation disbursement account, which is subordinated) to the lien of the collateral securing the Notes and any guarantees. The collateral does not include gaming equipment purchased through furniture, fixture and equipment purchase money financing and certain other purchase money financing, and there will not be any restrictions on the amount of gaming equipment financed in this manner.
Guarantees
Notes will be guaranteed on a senior secured basis by any future domestic restricted subsidiaries. These subsidiaries also will guarantee our new senior secured credit facility. As of the issue date of the old notes, there were no subsidiary guarantors.

Ranking
The Notes are our senior secured obligations, will rank equally in right of payment with all of our existing and future senior debt, including our new senior secured credit facility, and will rank senior in right of payment to all of our existing and future subordinated debt. Any guarantees of the Notes will rank equally in right of payment with all other of the senior debt of any guarantors, including guarantees of our new senior secured credit facility (subject to the prior lien thereof), and will rank senior in right of payment to all of the subordinated debt of any guarantors. As of December 31, 2004, $ of our existing debt ranks pari passu with the Notes.

However, because of the intercreditor agreement, lenders under our new senior secured credit facility will be entitled to be repaid up to $15.0 million principal amount (plus related interest, fees, indemnities, costs and expenses) from the proceeds of the collateral securing our new senior secured credit facility (other than the renovation disbursement account), before any payment is made to holders of the Notes from such proceeds. The holders of the Notes will be entitled to be repaid from the amount in the renovation disbursement account prior to lenders under our senior secured credit facility receiving any such amount. Only the Notes, and not our senior secured credit facility, will be secured by the interest reserve account.
Optional Redemption
On or after April 1, 2009, we may, at our option, redeem some or all of the Notes at any time and from time to time at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on April 1 of the years indicated below:
For the period	Percentage
2009	104.375%
2010	102.188%
2011 and thereafter	100.000%
Prior to April 1, 2008, we may, at our option, use the net proceeds of certain equity offerings to redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 108.750% plus accrued and unpaid interest to the applicable date of redemption, provided that at least 65% of the original principal amount of the Notes remains outstanding.
Change of Control Offer
If a change of control occurs, the holders of the Notes will have the right to require us to purchase their Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Asset Sale Offer
If we sell assets or an event of loss occurs, we may use the proceeds in our discretion to retire certain debt or to invest the proceeds in our business assets. Any funds we do not apply to those purposes shall be categorized as excess proceeds. Any funds we do not apply to these purposes shall be categorized as excess proceeds. If we do not use the excess proceeds for specified purposes, and the excess proceeds reach $5,000,000, we will be required to use such excess proceeds to offer to repurchase some of the Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase.
Certain Indenture Provisions
The indentures governing the Notes will limit our ability and the ability of our restricted subsidiaries to, among other things:
• incur more debt;
• pay dividends, redeem stock or make other distributions;
• issue stock of restricted subsidiaries; • make investments;
• create liens;
• enter into transactions with affiliates;
• merge or consolidate; and
• transfer or sell assets.
These covenants are subject to a number of important exceptions. See "Description of Notes-Certain Covenants."
Absence of a Public Market; PORTAL Trading
The Notes are new issues of securities, and there is currently no established market for them. The Notes will not be listed on any securities exchange or included in any automated quotation system. The Notes are eligible for trading in PORTAL. The initial purchasers have advised us that they intend to make a market in the Notes. The initial purchasers, however, are not obligated to do so and any such market may be discontinued by the initial purchaser in its discretion at any time without notice. See "Risk Factors—Risks Related to the Offering of the Old Notes—No Existing Trading Market for the Notes" and "Plan of Distribution."

Summary Historical Financial Data

        The summary historical financial data for Hotel San Remo for the years ended December 31, 2002, 2003, and 2004 are derived from the audited combined financial statements of Hotel San Remo, a Division of S.I. Enterprises, Inc., appearing elsewhere in this prospectus. The balance sheet data at December 31, 2004 for 155 East Tropicana, LLC (a development stage company) are derived from the audited financial statements of 155 East Tropicana, LLC appearing elsewhere in this prospectus.

        The information presented below summarizes certain selected financial data, which you should read in conjunction with the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        155 East Tropicana, LLC, as a limited liability company, is classified as a partnership for federal income tax purposes. Accordingly, a provision for income taxes is not included in our financial data.

	Hotel San Remo
	Year Ended December 31,
	2002	2003	2004
	(dollars in thousands)
Statement of Operations Data:
Net revenues	$28,201	$29,825	$33,106
Total operating expenses	24,837	25,958	29,476
Operating income	3,364	3,867	3,630
Net income	214	694	1,921
	155 East Tropicana, LLC
	At December 31, 2004
	Actual	As Adjusted(1) (unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,221	$15,521
Restricted cash—non-current(2)	4,000	62,000
Total assets	75,580	154,480
Long-term debt	48,500	130,000
Total liabilities	50,260	130,460
Members' equity(3)	25,320	24,020

(1)
As Adjusted data gives effect to the offering of the old notes and the application of the net proceeds therefrom as described in "Use of Proceeds," including the extinguishment of existing indebtedness and payment of related fees and expenses, as if such transactions had been consummated on December 31, 2004, and assumes no borrowings under our new senior secured credit facility.

(2)
As Adjusted restricted cash includes $50.8 million of net proceeds from the sale of the old notes deposited into the renovation disbursement account, of which $4.3 million are working capital funds that will be held until 155 East Tropicana, LLC receives its gaming license, and $11.2 million of restricted cash in the interest reserve account. The $4.0 million in restricted cash at December 31, 2004 became unrestricted with the repayment of existing debt from the net proceeds from the sale of the old notes.

(3)
A $20.0 million portion of the members' equity is EW Common LLC's membership interest with priority return. The capital account of EW Common LLC will increase by $5.0 million if and at such time as we receive our gaming license and Eastern & Western contributes its gaming assets to us. (For more information see "Material Agreements—Joint Venture Agreement" and "—Operating Agreement.")

RISK FACTORS

        An investment in the Notes involves a high degree of risk. You should carefully consider the following risks, as well as other information set forth in this prospectus, before tendering your old notes in the exchange offer. If any of the following risks actually occurs, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the Notes. In such a case, you may lose all or part of your original investment.

Risks Related to Our Business

Failure to Complete Renovation and Construction on Time and Within Budget—We could encounter problems during renovation and construction that could substantially increase the construction costs of the hotel casino or delay its re-opening as the Hooters Casino Hotel.

        There is no assurance that we will complete all portions of the planned renovation or construction on time or within budget. The renovation and construction is scheduled to be completed in February 2006 and the hotel casino is scheduled to be opened under the Hooters brand in February 2006. However, construction projects such as the renovation and construction of the Hooters Casino Hotel are subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. These include the following:

  •
  shortages of energy, material and skilled labor;

  •
  delays in obtaining or inability to obtain necessary permits, licenses and approvals;

  •
  changes in law applicable to gaming projects;

  •
  changes to the plans or specifications;

  •
  weather interference or delays;

  •
  engineering problems;

  •
  labor disputes and work stoppages;

  •
  disputes with contractors;

  •
  environmental and real property issues;

  •
  fire, earthquake, flood and other natural disasters; and

  •
  changes in political, financial or economic conditions, including as a result of international conflict.

        The total cost to renovate, equip, and re-open the property is expected to be approximately $65.1 million. We deposited an aggregate of approximately $50.8 million of the net proceeds of the offering of the old notes into a renovation disbursement account to fund a portion of the costs of the design, renovation and equipping of the Hooters Casino Hotel. Funds are disbursed from the renovation disbursement account upon our delivery of an officers' certificate containing certain certifications (including invoices) specified by the cash collateral and disbursement agreement. Such certifications are not be subject to independent verification by the disbursement agent or any other third party, and neither the architect nor the contractor is required to sign off on any disbursements.

        We have entered into a $36.5 million guaranteed maximum price contract which is based upon the current specifications and drawings of the renovation and provides for further development by the architect of such specifications and drawings. The guaranteed maximum price may be subject to a material increase if there are changes in the scope of the project or changes in the systems, kinds and quality of materials, finishes or equipment specified for the project. There can be no assurance that such changes will not be required.

        In addition, we expect to obtain approximately $5.9 million in furniture, fixtures and equipment financing in connection with the purchase of such assets for the hotel casino. However, this financing is not currently in place, and no assurances can be given that such financing or any additional financing that we require will be obtained on a timely basis or at all. If such financing is not obtained, we will be required to use available cash, borrowings under our new senior secured credit facility or other sources of funds to purchase such assets, although no assurances can be given that any such other funds will be available.

        Numerous regulatory licenses, permits and approvals are necessary to renovate, equip and re-open the property. There can be no assurance that we will be able to obtain all necessary permits and, even if obtained, such permits could have conditions and restrictions that could adversely affect the completion of the renovation and the re-opening of the hotel casino.

        Until renovation and construction are complete and we commence operations under the Hooters brand, we will rely exclusively on the Hotel San Remo (or, until we receive our gaming license, rent payments under the hotel and casino leases) to generate revenue. There can be no assurance that the re-opening as the Hooters Casino Hotel will occur on schedule or at all. Failure to complete renovation or construction or open the Hooters Casino Hotel as currently contemplated will have a material adverse effect on our business, financial condition, results of operations and ability to meet our payment obligations under the Notes and our other indebtedness.

Disruption of Operations—Construction and renovations to the hotel casino will disrupt our operations.

        The Hotel San Remo will continue to operate during construction and renovation. We intend to conduct the construction and renovation in phases and otherwise attempt to reduce disruption to the Hotel San Remo's business to the extent possible although various facilities and areas will not be operational or accessible during periods of the construction and renovation process. It is likely that the renovation process will result in a decrease in hotel occupancy and use of the casino, and we cannot assure that this will not have a material adverse effect on our business, financial condition and results of operations. In addition, we are planning to completely cease operations for approximately 30 days prior to the opening of the Hooters Casino Hotel. We will not receive rent from Eastern & Western under the casino lease or the hotel lease during any period that the casino is shut down prior to re-opening. We cannot assure you that the shutdown period will not be longer than 30 days. If the period is longer, it could have a material adverse effect on our business, financial condition and results of operations.

License Agreement—We are required to utilize certain intellectual property related to the Hooters brand in connection with hotel casino operations prior to September 2006 or risk termination of the license. We also are required to pay numerous royalty and other fees to the licensors, some of whom are our affiliates, for the right to use this intellectual property.

        The Hooters trademark and logo insignia are the exclusive property of Hooters of America. Pursuant to certain licenses and an assignment of those license rights to us, we have a royalty-bearing license to use certain intellectual property related to the Hooters brand solely for purposes of the operation of a Hooters Casino Hotel located at our property. The license agreement may be terminated by Hooters of America if we have not begun using the licensed intellectual property in connection with licensed activities prior to September 2006 unless, prior to the exercise of such termination right, we commence such activities or unless, at that date, we have substantially completed facilities in which to commence such activities and complete such facilities within a reasonable period of time thereafter. We cannot be certain that we will be open and operating as a Hooters Casino Hotel prior to September 2006. In addition, our operation of the Hooters Casino Hotel is conditioned on payment of certain royalty fees to Hooters of America and some of our affiliates based on percentages of revenues and sales generated by our gaming and restaurant activities, as described below under "Business—Intellectual Property" and "Certain Relationships and Related Transactions," and satisfaction of other conditions under the license. Failure to satisfy the conditions could result in termination of the license. Furthermore, in a bankruptcy of a licensor, the bankruptcy court could conclude that the trademark license agreements are executory contracts and, subject to certain legal requirements, may approve rejection of the license agreements. Although we would take the position that our license agreement with Hooters of America is not an executory contract, there can be no assurance that a bankruptcy court would so conclude in a bankruptcy of Hooters of America. Rejection would give rise to a claim for damages for breach of the license and might prevent us from continuing to use the trademark or on the same terms. The loss of our license rights could prevent us from operating as the Hooters Casino Hotel, which would have a material adverse effect on our business, financial condition and results of operations.

Use of Hooters Brand—Use of the Hooters brand by entities other than us, including in Las Vegas and other areas of Nevada, could adversely affect our business, financial condition and results of operations.

        We will benefit from the name recognition and reputation generated by the Hooters restaurants that are operated worldwide. We have the right to use the Hooters brand and certain related intellectual property solely for purposes of a Hooters Casino Hotel located at our property. Hooters Gaming Corporation, an affiliate under common ownership with Hooters Gaming LLC, is the sole owner of the right to use the Hooters brand in connection with the conduct of gaming and the operation of hotels elsewhere in the state of Nevada. Hooters Gaming Corporation has agreed not to operate (or license or assign its rights to operate) another Hooters Casino Hotel on The Strip until the Notes are no longer outstanding. Additionally, Hooters Gaming Corporation has agreed not to operate (or license or assign its rights to operate) another Hooters Casino Hotel in Clark County, Nevada for a period of four years from the issuance of the Notes or such earlier time as none of the Notes is outstanding. However, Hooters Gaming Corporation or its assignee can exploit the Hooters brand and logo in connection with hotel casinos and casinos in other areas of Nevada and elsewhere, including marketing worldwide, and once the Notes are no longer outstanding, on The Strip. For example, other Hooters Casino Hotels could be opened in areas (other than The Strip) in Las Vegas and Nevada and throughout the world where gaming operations are permitted. In addition, Las Vegas Wings, Inc., an affiliate under common ownership with Lags Ventures, LLC, owns the exclusive right to use the Hooters brand, marks and trade dress on restaurant services elsewhere in Las Vegas (although it has agreed not to open or license another person to open a Hooters restaurant on The Strip) and the remainder of the State of Nevada and currently owns two restaurants in Nevada. As a result, Las Vegas Wings, Inc. or its assignees can exploit the Hooters brand and logo in connection with additional restaurants in Las Vegas or elsewhere in Nevada. See "Certain Relationships and Related Transactions." We cannot assure that the development of other hotel casinos, casinos or restaurants using the Hooters brand in Nevada or elsewhere will not adversely affect our business, financial condition and results of operations. Nor can we assure that our business, financial condition and results of operations will not be adversely affected by the management of the Hooters brand or any negative public image or other adverse event that becomes associated with the Hooters brand.

Licensing—We are required to obtain, and thereafter maintain, gaming, liquor and other licenses to operate the Hooters Casino Hotel. The gaming industry is highly regulated and the licensing process is extensive.

        Our operation of the Hooters Casino Hotel is contingent upon the receipt and maintenance of various regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations, and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial suitability and character of the owners and managers of our gaming operations, as well as persons financially interested or involved in our gaming operations, almost all of whom have never been licensed previously. The scope of the approvals required to operate a facility is extensive. We are currently in the process of obtaining required state and local licenses and related approvals necessary for us to conduct our gaming operations and to serve liquor. However, we cannot be certain that we and all our owners, managers and others interested or involved in our gaming operations will obtain the required approvals and licenses at all or on a timely basis. Failure to obtain or maintain the necessary approvals could adversely affect our ability to operate the Hooters Casino Hotel. See "Regulation and Licensing."

Dependence Upon a Single Gaming Site—Our cash flow to meet our payment obligations under the Notes and our other indebtedness and to fund our operations is dependent solely on the hotel casino or, until we receive our gaming license, rent payments under the hotel and casino leases.

        We deposited a portion of the net proceeds from the offering of the old notes into an interest reserve account to fund, together with interest to be earned thereon, the first two payments of interest on the Notes. Once funds in the interest reserve account have been depleted, we will rely exclusively on cash flow generated by the hotel casino or, until we receive our gaming license, rent payments under the hotel and casino leases, as well as borrowings under the new senior secured credit facility to meet our payment obligations under the Notes and our other indebtedness and to fund our operations. The casino lease provides for rent payments by Eastern & Western to us of $125,000 per month, prior to the re-opening of the Hooters Casino Hotel, and $450,000 per month commencing on the re-opening (subject to increase, at our election, to fair market value six months and 18 months after the re-opening). Any cash flow from casino operations remaining after making the rent payments and the reserves required under the casino lease is required to be deposited by Eastern & Western into an account to secure Eastern & Western's Notes guarantee, to be held in trust for the benefit of the holders of the Notes and the lenders under our new senior secured credity facility until such time all Notes cease to be outstanding. The amount of funds required to be on deposit in this account is determined on a cumulative basis over the term of the casino lease and may fluctuate from month to month. There can be no assurance as to what amount, if any, will be on deposit in this account at any given time. The hotel lease provides for rent payments by Eastern & Western to us of $250,000 per month plus 100% of all revenues received from the operation of the hotel, less actual operational expenses (including the $250,000 monthly payment) and mutually agreed upon working capital reserves. See "Material Agreements—Casino Lease" and "—Hotel Lease." We will not receive rent from Eastern & Western under the casino lease or the hotel lease during any period that the casino is shut down prior to re-opening. If we have insufficient funds available under the new senior secured credit facility and the hotel casino is not generating sufficient cash flow (or, if we have not received our gaming license and rent payments under the hotel and casino lease are not sufficient) to meet our payment obligations under the Notes by the date on which we are required to make the third interest payment on the Notes and our other indebtedness, we may be unable to make the required interest payments to you, to meet our payment obligations under our other indebtedness and to fund our operations. See "—Risks Related to the Offering of the Old Notes and the Notes—Ability to Service Debt."

Dependence on Eastern & Western as Operator—If Eastern & Western ceases to provide its services as our hotel and casino operator for any reason or if for any reason the leases are terminated before we receive all necessary gaming approvals, our business and our ability to satisfy our obligations under the Notes and our other indebtedness could be materially adversely affected.

        We have entered into a casino lease and a hotel lease to Eastern & Western to operate the hotel casino until we receive the necessary gaming approvals. Although the leases terminate on the earlier of the date the Notes are no longer outstanding or the date that we receive all necessary gaming approvals, there can be no assurance that Eastern & Western could continue to perform its obligations as operator or that the leases will remain in effect for their duration. If we were unable to find a replacement operator for the hotel casino, our business, financial condition, results of operations and ability to satisfy our obligations under the Notes and our other indebtedness could be materially adversely affected. In addition, the failure by Eastern & Western to comply with its obligations under the lease (which failure is not cured within a specified period) or to possess all necessary licenses for the operation of the hotel casino would constitute an event of default under the leases and an immediate Event of Default under the indenture governing the Notes.

Risk of a New Venture—We do not have any prior operating history or history of earnings as the Hooters Casino Hotel.

        We were formed to acquire, operate, renovate and re-brand the Hotel San Remo. While the Hotel San Remo has a history of operations and a history of earnings, we do not. Moreover, in the past, the Hooters brand has not been associated with hotels or casinos. Consequently, we cannot be certain that our planned construction and renovation to the Hotel San Remo and transformation of the Hotel San Remo into the Hooters Casino Hotel will attract the number and type of hotel and casino customers and other visitors we desire to achieve our objective of improving the profitability of the hotel casino.

        We will be subject to significant business, economic, regulatory and competitive uncertainties frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have no operating history, it may be more difficult for us to prepare for and respond to these types of risks, and the other types of risks described in this prospectus, as compared with an established business. As a result, you must evaluate our business prospects in light of the difficulties frequently encountered by companies in the early stages of gaming projects and the risks inherent in the establishment of a new business enterprise. There can be no assurance that we will be able to successfully operate the hotel casino or manage these risks successfully, that the hotel casino will be profitable or that we will generate sufficient cash flow to meet our payment obligations under the Notes and our other indebtedness, which would in turn negatively affect our business, financial condition and results of operations.

Competition—We are subject to intense local competition as well as competition in the gaming industry that could hinder our ability to operate profitably.

        Competition in Las Vegas has increased over the last several years as a result of significant increases in hotel rooms, casino sizes and convention, trade show and meeting facilities. Our success is dependent upon the success of the hotel casino and its continuing ability to attract visitors and operate profitably. The hotel casino, located one-half block east of The Strip, competes with high-quality Las Vegas resorts and other Las Vegas hotel casinos, including those located on The Strip and in downtown Las Vegas, on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment offered, theme and size. Currently, there are approximately 30 major gaming properties located on or near The Strip, 13 additional major gaming properties in the downtown area and additional gaming properties located in other areas of Las Vegas. Some of these facilities are operated by companies that have more than one operating facility, and many have greater name recognition and financial and marketing resources than us and market to the same target demographic group as we do. Furthermore, additional major hotel casinos and significant expansion of existing properties, containing a significant number of hotel rooms and attractions, are expected to open in Las Vegas this year and within the coming years. There can be no assurance that the Las Vegas market will continue to grow or that hotel casino resorts will continue to be popular. A decline or leveling off of the growth or popularity of such facilities would adversely affect our business, financial condition and results of operations. See "Business—Competition."

        There also is substantial competition among gaming companies in the gaming industry generally, which includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Native American land, including in California, and other forms of legalized gambling. If other casinos operate more successfully, if existing properties are enhanced or expanded, or if additional hotels and casinos are established in and around the locations where we conduct business, we may lose market share. We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, on-and off-track wagering and card parlors. In particular, the legalization of gaming or the expansion of legalized gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a significant adverse effect on our business, financial condition and results of operations.

        Increased competition may also require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient financing to make such expenditures. If we are unable to make such expenditures, our competitive position and our results of operations could be materially adversely affected.

Governmental Regulations—We face extensive regulation from gaming and other government authorities.

        As owners and operators of gaming facilities, we are subject to extensive Nevada state and local regulation. Nevada state and local government authorities require us and our subsidiaries to obtain gaming licenses and require our officers and key employees to demonstrate suitability to hold gaming licenses. The Nevada state and local government may limit, condition, suspend or revoke a license for any cause deemed reasonable by the respective licensing agency. They may also levy substantial fines against us or the individuals involved in violating gaming laws or regulations. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

        No assurances can be given that any new licenses, registrations, findings of suitability, permits and approvals, including for any proposed expansion of our properties, will be given or that existing ones will be renewed when they expire. Any failure to renew or maintain our licenses or receive new licenses when necessary would have a material adverse effect on us.

        We are subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. We also pay substantial taxes and fees in connection with our operations as a gaming company, which taxes and fees are subject to increase or other change at any time. Any changes to these laws could have a material adverse effect on our business, financial condition and results of operations.

        The compliance costs associated with these laws, regulations and licenses are significant. A change in the laws, regulations and licenses applicable to our business or a violation of any current or future laws or regulations or our gaming licenses could require us to make material expenditures or could otherwise materially adversely effect our business, financial condition or results of operations.

        For more detailed information, see "Regulation and Licensing."

Union Efforts to Organize Employees—Our business, financial condition, and results of operations may be harmed by union efforts to organize our employees.

        Our employees are not covered by collective bargaining agreements. If any union seeks to organize any of our employees, we could experience disruption in our business and incur significant costs, both of which could have a material adverse effect on our results of operation and financial condition. If a union were successful in organizing any of our employees we could experience significant increases in our labor costs which could also have a material adverse effect on our business, financial condition, and results of operations. We may face an increased risk of union activity after our opening as Hooters Casino Hotel due to the high profile of the Hooters brand.

Possible Conflicts of Interest—The relationship of our chief executive officer to Hooters Inc. and related entities creates potential for conflicts of interest.

        Neil Kiefer, our chief executive officer is the President, Chief Executive Officer and director of Hooters Inc. and related entities, which are based in Florida and some of which may have interests adverse to us. Due to Mr. Kiefer's responsibilities to serve both companies, there is potential for conflicts of interest. At any particular time, the needs of Hooters Inc. could cause Mr. Kiefer to devote attention to Hooters Inc. at the expense of devoting attention to us. In addition, matters may arise that place Mr. Kiefer in conflicting positions. No assurance can be given that material conflicts will not arise which could be detrimental to our business, financial condition and results of operations.

Factors Beyond Our Control—Our business, financial condition and results of operations are dependent in part on a number of factors that are beyond our control.

        The economic health of our business is generally affected by a number of factors that are beyond our control, including:

  •
  continued increases in healthcare costs;

  •
  general economic conditions and economic conditions specific to our primary markets;

  •
  inaccessibility to our property due to construction on adjoining or nearby properties, streets or walkways;

  •
  levels of disposable income of casino customers;

  •
  increased transportation costs;

  •
  local conditions in key gaming markets, including seasonal and weather-related factors;

  •
  increase in gaming taxes or fees;

  •
  decline in tourism and travel due to occurrences or threats of terrorism or other destabilizing events;

  •
  substantial increase in the cost of electricity, natural gas and other forms of energy;

  •
  competitive conditions in the gaming industry, including the effect of such conditions on the pricing of our games and products;

  •
  the relative popularity of entertainment alternatives to casino gaming that compete for the leisure dollar;

  •
  the adoption of anti-smoking regulations; and

  •
  an outbreak or suspicion of an outbreak of an infectious communicable disease.

        Any of these factors could negatively impact our property or geographic location in particular or the casino industry generally, and as a result, our business, financial condition and results of operations.

Environmental Matters—We are subject to environmental laws and potential exposure to environmental liabilities. This may cause us to incur costs or affect our ability to develop, sell or rent our property or to borrow money using such property as collateral.

        We are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges to air and water, the generation, handling, management and disposal of petroleum products, asbestos containing materials and other hazardous substances, and the health and safety of our employees. Permits may be required for our operations and these permits are subject to renewal, modification and, in certain cases, revocation. In addition, as a property owner and operator, we may be liable for the costs of investigating and remediating these substances products on, under or in our property, without regard to whether we knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, the substances may adversely affect our ability to sell or rent our property or to borrow funds using it as collateral. Additionally, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from our property.

        We have not identified any such issues associated with our property that could reasonably be expected to have an adverse effect on us or the results of our operations. However, it is possible that historical or neighboring activities have affected our property and, as a result, there can be no assurance that material obligations or liabilities under environmental laws will not arise in the future which may have a material adverse effect on us. Moreover, it is also possible that future developments could lead to material environmental compliance costs or other liabilities for us and that these costs could have a material adverse effect on our business and financial condition.

Uninsured Losses—We may incur losses that are not adequately covered by insurance which may harm our financial condition and results of operations.

        Although we maintain insurance that we believe is customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all loss and damage to which our business and our assets might be subjected. In connection with insurance renewals subsequent to the events of September 11, 2001, the insurance coverage for certain types of damages or occurrences has been diminished substantially and is unavailable at commercial rates. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe or lawsuit occurred for which we are underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find a replacement for or repair destroyed property and reduce the funds available for payment of our obligations on the Notes and our other indebtedness.

Risks Related to the Offering of the Old Notes

Substantial Debt—Our substantial level of debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes and our other debt.

        We have, and will continue to have after the completion of this exchange offer, substantial debt. After giving effect to the completion of the old note offering and the application of the net proceeds therefrom, including the extinguishment of existing indebtedness, we would have had total debt of $130.0 million as of December 31, 2004, and our earnings would have been insufficient to cover fixed charges by $6.6 million for the year ended December 31, 2004.

        In addition to the Notes, we and our subsidiaries are permitted under the indenture governing the Notes to incur additional debt, including up to $15.0 million principal amount of debt under our new senior secured credit facility and debt to purchase furniture, fixtures and equipment (including unlimited gaming furniture, fixtures and equipment financing). In addition, if EW Common LLC does not receive its gaming license prior to January 31, 2006, its capital account in 155 East Tropicana, LLC (which was $20.0 million as of March 29, 2004 and will increase to $25.0 million, if and at such time as we receive our gaming license and Eastern & Western contributes its gaming assets to us) would convert to an unsecured subordinated note with payment terms similar to the priority return. Additionally, if we satisfy debt coverage tests in our debt agreements, we could issue additional notes and incur further debt. If new debt were to be incurred in the future, the related risks could intensify.

        Our substantial debt could have important consequences to you and significant effects on our business. For example, it could:

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  make it more difficult for us to satisfy our obligations under the Notes and our other debt;

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  result in an event of default if we fail to satisfy our obligations under the Notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indenture or our new senior secured credit facility, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on our assets securing such debt;

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  require us to dedicate a substantial portion of our cash flow from our business operations to pay our debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes;

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  limit our ability to obtain additional financing for working capital, capital expenditures and other activities;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business; and

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  place us at a competitive disadvantage compared to competitors that are not as highly leveraged.

        Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

Ability to Service Debt—To service our debt, we will require a significant amount of cash. If we fail to generate sufficient cash flow from future operations, we may have to refinance all or a portion of our debt or seek to obtain additional financing.

        We expect to obtain the funds to pay our expenses and to pay the amounts due under the Notes, our new senior secured credit facility and our other debt primarily from our operations. See also,

"—Risks Related to Our Business—Dependence Upon a Single Gaming Site." Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to pay amounts due under our debt, including the Notes, or to fund other liquidity needs, such as future capital expenditures. If we do not have sufficient cash flow from operations, we may be required to refinance all or part of our then existing debt (including the Notes), sell assets, reduce or delay capital expenditures or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including our new senior secured credit facility and the indenture governing the Notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the Notes and our ability to pay the amounts due under the Notes.

Limitations on Collateral—The collateral securing the Notes will not include any of our gaming assets or certain other excluded assets.

        The Notes and any guarantees thereof are secured by a security interest in substantially all of our and any guarantors' existing and future assets (other than certain excluded assets), a pledge of our equity interests and the equity interests in any guarantors, and the renovation disbursement and interest reserve accounts, in each case, subject to some limitations. As of the issue date of the old notes, there are no subsidiary guarantors. The collateral does not include gaming licenses or any gaming equipment or other assets securing furniture, fixtures and equipment financing, and there are no restrictions on the amount of gaming equipment financed in this manner. The collateral also does not include contracts, agreements, licenses (including gaming and liquor licenses) and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Some of these may be material to us and such exclusion could have a material adverse effect on the value of the collateral. For more detailed information, see "Description of Notes—Collateral—Some Limitations on Collateral."

Value of Collateral Securing the Notes—The fair market value of the collateral securing the Notes may not be sufficient to pay the amounts owed under the Notes. As a result, you may not receive full payment on your Notes following an event of default.

        The proceeds of any sale of collateral following an event of default with respect to the Notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the Notes. No appraisal has been made of the collateral. The total value of the collateral is likely less than the amount due on the Notes.

        The value of the collateral in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that liens, security interests and other rights granted to other parties (including the lenders under our new senior secured credit facility) encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the trustee under the indenture governing the Notes or the holders of the Notes to realize or foreclose on that collateral. Consequently, we cannot assure you that liquidating the collateral securing the Notes would produce proceeds in an amount sufficient to pay any amounts due under the Notes after also satisfying the obligations to pay any creditors with prior claims on the collateral.

        In addition, under the intercreditor agreement between the trustee under the indenture and the lenders under our new senior secured credit facility, described below, the right of the lenders to exercise remedies with respect to the collateral could delay liquidation of the collateral. The gaming licensing process, along with bankruptcy laws and other laws relating to foreclosure and sale, as discussed below, also could substantially delay or prevent the ability of the trustee or any holder of the Notes to obtain the benefit of any collateral securing the Notes. Such delays could have a material adverse effect on the value of the collateral.

        The indenture governing the Notes and the agreements governing our other secured debt also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate a restricted subsidiary as an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the Notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our new senior secured credit facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a prior claim (ahead of the Notes) on the assets of such unrestricted subsidiary and its subsidiaries.

        If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against our remaining assets.

Lien Subordination of Notes—The lien on the collateral (other than the renovation disbursement and interest reserve accounts) securing the Notes are contractually subordinated pursuant to the intercreditor agreement to the liens securing our new senior secured credit facility.

        The security interests securing the Notes and any guarantees of the Notes are contractually subordinated (other than the security interests in the renovation disbursement account, which will be senior, and interest reserve account, which will not secure our new senior secured credit facility) to up to $15.0 million principal amount of debt (plus related interest, fees, indemnities, costs and expenses) that may be incurred under our new senior secured credit facility, pursuant to an intercreditor agreement between the trustee under the indenture and the lenders under our new senior secured credit facility. In addition, lenders of furniture, fixtures and equipment financing and other purchase money debt have a security interest in the assets securing that debt, although those assets, so long as they secure only such debt, will not secure the Notes. The indenture permits unlimited gaming furniture, fixtures and equipment financing and up to $2.5 million of other secured purchase money financing. As a result, upon any distribution to our creditors, whether or not in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our debt or an event of default under such debt, the lenders under our new senior secured credit facility and the lenders of furniture, fixtures and equipment financing and other purchase money debt will be entitled to be repaid in full from the proceeds of the assets (other than the renovation disbursement account) securing such debt before any payment is made to holders of Notes from such proceeds. The holders of the Notes will be entitled to be repaid from the amount in the renovation disbursement account prior to lenders under our senior secured credit facility receiving any such amount. Only the Notes, and not our new senior secured credit facility, will be secured by the interest reserve account.

        Consequently, the liquidation of the collateral securing the Notes may not produce proceeds in an amount sufficient to pay the amounts due on the Notes after also satisfying the obligations to pay our new senior secured credit facility lenders and purchase money lenders, even if the fair market value of the collateral securing the Notes would be sufficient, absent our new senior secured credit facility and purchase money debt, to pay all amounts due on the Notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against our remaining assets.

Mechanics' Liens—Parties who have provided services or supplies in connection with the renovation of the hotel and casino may have a lien on the project senior to the security interests securing the Notes and any guarantees.

        Nevada law provides contractors, subcontractors and material suppliers with a lien on the property improved by their services or supplies in order to secure their right to be paid. If these parties are not paid in full, they may seek foreclosure on their liens. In Nevada, the priority of all mechanics' liens related to a particular construction project relate back to the date on which work first commenced by any contractor. Accordingly, contractors, subcontractors and suppliers providing goods and services in connection with the renovation of the hotel casino who after recordation of the security interests securing the Notes otherwise comply with the applicable requirements of Nevada law may have a lien on the hotel and casino senior in priority to the security interests, securing the Notes until they are paid in full.

        The cash collateral and disbursement agreement requires compliance with procedures intended to insure the proper payment to parties performing work. Additionally, as a condition to the disbursement of funds for the renovation of the hotel casino from the renovation disbursement account, lien releases are required to be obtained from all contractors, subcontractors and suppliers who have provided work, materials and services. Nevertheless, in the event of a liquidation, proceeds from the sale of collateral will be used to pay the holders of any mechanics' liens then in existence before holders of the Notes.

Pledges Subject to Gaming Approval—If, and at such time as, we are licensed by the Nevada Gaming Authorities, the pledges and restrictions on pledges of some of our equity interests securing the Notes will not be effective unless they have been approved by the Nevada Gaming Commission.

        If and at such time as we or any future subsidiary guarantors are licensed by the Nevada Gaming Authorities (defined below), the pledges will not be effective unless they are approved by the Nevada Gaming Commission. In addition, any restrictions upon the transfer of those equity interests and agreements not to encumber those equity interests will be ineffective unless such restrictions and agreements have been approved by the Nevada Gaming Commission. We have filed applications with the Nevada Gaming Commission for approval of the pledges and restriction on pledges of our equity interests. Although we expect to receive the requisite approval of the pledges a few months after the consummation of the offering of the old notes, no assurances can be given that such approval will be obtained on a timely basis or at all. In addition, since the pledges of our equity interests as a gaming licensee will not become effective until after the issuance of the Notes, under federal bankruptcy law, a court may find that adequate consideration was not given for the pledges or that the granting of the pledges was an avoidable preferential transfer. Therefore, if we become subject to the federal bankruptcy laws within 91 days after the effectiveness of the pledges, such pledges and restrictions on the pledges may be voided.

Limited Ability of Holders of Notes to Exercise Remedies—The rights of the trustee and holders of Notes to exercise remedies under the indenture are limited by an intercreditor agreement between the trustee and the lenders under our new senior secured credit facility.

        A number of the rights and remedies of the trustee and the holders of the Notes are significantly limited under the intercreditor agreement. For instance, if the Notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have debt outstanding under our new senior secured credit facility, the trustee will not have the right to foreclose upon the collateral that also secures the obligations under our new senior secured credit facility (other than the renovation disbursement account) unless and until the lenders under our new senior secured credit facility fail to take steps to exercise remedies with respect to or in connection with such collateral within 90 days following notice to such lenders of the occurrence of an event of default under the indenture. In addition, the intercreditor agreement prevents the trustee and the holders of the Notes from pursuing remedies with respect to certain of the collateral in an insolvency proceeding.

        The rights and remedies of the trustee also are subject to additional practical limitations with respect to certain collateral so long as such collateral also secures our new senior secured credit facility. The trustee does not and will not have possession (if certificated) of our equity interests in any guarantors or the equity interests of 155 East Tropicana, LLC and 155 East Tropicana Finance Corp. (even though such equity interests will constitute collateral), so long as such equity interests also secure our new senior secured credit facility. As a result, so long as such equity interests also secure our new senior secured credit facility, the trustee (although it will have a perfected security interest in such equity interests) will not be able to take possession of such equity interests upon the occurrence of an event of default under the indenture governing the Notes. In addition, the trustee does not have a perfected security interest in certain other portions of the collateral—including deposit accounts—that consist of assets that are not perfected by filing a Uniform Commercial Code financing statement, or that require that the issuers or any guarantor, as applicable, to cause the trustee to obtain "control" (as defined in the Uniform Commercial Code) or possession of such assets (and, after commercially reasonable efforts, the issuers or any such guarantor, as applicable, are unable to cause the trustee to obtain such control or possession).

Limited Ability of Holders of Notes to Realize on Collateral—Gaming laws, bankruptcy laws and other factors may delay or otherwise impede the trustee's ability to foreclose on the collateral securing the Notes.

        In addition to our intercreditor arrangements with lenders under our new senior secured credit facility, described above, the gaming laws of the State of Nevada and the licensing processes, along with other laws relating to foreclosure and sale, could substantially delay or prevent the ability of the trustee or any holder of the Notes to obtain the benefit of any collateral securing the Notes. For example, if the trustee sought to operate, or retain an operator for, any of our gaming properties, the trustee would be required to obtain Nevada gaming licenses. Potential purchasers of our gaming properties or the gaming equipment would also be required to obtain a Nevada gaming license. This could limit the number of potential purchasers in a sale of our gaming properties or gaming equipment, which may delay the sale of and reduce the price paid for the collateral.

        In addition, the trustee's ability to repossess and dispose of collateral is subject to the procedural and other restrictions of state real estate, commercial and gaming law, as well as the prior approval of the lenders under our new senior secured credit facility. Among other things, if the trustee did conduct a foreclosure sale, and if the proceeds of the sale were insufficient, after expenses, to pay all amounts due on the Notes, the trustee might, under certain circumstances, be permitted to assert a deficiency claim against us. There can be no assurance that the trustee would be able to obtain a judgment for the deficiency or that we would have sufficient other assets to pay a deficiency judgment.

        Federal bankruptcy law also could impair the trustee's ability to foreclose upon the collateral. If we or a guarantor become a debtor in a case under the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), the automatic stay, imposed by the Bankruptcy Code upon the commencement of a case, would prevent the trustee from foreclosing upon the collateral or (if the trustee has already taken control of the collateral) from disposing of it, without prior bankruptcy court approval.

        The bankruptcy court might permit us to continue to use the collateral while the bankruptcy case was pending, even if the Notes were then in default. Under the Bankruptcy Code, holders of Notes and the trustee would be entitled to "adequate protection" of the interest of holders of Notes in the collateral, if necessary to protect against any diminution in value during the case. Because the Bankruptcy Code does not define "adequate protection," and because the bankruptcy court has broad discretion, however, there can be no assurance that the court would require us to provide holders of Notes with any form of "adequate protection," or that any protection so ordered would, in fact, be adequate.

        In a bankruptcy case, the court would allow a claim for all amounts due under the Notes, including all accrued and unpaid interest through the date of bankruptcy. Under the Bankruptcy Code,

interest stops accruing on the date of bankruptcy except under certain specified circumstances, and there can be no assurance that the court would allow a claim for post-bankruptcy interest. If the court held that the value of the collateral securing the Notes was less than the amount due, the trustee would be permitted to assert a secured claim in an amount equal to the collateral's value and an unsecured claim for the deficiency.

        For these and other reasons, if we or our subsidiaries become debtors in cases under the Bankruptcy Code, there can be no assurance:

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  whether any payments under the Notes would be made;

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  whether or when the trustee could foreclose upon or sell the collateral;

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  whether the term or other conditions of the Notes or any rights of the holders could be altered in a bankruptcy case without the trustee's or your consent;

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  whether the trustee or you would be able to enforce your rights against the guarantors under their guarantees; or

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  whether or to what extent holders of the Notes would be compensated for any delay in payment or decline in the collateral's value.

        Finally, the trustee's ability to foreclose on the collateral on behalf of the holders of Notes may be subject to the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee's security interest in the collateral.

Restrictive Covenants—The indenture governing the Notes and our new senior secured credit facility contain covenants that significantly restrict our operations.

        The indenture governing the Notes and the agreement governing our new senior secured credit facility contain, and any other future debt agreements may contain, numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. These covenants place restrictions on our ability and the ability of our restricted subsidiaries to, among other things:

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  pay dividends, redeem stock or make other distributions or restricted payments;

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  incur debt or issue preferred equity interests;

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  make certain investments;

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  create liens;

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  agree to payment restrictions affecting the guarantors;

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  consolidate or merge;

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  sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries;

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  enter into transactions with our affiliates;

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  designate our subsidiaries as unrestricted subsidiaries; and

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  use the proceeds of permitted sales of our assets.

        The indenture governing the Notes does not allow us to incur additional debt unless the debt is classifies as permitted indebtedness or we meet certain financial ratios. Permitted indebtedness includes, among other things:

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  indebtedness evidenced by the Notes or refinancing of the Notes;

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  indebtedness to finance purchases of furniture, fixture and equipment, or FF&E, so long as the financing does not exceed $2.5 million for non-gaming FF&E;

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  indebtedness to finance our general liability insurance premium so long as the amount does not exceed $1.0 million;

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  indebtedness secured by our contracts between us and owners of timeshare interests in our timeshare units so long as the amount does not exceed $1.0 million; and

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  other indebtedness in an amount not to exceed $1.0 million

We may also incur additional indebtedness that does not qualify as permitted indebtedness if we are not in default under our existing indebtedness and we meet certain ratios after incurring such additional indebtedness. In addition, we may incur a maximum of $15.0 million in indebtedness under our existing credit facility. Our organizational documents do not contain any limitations on the amount or percentage of indebtedness we may incur. We plan to incur additional indebtedness in compliance with these restrictions in order to finance our general liability insurance premium, to finance our purchases of FF&E and to use our timeshare units as collateral for additional financing.

        Our new senior secured credit facility also requires us to meet a number of financial ratios and tests. Compliance with these financial ratios and tests may adversely affect our ability to adequately finance our operations or capital needs in the future or to pursue attractive business opportunities that may arise in the future. Our ability to meet these ratios and tests and to comply with other provisions governing our debt may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default under the Notes and our other debt.

Ability to Repurchase Notes—Our ability to repurchase the Notes upon a change of control or an asset sale may be limited.

        Upon the occurrence of specific "change of control" events and "asset sale" events, in each case as defined in the indenture, we will be required to offer to repurchase all outstanding Notes at 101% of the principal amount (in the case of a change of control) and 100% of the principal amount (in the case of an asset sale), in each case, plus accrued and unpaid interest to the date of repurchase. The lenders under our new senior secured credit facility will have a similar right to be repaid upon a change of control. Any of our future debt agreements may contain similar provisions with respect to a change of control or asset sale. However, we may not have sufficient funds at the time of the change of control or asset sale to make the required repurchase of Notes or repayment of our other debt. The terms of our new senior secured credit facility also will limit our ability to purchase your Notes until all debt under our new senior secured credit facility is paid in full. Any of our future debt agreements may contain similar restrictions. If we fail to repurchase any Notes submitted in a change of control or asset sale offer, it would constitute an event of default under the indenture which would, in turn, constitute an event of default under our new senior secured credit facility and could constitute an event of default under our other debt, even if the change of control itself would not cause a default.

        Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the Notes and thus not permit the holders of the Notes to require us to repurchase or redeem the Notes.

Required Regulatory Redemption—Noteholders may be required to be licensed by a gaming authority and, if not so licensed, their Notes will be subject to redemption.

        We are required to notify the Nevada State Gaming Control Board, or the "Nevada Board," as to the identity of, and may be required to submit background information regarding, each record or beneficial owner of the Notes. For purposes of these rules, "beneficial interest" includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Nevada Board may determine that holders of the Notes have a "beneficial interest" in the issuers.

        If the Nevada Gaming Commission, or the "Nevada Commission," the Nevada Board, or the Clark County Liquor and Gaming Licensing Board, or the "CCLGLB" (together with the Nevada Commission and the Nevada Board, the "Nevada Gaming Authorities") requires any person, including a record or beneficial owner of the Notes, to be licensed, qualified or found suitable, that person must apply for a license, qualification or finding of suitability within the time period specified by the gaming authority. The person would be required to pay all costs of obtaining a license, qualification or finding of suitability. If you are unable or unwilling to obtain such license, qualification or finding of suitability, such agencies and authorities may not grant us or, if already granted, may suspend or revoke our licenses unless we terminate our relationship with you. Under these circumstances, we would be required to repurchase your Notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your Notes. See "Regulation and Licensing" and "Description of Notes—Required Regulatory Redemption."

Fraudulent Transfer—Under certain circumstances, a court could cancel the obligations under the Notes or any guarantees and the liens that secure the Notes and guarantees.

        Unless designated as an unrestricted subsidiary, each and any domestic subsidiary we form or acquire will be required to guarantee the Notes and grant a security interest in certain of its assets (junior to the security interest granted to the lenders under our new senior secured credit facility) to secure its guarantee. Under federal bankruptcy law and comparable provisions of state and federal nonbankruptcy fraudulent transfer laws, under certain circumstances a court could avoid (i.e., cancel) a guarantee and the security interest in the guarantor's assets, and order the return of any payments made thereunder to the guarantor or to a fund for the benefit of its other creditors.

        A court might take these actions if it found that when the guarantor entered into its guarantee (or, in some jurisdictions, when payments became due on its guarantee), (i) it received less than reasonably equivalent value or fair consideration for its guarantee, and (ii) any of the following conditions was then satisfied:

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  the guarantor was insolvent or rendered insolvent by reason of incurring its obligations under its guarantee or granting a security interest in its assets;

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  the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

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  the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

        In applying these factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the Notes' issuance. The determination of whether a subsidiary was or was rendered "insolvent" would vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent or unliquidated debts) as they become absolute and matured.

        A court might also avoid a guarantor's guarantee and the security interest in its assets, if the court concluded that the guarantor entered into the guarantee with actual intent to hinder, delay, or defraud creditors. If a court avoided a guarantor's guarantee, you would no longer have a claim against that subsidiary, and the claims of creditors of the subsidiary generally would be entitled to payment in full before the subsidiary paid any dividends or made any distributions to us for the purpose of our satisfying any claims under the Notes.

        Similarly, under federal bankruptcy law and comparable provisions of state and federal nonbankruptcy fraudulent transfer laws, under certain circumstances a court could avoid (i.e., cancel) the Notes and the security interest in an issuer's assets, and order the return of any payments made thereunder to the issuer or to a fund for the benefit of its other creditors.

        A court might take these actions if it found that when an issuer issued the Notes, (i) it received less than reasonably equivalent value or fair consideration, and (ii) any of the following conditions was then satisfied:

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  the issuer was insolvent or rendered insolvent by reason of incurring obligations under the Notes or granting a security interest in its assets;

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  the issuer was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

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  the issuer intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

        We used a substantial portion of the proceeds of the Notes to repay amounts due under existing indebtedness. To the extent that we used the proceeds of that indebtedness to make payments to Eastern & Western (the parent of one of our members), in connection with our acquisition of the hotel casino, a court might find that we did not receive reasonably equivalent value or fair consideration for incurring our new debt obligations, under the Notes, to repay our existing indebtedness. Alternatively, a court might find that repayment of the existing indebtedness, which is guaranteed by certain of our affiliates, was for the benefit of these affiliates.

        Regardless of the factors identified above, a court might also avoid the obligations of the issuers under the Notes and the security interest in their assets and order the return of any payments made under the Notes either to the issuers or to a fund for the benefit of the issuers' other creditors if the court found that the issuers incurred the obligations under the Notes with actual intent to hinder, delay, or defraud creditors of the issuers.

No Existing Trading Market for the Notes—There is currently no trading market for the Notes, and an active trading market may not develop for the Notes. The failure of a market to develop for the Notes could affect the liquidity and value of your Notes.

        The Notes are a new issue of securities, and there is no existing trading market for the Notes. An active market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes. If an active market does not develop, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

        The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. In addition, securities of gaming companies historically have been more volatile than securities of other companies. The Notes and any market for the Notes may be subject to such disruptions and volatility, either of which could have an adverse effect on the price and liquidity of the Notes.

No Registration Rights- The new Notes are not entitled to certain registration rights and do not contain provisions for liquidated damages.

        The terms of the offering for the old Notes required us to file a registration statement for new Notes so that the new Notes could be publicly traded. We were required to (1) file a registration statement for the new Notes within 90 days after the issue date of the old Notes; (2) use our best efforts to cause that registration statement to be declared effective within 150 days after the issue date of the old Notes; and (3) complete the exchange offer for new Notes within 30 business days after the registration statement is declared effective. If we fail to meet these requirements, we will be required to pay holders of the old Notes liquidated damages in the amount of 0.25% per annum per week for every $1,000 of principal amount at maturity of the old Notes for the first 90 days we failed to meet the requirements. For every subsequent 90 day period we are required to pay an additional 0.25% per annum, up to a maximum of 1.00% per annum. Because the new Notes will be registered publicly traded securities, the new Notes will not be entitled to the registration rights or the right to liquidate damages described above.

Redemption—We may choose to redeem the Notes at anytime on or after January 15, 2009.

        The notes are redeemable at our option on or after January 15, 2009. This means that we have the right, without your consent, to redeem or "call" all or a portion of your notes at any time or on or after January 15, 2009. This does not mean that you have a similar right to require us to repay your notes. We may choose to redeem your notes, for example, when prevailing interest rates are lower than the rate then borne by your notes. In that case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

        Any such redemption right also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes, as the redemption date approaches. You should consult with a competent professional on related consequences of purchasing redeemable notes before purchasing them.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, applicable new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our existing debt.

        We used the net proceeds from the sale of the old notes to (i) refinance existing indebtedness, (ii) pay related fees and expenses and, (iii) together with cash from operations and furniture, fixtures and equipment financing, renovate the hotel casino, as well as provide additional working capital.

SELECTED FINANCIAL DATA

        The selected combined income statement data for Hotel San Remo, a division of S.I. Enterprises, Inc. for the years ended December 31, 2002, 2003, and 2004, and the selected combined balance sheet data of Hotel San Remo at December 31, 2003 and 2004, are derived from the audited combined financial statements of Hotel San Remo appearing elsewhere in this prospectus. The selected combined income statement data of Hotel San Remo for the years ended December 31, 2000 and 2001, and the selected combined balance sheet data of Hotel San Remo at December 31, 2000, 2001, and 2002 are derived from the audited combined financial statements of Hotel San Remo, that are not included in this prospectus. The selected income statement data for the period from inception (June 17, 2004) through December 31, 2004 and the selected balance sheet data at December 31, 2004 for 155 East Tropicana, LLC (a development stage company) are derived from the audited financial statements of 155 East Tropicana, LLC appearing elsewhere in this prospectus.

        The information presented below summarizes certain selected financial data for 155 East Tropicana, LLC and Hotel San Remo, which you should read in conjunction with the financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        155 East Tropicana, LLC, as a limited liability company, is classified as a partnership for federal income tax purposes. Accordingly, a provision for income taxes is not included in 155 East Tropicana, LLC's financial data.

Hotel San Remo

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(dollars in thousands)
Income statement data:
Revenues:
Casino	$13,260	$12,308	$11,831	$11,691	$12,725
Food and beverage	8,071	7,626	7,187	7,782	7,969
Hotel and other	14,715	12,973	11,567	12,531	14,826

Total revenue	36,046	32,907	30,585	32,004	35,520
Promotional allowances	(2,402)	(2,430)	(2,384)	(2,179)	(2,414)

Net revenues	$33,644	$30,477	$28,201	$29,825	$33,106
Operating expenses:
Casino	$7,452	$7,076	$6,537	$6,828	$6,796
Food and beverage	6,660	6,218	5,612	6,099	6,360
Hotel and other	4,898	4,402	4,081	4,293	4,377
General and administrative	7,032	7,175	6,350	6,604	7,860
Depreciation	2,281	2,365	2,257	2,134	1,419
Related party lease expense(1)	—	—	—	—	2,150
Restructuring costs	—	—	—	—	514

Total operating expense	28,323	27,236	24,837	25,958	29,476

Operating income	$5,321	$3,241	$3,364	$3,867	$3,630
	Year Ended December 31,
	2000	2001	2002	2003	2004
	(dollars in thousands)
Other income (expenses):
Interest income from affiliate	$1,296	$223	$317	$579	$444
Interest expense	(2,560)	(1,864)	(1,308)	(1,185)	(1,944)
Loss on sale of assets	—	—	—	—	(2)
Foreign currency translation	2,263	2,890	(2,074)	(2,264)	660
Other	(42)	—	(18)	—	—

Total other income (expenses)	957	1,249	(3,083)	(2,870)	(842)
Income before income taxes	6,278	4,490	280	997	2,788
Provision for income taxes(4)	(2,163)	(1,540)	(66)	(303)	(867)

Net income(4)	$4,115	$2,950	$214	$694	$1,921

Other financial data:
Ratio of earnings to fixed charges(2)	3.5x	3.4x	1.2x	1.8x	1.7x
Pro forma ratio of earnings to fixed charges(2)(3)	—	—	—	—	—

	At December 31,
	2000	2001	2002	2003	2004
	(dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$2,472	$2,913	$3,516	$2,703	$4,471
Total assets	35,277	34,319	36,631	33,312	12,297
Total debt	44,564	41,289	43,422	45,226	236
Total liabilities(4)	45,798	44,024	48,545	49,103	4,824
Division equity (deficit)(4)	(10,521)	(9,705)	(11,914)	(15,791)	7,473

(1)
In connection with the August 3, 2004 contribution of the Hotel San Remo real property and non-gaming assets to 155 East Tropicana, LLC, Eastern & Western entered into lease arrangements to lease back the hotel and casino property until 155 East Tropicana, LLC receives all of the necessary government and regulatory approvals to operate the hotel casino, which we expect to receive in 2005 and prior to re-opening as a Hooters Casino Hotel. However, no assurances can be given that we will receive our gaming license prior to the re-opening or at all. See 155 East Tropicana, LLC Selected Financial Data below. For more detailed information see "Material Agreements—Casino Lease" and "Hotel Lease."

(2)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income before income taxes and fixed charges (adjusted for interest capitalized during the period). Fixed charges consist of interest expense on indebtedness (whether expensed or capitalized), amortization of deferred financing costs and that portion of rental expense that we believe is representative of the interest component of rental expense.

(3)
Gives effect to the sale of the Notes and the application of the net proceeds therefrom as described in "Use of Proceeds," including the extinguishment of existing indebtedness and payment of related fees and expense, as if such transaction had been consummated on January 1, 2004, and assumes no borrowings under our new senior secured credit facility. On a pro forma basis, earnings were insufficient to cover fixed charges by $6.6 million for the year ended December 31, 2004.

(4)
The provision for income taxes, net income and related adjustments to total liabilities and division equity (deficit) for 2000 and 2001 are unaudited.

155 East Tropicana, LLC

Inception (June 17, 2004) through December 31, 2004
(dollars in thousands)
Income statement data:
Revenues (rent income)(1)	$2,150
Operating expenses	(880)
Interest expense	(2,184)

Net loss	$(914)

At December 31, 2004
(dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$1,221
Restricted cash—non current	4,000
Total assets	75,580
Total debt	48,500
Total liabilities	50,260
Members' equity	25,320

(1)
See Note (1) to Hotel San Remo Selected Financial Data above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. See "Special Note Regarding Forward-Looking Statements." The following discussion and analysis should be read in conjunction with the "Selected Financial Data," the financial statements of 155 East Tropicana, LLC (a development stage company) and the combined financial statements and related notes of Hotel San Remo, included elsewhere in this prospectus.

155 East Tropicana, LLC (Owner of Hotel Casino)

  Overview

        We were formed on June 17, 2004 to acquire the Hotel San Remo from Eastern & Western. Our common membership interests are held two-thirds through Florida Hooters LLC and one-third through EW Common LLC.

        Florida Hooters LLC is a joint venture between Hooters Gaming LLC and Lags Ventures, LLC. Hooters Gaming LLC is owned by the holders of licenses to operate Hooters restaurants in the Tampa Bay, Chicago and Manhattan areas as well as for wholesale foods, calendars and Nevada hotel/gaming, and includes most of the original founders of the Hooters brand. Lags Ventures, LLC is owned by a holder of the license rights to Hooters restaurants in south Florida and the State of Nevada. Pursuant to these license rights, the owners of Florida Hooters LLC operate 39 Hooters restaurants, publish Hooters calendars, and operate a Hooters foods business. The owner of Lags Ventures, LLC is also the founder of the Dan Marino concept restaurants and owns and operates five Dan Marino concept restaurants.

        EW Common LLC was formed to hold Eastern & Western's interest in us. Eastern & Western owns 90% of EW Common LLC while our chief operating officer, Michael Hessling, owns the balance. Eastern & Western is beneficially owned by Sukeaki and Toyoroku Izumi. Eastern & Western and its affiliates owned the Hotel San Remo from November 1988 until our acquisition of the hotel casino, other than gaming assets, in August 2004. Mr. Hessling served as Hotel San Remo's executive vice president and chief operating officer from January 1989 until the acquisition, at which time he became our chief operating officer.

        Our affiliates have granted us assignments of certain licenses pertaining to the use of the Hooters brand as well as the Dan Marino, Martini Bar and Pete & Shorty's concept restaurants, solely for the purposes of allowing us to operate a Hooters Casino Hotel located at our property. Hooters Gaming Corporation has agreed not to operate (or license or assign its rights to operate) another Hooters Casino Hotel on The Strip until the Notes are no longer outstanding. Additionally, Hooters Gaming Corporation has agreed not to operate (or license or assign its rights to operate) another Hooters Casino Hotel in Clark County, Nevada for a period of four years from the issuance of the old notes or such earlier time as none of the Notes is outstanding. Pursuant to the Hooters license assignment, we are required to pay the owner of the Hooters trademark, Hooters of America, a royalty fee. For more detailed information, see "Business—Intellectual Property" and "Certain Relationships and Related Transactions." The original founders of the Hooters brand sold the trademark rights (excluding certain rights they retained for themselves) to Hooters of America in 2001. As a result, Hooters of America is the trademark owner of the Hooters brand and the operator and franchisor of 381 Hooters restaurants. We are not affiliated with Hooters of America.

        Because we have not yet received the gaming license necessary to operate a hotel casino, the Hotel San Remo is currently operated by Eastern & Western pursuant to two separate leases with us. For more detailed information, see "Material Agreements—Casino Lease" and "—Hotel Lease." We expect to receive our gaming license during 2005 and prior to our re-opening as Hooters Casino Hotel, but no assurances can be given that we will be able to obtain the license. If we do not receive the gaming license, the hotel casino will continue to be operated by Eastern & Western under the leases until the earlier of our receipt of the gaming license or the date the Notes are no longer outstanding. For more detailed information, see "Regulation and Licensing."

        In August 2004, we acquired the Hotel San Remo, not including the gaming equipment and working capital, for $67.5 million from Eastern & Western. In connection with the acquisition, we refinanced $43.7 million of Hotel San Remo's existing indebtedness, incurred a $1.3 million payable to Eastern & Western, issued to EW Common LLC $20.0 million of membership interest with priority return and paid transaction costs of $2.5 million. Concurrently, we issued to Florida Hooters LLC two-thirds of our membership interests in exchange for $5.0 million cash and the assignment of certain rights with respect to trademarks and licenses.

        We have conducted no business or operations other than in connection with the acquisition and subsequent leasing of the Hotel San Remo. We are using the net proceeds from the offering of the old notes (together with cash from operations and furniture, fixtures and equipment financing) to renovate, equip and re-open the hotel casino and provide cash for general corporate purposes. Until we receive the gaming and other licenses and permits necessary to operate a hotel casino, the Hotel San Remo will continue to be leased to Eastern & Western as the licensed operator under two lease agreements for the hotel and the casino operations. See "Material Agreements—Casino Lease" and "—Hotel Lease." Following receipt of our gaming license, we will increase EW Common LLC's capital account by $5.0 million in exchange for the gaming equipment and slot club players list. We will also purchase the working capital from Eastern & Western. At such time, the gaming assets used in the casino operations at the Hotel San Remo will be transferred to us and the casino and hotel leases will terminate.

Results of Operations—June 17, 2004 (Inception) through December 31, 2004

        Rental income.    As of August 3, 2004, we began leasing the hotel and casino to Eastern & Western under two separate lease agreements. Pursuant to the casino lease arrangement, the casino, showroom, liquor servicing areas and other casino related areas are leased for $125,000 per month, prior to re-opening as a Hooters Casino Hotel, and $450,000 per month (subject to certain increases) thereafter (if the lease is still in place). Rent income of $0.6 million was received under the casino lease from June 17, 2004 (Inception) through December 31, 2004. Pursuant to the lease for the hotel, restaurants and other areas of the hotel casino property, rental income is $250,000 per month plus a percentage rent equal to 100% of all revenues received by Eastern & Western from the operation of the hotel and restaurants, less operating expenses and working capital reserves as defined in the hotel lease agreement. Rental income of $1.5 million was earned under the hotel lease from June 17, 2004 (Inception) through December 31, 2004.

        Currently, we are in the process of obtaining liquor and gaming licenses which will allow us to operate the existing Hotel San Remo and, upon re-opening, the Hooters Casino Hotel. Following our receipt of such licensing, the two lease agreements for the hotel and casino will terminate. As a result, we will cease to receive the rental income under the lease agreements and we will receive any cash flow only from the operations of the hotel casino.

        Interest expense.    In connection with the acquisition of the Hotel San Remo, we incurred debt of $48.5 million. Interest expense on this loan was $2.2 million for the period from June 17, 2004 (Inception) through December 31, 2004, which includes $0.4 million for the amortization of loan fees.

        Depreciation expense.    The Hotel San Remo Hotel acquisition price was allocated between land $26.8 million, building $39.8 million and equipment $0.9 million. Depreciation expense of $0.8 million was incurred relating to the building and equipment during the period from June 17, 2004 (Inception) through December 31, 2004.

        Income taxes.    We are a limited-liability company and are treated as a partnership for federal income tax purposes. Accordingly, we have not recorded any provision for federal income taxes in our financial statements because the taxable income or loss for the company will be included in the income tax returns of the members.

Liquidity and Capital Resources

        The members of 155 East Tropicana, LLC contributed $5.1 million to the company in initial capital contributions during the period ended December 31, 2004. $4.0 million of this capital contribution was set aside in a restricted account and used as collateral for the $48.5 million loan obtained by 155 East Tropicana, LLC to acquire the Hotel San Remo and to pay expenses involved with the acquisition. 155 East Tropicana, LLC also issued $20.0 million in membership interest with priority return in exchange for the real property and non-gaming assets of the hotel casino. Total net cash used in investing activities was $7.5 million. Net cash provided by financing activities was $8.6 million.

        In addition, 155 East Tropicana, LLC also generated net cash flow from operations of $0.2 million from June 17, 2004 (Inception) through December 31, 2004. Primarily this was generated because our net loss of $0.9 million was offset by non-cash depreciation and amortization charges of $1.2 million (including amortization of loan fees). We used cash in investing activities of $7.5 million, primarily as a result of a deposit into restricted cash of $4.0 million, capital expenditures of $1.0 million and the acquisition of Hotel San Remo (net of cash used to extinguish Hotel San Remo debt). Cash provided by financing activities totaled $8.6 million, primarily from the cash membership contribution from Florida Hooters LLC of $5.1 million and net proceeds from long-term financing.

        We intend to enter into furniture, fixtures and equipment financing of $5.9 million during the year ending December 31, 2005. If such financing is not obtained, we will be required to use funds from other sources to purchase such assets, such as available cash and borrowings under our new senior secured credit facility.

        We are using the net proceeds of the offering of the old notes and financing as follows: $51.1 million was used to refinance existing indebtedness, an interest reserve of approximately $11.2 million has been set aside to cover interest for the first two interest payments due on the Notes, $13.4 million will be used for working capital, general corporate purposes and pre-opening expenses and $6.6 million covered fees and expenses relating to the offering.

        The total cost to renovate, equip and re-open the property as a Hooters Casino Hotel is expected to be approximately $65.1 million. We expect to spend approximately $47.7 million on renovations, of which $36.5 million would be spent to renovate and/or build new restaurants and to remodel the casino floor, rooms, and pool under a guaranteed maximum price construction contract and $11.2 million would be for non-gaming equipment purchases and design fees and permits (of which we have already spent $1.2 million through March 29, 2005 from borrowings from Hotel San Remo and cash from operations). In addition, we expect to spend approximately $7.1 million on state-of-the-art gaming equipment and approximately $10.3 million for working capital and pre-opening expenses.

        Approximately $50.8 million of the net proceeds of the Notes offering was deposited into a renovation disbursement account and will be used for working capital and to fund the design, renovation and equipping of the Hooters Casino Hotel. The funds secure the Notes (pursuant to a first priority lien) and our obligations under our new senior secured credit facility (pursuant to a second priority lien) until disbursed in accordance with the Cash Collateral and Disbursement Agreement. This agreement requires disbursements to satisfy certain conditions which include disbursements against an approved renovation budget.

        The renovation project began in April 2005 and is expected to be completed by February 2006. It is anticipated that existing operations at Hotel San Remo will continue throughout the phased renovations, except for a shutdown and training period of approximately thirty days prior to the grand opening of Hooters Casino Hotel. We believe that we have adequately budgeted for the shutdown and training period in our $6.0 million pre-opening budget so long as that period is not longer than expected. We cannot predict with the certainty the duration of the renovation and shutdown periods due to the many variables involved in the renovation process. No assurances can be given that the renovation project will be completed as scheduled.

        We believe that we have additional flexibility to cover contingencies through; (i) the use of our cash on hand (which was $1.2 million at December 31, 2004 and will increase with the distribution of the $4.0 million in restricted cash at payoff of the existing debt and funding of the Notes); (ii) $3.1 million in proceeds of the Notes offering that will be available for general corporate purposes; (iii) the interest reserve account which, together with interest to be earned thereon, will cover the first two interest payments on the Notes; (iv) our rental income from Eastern & Western or cash flow from operations upon the termination of the leases; and (v) our ability to draw at least $7.5 million against our new $15.0 million senior secured credit facility. We cannot assure you, however, that these sources of financing will be sufficient to cover all contingencies which may arise in the renovation project or meet our other capital and liquidity requirements. We cannot assure you that additional financing, if required, will be available, or, if available, will be on terms favorable to us.

        We believe the cash from operations, the financing proceeds, the available borrowings under the new senior secured credit facility and current cash on hand will be adequate to meet the anticipated working capital, capital expenditure, renovation and debt service obligations for the next twelve months. We cannot assure you that we have accurately estimated our liquidity needs, or that we will not experience unforeseen events that may materially increase our need for liquidity to fund operations or capital expenditure programs or decrease the amount of cash generated from operations (or rental income if the hotel casino is still under lease). We expect to experience a reduction in cash generated by our operations (or our percentage rent if the hotel casino is still under lease) during our planned renovations to the hotel casino, and we will receive no rent under the casino lease or the hotel lease during any shutdown period. We will set aside approximately $11.2 million of the net proceeds of the Notes, as will be required by the Cash Collateral and Disbursement Account and the indenture, to cover, together with interest to be earned thereon, the first two semi-annual interest payments under the Notes to address those anticipated reductions. As noted in the paragraph before this, we also believe we have additional sources of cash to cover contingencies.

        The third interest payment on the Notes will be due October 1, 2006 and is expected to be paid from operating cash flow. Funds in the interest reserve account will be invested in government securities and other cash equivalents by the disbursement agent and pledged for the benefit of the holders of the Notes.

Contractual Obligations

        The following table summarizes our contractual commitments as of December 31, 2004.

	Payments Due By Year
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(dollars in thousands)
Construction(1)	$1,493	$1,048	$445	$—	$—
Term Loan(2)	55,460	4,365	51,095	—	—
Intellectual property licensing(3)	—	—	—	—	—
Operating contracts(4)	1,253	1,036	217	—	—

Total	$58,206	$6,449	$51,757	$—	$—

(1)
During 2004, we entered into various contracts for architectural design of the renovation.

(2)
In connection with the acquisition of the real property and non-gaming assets of Hotel San Remo, we acquired a secured term loan of $48.5 million, due August 3, 2006. The above amounts reflect the pay-down of principal of $48.5 million and interest costs of $7.0 million. The table does not give effect to the consummation of the sale and offering of the Notes and repayment of the outstanding term loan. See "Use of Proceeds."

(3)
Under various agreements, we have the right to use certain intellectual property at our property, including, but not limited to, the Hooters trademark and logo insignia and restaurant concept. Under the terms of the agreements, and subject to certain limitations, we must pay Hooters of America an annual fee equal to $500 and a royalty payment in an amount equal to 2% of all net revenues (as defined in the agreement) from licensed activities (including the Hooters restaurant). Subject to certain restrictions, we must also pay fees to certain affiliates equal to (i) 3% of all net gaming profits, (ii) 4% of gross sales from the Hooters restaurant (including merchandise) and (iii) 6% of sales generated from the Marino restaurant and Martini Bar. These affiliates have agreed to subordinate the payment of the fees in favor of the Notes. No fees or royalties will be paid until we re-open as a Hooters Casino Hotel, other than the $500.

(4)
These contracts represent various contracts for services in connection with the operations of the hotel and casino and will be assumed by us upon obtaining the necessary licenses for operations.

Hotel San Remo (Current Operator of Hotel Casino)

  Overview

        The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the combined financial statements and related notes of Hotel San Remo, a division of S.I. Enterprises, Inc., included elsewhere in this prospectus. The combined financial statements present the operations of Hotel San Remo Casino and Resort, a Nevada corporation, which is located in Las Vegas, Nevada.

        Hotel San Remo commenced gaming operations on February 16, 1990. The combined financial statements represent only the net assets and operations of the hotel and gaming facilities and include only certain accounts of Eastern & Western and I&P Corporation, Colorado, or I&P (which has merged into Eastern & Western), both Nevada corporations. Members of the Izumi family are 100% owners of S.I. Enterprises, Inc. which owns 100% of Eastern & Western. The principal business of Eastern & Western is the ownership and operation of hotels. The comparative summary of the results of operations address the historical operations of Hotel San Remo and are based upon Hotel San Remo's historical information.

        On July 28, 2004, I&P and Eastern & Western merged, with Eastern & Western assuming all assets and liabilities of I&P. Subsequently, on August 3, 2004, Eastern & Western contributed the land, building and non-gaming assets constituting the Hotel San Remo to 155 East Tropicana, LLC under a joint venture agreement.

        Currently, Eastern & Western, which holds the gaming license in Nevada, owns all gaming assets used by Hotel San Remo. Currently, under the casino lease and the hotel lease, Eastern & Western, through the Hotel San Remo, is operating the hotel casino property.

Results of Operations

        Hotel San Remo offers hotel, casino, food and beverage, entertainment and retail opportunities at the hotel casino property. In 2004, approximately 35.8% of the gross revenue was derived from the casino, 41.7% from hotel rooms and 22.5% from food and beverage.

        Casino revenue is derived primarily from patrons wagering on slot machines, table games and other gaming activities. Table games include blackjack, craps, roulette, and specialty games. Casino revenue is defined as the win from gaming activities, computed as the difference between gaming wins and losses, not the total amount wagered. "Table game drop" and "slot handle" are casino industry specific terms used to identify the amount wagered by patrons for a casino table game or slot machine, respectively. "Table game hold" and "slot hold" represent the percentage of the total amount wagered by the patron that the casino has won. Hold is derived by dividing the amount won by the casino ("table game win" and "slot win") by the amount wagered by the patron. Casino revenue is recognized at the end of each gaming day.

        Room revenue is derived from rooms and suites rented to guests. "Average daily rate" is an industry specific term used to define the average amount of revenue per rented room per day. "Occupancy percentage" defines the total percentage of rooms occupied, and is computed by dividing the number of rooms occupied by the total number of rooms available. Room revenue is recognized at the time the room is provided to the guest.

        Food and beverage revenues are derived from food and beverage sales in the food outlets of the hotel casino, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time food and/or beverage is provided to the guest. "Covers" are the number of patrons served in a food outlet. "Average check" is the average amount of food and beverage revenue charged to patrons on their restaurant checks.

        Casino revenues vary from time to time due to general economic conditions, table game hold, slot hold, and occupancy percentages at the Hotel San Remo and other hotels in Las Vegas. Casino revenues also vary depending upon the amount of gaming activity as well as variations in the odds for different games of chance. Casino revenues, room revenues, food and beverage revenues, and other revenues vary due to general economic conditions and competition. During 2004, Las Vegas has continued to experience an upward trend in total visitation, as well as gaming win, hotel occupancy and hotel daily average room rates. The Hotel San Remo has benefited from these trends.

        The following table summarizes our results of operations:

	Year Ended December 31, 2002	Year Ended December 31, 2003	% Change 2002-2003	Year Ended December 31, 2004	% Change 2003-2004
Casino revenues	$11,831	$11,691	(1.2)%	$12,725	8.8%
Casino expenses	6,537	6,828	4.5%	6,796	(0.5)%
Profit margin	44.7%	41.6%		46.6%
Food and beverage revenues	$7,187	$7,782	8.3%	$7,969	2.4%
Food and beverage expenses	5,612	6,099	8.7%	6,360	4.3%
Profit margin	21.9%	21.6%		20.2%
Hotel and other revenues	$11,567	$12,531	8.3%	$14,826	18.3%
Hotel and other expenses	4,081	4,293	5.2%	4,377	2.0%
Profit margin	64.7%	65.7%		70.5%
Promotional allowances	$2,385	$2,179	(8.6)%	$2,414	10.8%
Percent of gross revenues	7.8%	6.8%		6.8%
General and administrative expenses	$6,350	$6,604	4.0%	$7,859	19.0%
Percent of net revenues	22.5%	22.1%		23.7%

        The following discussion presents an analysis of Hotel San Remo's results of operations for the years ended December 31, 2004, 2003 and 2002.

Comparison of Year Ended December 31, 2004 with Year Ended December 31, 2003

        Hotel San Remo recorded income before income taxes of $2.8 million for the year ended December 31, 2004 compared with $1.0 million for the year ended December 31, 2003. The increase in income was due to the factors discussed below:

        Casino.    Casino revenues increased by $1.0 million to $12.7 million for the year ended December 31, 2004, compared to $11.7 million for the year ended December 31, 2003. This improvement was largely due to a table games win of $3.6 million for the year ended December 31, 2004, which was an increase of $0.8 million, or 28.6%, over the prior year's table games win of $2.8 million. This increase was the result of an increase in table game drop of $1.8 million or 10.0%, combined with an increase to 18.5% in the table game hold percentage from 15.8% in the prior year. The slot revenue of $9.0 million represents an increase of 2.3% for the year ended December 31, 2004 over the prior year's slot revenue of $8.8 million.

        The operating margin for the casino increased from 41.6% of casino revenue during the year ended December 31, 2003 to 46.6% in 2004 due to increased casino revenues with no corresponding increase in expenses.

        Food and Beverage.    Food and beverage revenue was $8.0 million for the year ended December 31, 2004 as compared to $7.8 million for 2003. Food revenue remained consistent at $5.9 million for both years, with covers in the restaurants declining by 37,000, or 6.1%, offset by a $0.60 increase in the average guest check. Gross beverage revenue (which includes complimentary beverages) increased by $0.2 million, or 10.9%, largely in the category of complimentary beverages served on the casino floor. This increase is consistent with greater casino volumes experienced during the year ended December 31, 2004.

        The profit margin for the food and beverage departments remained relatively unchanged at 20.2% for the year ended December 31, 2004 as compared to a margin of 21.6% in 2003.

        Hotel and other.    Hotel and other revenue increased by $2.3 million, or 18.4%, from $12.5 million for the year ended December 31, 2003 to $14.8 million for 2004. The occupancy rate remained relatively flat at 82.2% for the year ended December 31, 2004 as compared to 83.5% for the year ended December 31, 2003. The improvement in hotel and other revenue was the result of an increase in average daily room rate from $53.67 for the year ended December 31, 2003 to $63.99 for the year ended December 31, 2004. There was also a general increase in average daily room rates in the Las Vegas market in 2004. According to the Las Vegas Convention and Visitors Authority, the Las Vegas average daily room rates increased by $7.30, or 8.9%, for the year ended December 31, 2004 as compared to the prior year.

        Hotel San Remo's room operating margin increased from 65.7% for the year ended December 31, 2003 compared to 70.5% for 2004. This increase in profitability in the hotel is due to higher revenue per room based on the increase in average daily room rate.

        General and administrative.    General and administrative expense includes costs associated with corporate, marketing, information technology, finance, accounting and property operations. General and administrative expense increased $1.3 million to $7.9 million for the year ended December 31, 2004 compared to $6.6 million for the year ended December 31, 2003. This increase was principally due to increased payroll expense of $0.5 million. In addition, in August 2004, Hotel San Remo accrued a one-time incentive payment to an executive in the aggregate amount of $0.7 million. This incentive payment was made pursuant to the joint venture agreement in connection with the formation of 155 East Tropicana, LLC.

        Depreciation expense.    Depreciation expense of $1.4 million for the year ended December 31, 2004 decreased $0.7 million, or 33.3%, from $2.1 million in 2003. This decrease was the result of contributing substantially all of the equipment and the building to 155 East Tropicana, LLC on August 3, 2004, pursuant to the joint venture agreement. (See "Material Agreements.") The depreciable assets (net of accumulated depreciation) of $1.5 million remaining at December 31, 2004 are gaming assets that will be transferred to 155 East Tropicana, LLC following its obtaining a gaming license.

        Related party lease expense.    As of August 3, 2004, Hotel San Remo, as tenant, is operating the hotel casino under two lease agreements with 155 East Tropicana, LLC, as landlord. Pursuant to the casino lease arrangement, the casino, showroom, liquor servicing areas and other casino related areas are leased for $125,000 per month, prior to re-opening as a Hooters Casino Hotel, and $450,000 per month (subject to certain increases) thereafter (if the lease is still in place). Hotel San Remo paid $0.6 million in rent to 155 East Tropicana, LLC under this casino lease from August 3, 2004 through December 31, 2004. Pursuant to the lease arrangement for the hotel, restaurants and other areas of the hotel casino property, the minimum rent is $250,000 per month plus a percentage rent equal to 100% of all revenues received from operating the hotel and restaurants, less operating expenses and working capital reserves as defined in the hotel lease agreement. Hotel San Remo paid $1.5 million in rent to 155 East Tropicana, LLC under this hotel lease from August 3, 2004 through December 31, 2004.

        Interest income.    Interest income was $0.4 million for the year ended December 31, 2004 compared to $0.6 million the prior year. The interest is earned on related party notes that bear interest rates between 4.1% and 7.5%.

        Interest expense.    Interest expense was $1.9 million for the year ended December 31, 2004. The increase of $0.8 million, or 72.7%, over the same period in 2003 was the result of an increase in the average interest rate from approximately 3% in 2003 to 8.6% in 2004 due to additional interest charged while the loans were in default and then under an extension of their maturity date, as well as increased amortization of loan costs in 2004 over 2003. (See "—Liquidity and Capital Resources.")

        Foreign currency translation.    The foreign currency translation income (expense) results from the fluctuations in Japanese yen denominated borrowings. These borrowings totaled approximately $23.4 million at December 31, 2003 and were paid in full on August 3, 2004. For the year ended December 31, 2004, currency fluctuations resulted in a gain of $0.7 million. For the year ended December 31, 2003, currency fluctuations resulted in a loss of $2.3 million.

        Restructuring costs.    The $0.5 million in restructuring costs incurred during the year ended December 31, 2004 represents various professional fees incurred in connection with Hotel San Remo's assessment of its financial alternatives and future business strategies. These fees were incurred as a result of Hotel San Remo's events of default under its former debt agreements.

        Provision for income taxes.    The provision for income taxes was $0.9 million or 31.1% of income before taxes for the year ended December 31, 2004 compared to $0.3 million or 30.3% in 2003. Income of Hotel San Remo is included in the tax return of S.I. Enterprises, Inc.

Comparison of December 31, 2003 with December 31, 2002

        In general, Las Vegas tourism was dramatically and negatively impacted by the September 11, 2001 terrorist attacks. Although the number of visitors to Las Vegas began improving in the third quarter of 2002, hotel occupancy did not return to normal levels until the end of 2002.

        Hotel San Remo recorded division income before income taxes of $1.0 million for the year ended December 31, 2003 compared with $0.3 million for the year ended December 31, 2002.

        This increase was due to the factors discussed below:

        Casino.    Casino revenues decreased slightly by $0.1 million to $11.7 million for the year ended December 31, 2003, compared to $11.8 million for the year ended December 31, 2002. Table games revenue was $2.8 million in both years. Despite an increase in table game drop of $1.6 million, or 9.9%, for the year ended December 31, 2003 compared to the year ended December 31, 2002, the decline in the table game hold percentage from 17.5% in 2002 to a table game hold of 15.8% in 2003 resulted in no increase in the table games win between the two periods. The slot revenue of $8.8 million for the year ended December 31, 2003 was a slight decrease of 1.1% compared to $8.9 million in 2002. This was due to a slight decrease in the slot hold percentage to 7.2% for the year ended December 31, 2003 compared to 7.5% in 2002.

        The operating margin for the casino also decreased slightly from 44.7% of casino revenue during the year ended December 31, 2002 to 41.6% in 2003 due to the decrease in casino revenues and an increase of $0.1 million in payroll expense.

        Food and Beverage.    Food and beverage revenue was $7.8 million for the year ended December 31, 2003 as compared to $7.2 million for 2002, an increase of 8.3%. The number of covers in the restaurants increased by 66,000, or 12.2%. Gross beverage revenue increased by $0.2 million, or 10.1%, largely in the category of complimentary beverages served on the casino floor.

        The food and beverage department expenses were consistent with revenues. The profit margin for food and beverage was 21.6% for the year ended December 31, 2003 and 21.9% for 2002.

        Hotel and other.    Hotel and other revenue increased by $0.9 million, or 7.8%, from $11.6 million for the year ended December 31, 2002 to $12.5 million for 2003. The increase in hotel revenue was the result of an increase in both occupancy rate and average daily rate for the year ended December 31, 2003, as compared to the prior year. The occupancy rate for the year ended December 31, 2003 was 83.5% and the average daily room rate was $53.67 compared to an occupancy rate of 79.5% and an average daily room rate of $51.50 for the same period in 2002. In 2002, hotel occupancy and average daily room rates throughout Las Vegas were negatively affected in the aftermath of the September 11, 2001 terrorist attacks.

        Hotel San Remo's room operating margin of 65.7% for the year ended December 31, 2003 was positively affected by the increase in the average daily room rate. The operating margin for the year ended December 31, 2002 was 64.7%.

        General and administrative.    General and administrative expense increased $0.2 million to $6.6 million for the year ended December 31, 2003 compared to $6.4 million for 2002. This increase was principally due to increased property and liability insurance coverage and professional fees.

        Depreciation expense.    Depreciation expense of $2.1 million for the year ended December 31, 2003 was comparable to depreciation expense of $2.3 million in the prior year. Hotel San Remo incurred $1.0 million in capital expenditures for the year ended December 31, 2003 as compared to $1.2 million in 2002.

        Interest income from affiliate.    Interest income was $0.6 million for the year ended December 31, 2003, compared to $0.3 million for 2002. The increase was due to interest received on an $11.5 million note to an affiliate. All affiliate notes receivable have been recorded as a reduction against equity because Hotel San Remo does not believe the principal balance will ultimately be settled in cash.

        Interest expense.    Interest expense was $1.2 million for the year ended December 31, 2003 which was comparable to interest of $1.3 million in 2002.

        Provision for income taxes.    The provision for income taxes was $0.3 million, or 30.3%, of income before taxes for the year ended December 31, 2003 compared to $0.1 million, or 23.7%, of income before tax in 2002.

        Foreign currency translation.    The foreign currency translation income (expense) results from the fluctuations in Japanese yen denominated borrowings which totaled approximately $23.4 million at December 31, 2003. For the year ended December 31, 2003, currency fluctuations resulted in a loss of $2.3 million. For the year ended December 31, 2002, currency fluctuations resulted in a loss of $2.1 million.

Liquidity and Capital Resources

        For the year ended December 31, 2004, Hotel San Remo generated $1.5 million in cash flow from operations compared to $5.1 million in 2003. The decrease during the year ended December 31, 2004 was due to an $0.8 million increase in interest, $0.5 million in restructuring costs, and related party lease expense of $2.2 million.

        In January 2004, Hotel San Remo failed to repay the borrowings under the terms of its existing bank debt. At December 31, 2003, Hotel San Remo was required to classify as a current liability approximately $45.2 million in bank borrowings. Hotel San Remo did not generate sufficient cash flows from its operations to repay this debt. In April 2004, management obtained an extension to November 1, 2004 on the maturity of the bank debt.

        In August 2004, Hotel San Remo contributed substantially all of its property and assets (other than gaming assets) to 155 East Tropicana, LLC with the intention of renovating the Hotel San Remo with a Hooters entertainment concept and theme. New financing was obtained by 155 East Tropicana, LLC and the net proceeds were used to pay off Hotel San Remo's then existing bank debt.

        Eastern & Western, through Hotel San Remo, currently operates the hotel and casino operations under two separate leases. The leases will terminate on the earlier of (i) the date on which none of the Notes is outstanding, and (ii) the last day of the month following receipt by 155 East Tropicana, LLC of all licensing required by the appropriate governmental and regulatory authorities to conduct gaming and liquor sales at the Hotel San Remo. At that time, Hotel San Remo will also transfer the remaining gaming assets to 155 East Tropicana, LLC in exchange for a $5.0 million increase in the capital account of EW Common LLC in 155 East Tropicana, LLC. 155 East Tropicana, LLC also will purchase the working capital from Hotel San Remo. Under the amended casino and hotel leases, the minimum rental payments total $375,000 each month through the date of re-opening, except for an abatement of the monthly rent during the period that we are closed down for pre-opening activities and retraining, which period is estimated to be one month. In addition to the minimum base rent, Eastern & Western also pays a percentage rent which is equal to 100% of the non-gaming profits of Hotel San Remo. After the re-opening, which is planned for February 2006, the minimum monthly rent for the two leases, if still in place, is $700,000 plus the percentage rent of the non-gaming profits. It is anticipated that 155 East Tropicana, LLC will obtain its gaming license during 2005, but there can be no such assurances. The cash on hand in the cage of approximately $4.3 million will be funded by 155 East Tropicana, LLC when licensing occurs and the existing cage cash will be returned to Eastern & Western.

        Hotel San Remo spent $1.0 million in capital expenditures for the year ended December 31, 2003 as compared to $0.9 million for the year ended December 31, 2004. Under the casino lease, Hotel San Remo is reserving $30,000 per month for capital expenditures. In connection with the renovation, a substantial amount of the current equipment will be replaced and this renovation project will be funded by 155 East Tropicana, LLC from the anticipated proceeds of the Notes. Eastern & Western intends to enter into contracts for the purchase of approximately $7.1 million in slot machine equipment. Eastern & Western anticipates that payments on the equipment will not be due until after the reopening. 155 East Tropicana, LLC has agreed to assume these contracts upon receiving its gaming license. Pending the assumption, Eastern & Western anticipates that the new Hooters Casino Hotel will generate sufficient cash flow to pay the rent and lease payments on the new slot equipment. However, there can be no assurances that the contracts will be assumed or that there will be sufficient cash flow to satisfy them.

  Income Taxes

        Hotel San Remo's results of operations are included in the consolidated federal tax return filed by its parent company. We account for income taxes according to SFAS No. 109, "Accounting For Income Taxes" and therefore, we have recognized deferred tax assets and income tax expenses in the combined financial statements.

Critical Accounting Policies and Estimates

        Management has identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of the financial statements of Hotel San Remo and 155 East Tropicana, LLC. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, accruals for slot marketing points, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies, and litigation. We state these accounting policies in the notes to the financial statements and in relevant sections of the management discussion and analysis. These estimates are based on the information currently available to management and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could vary from those estimates and we may change our estimates and assumptions in future evaluations. Changes in these estimates and assumptions may have a material effect on the results of operations and financial condition of Hotel San Remo and 155 East Tropicana, LLC.

        We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of the financial statements:

        Cash and Cash Equivalents.    Cash and cash equivalents include all cash balances and highly liquid investments with purchased maturities of three months or less at the date of purchase.

        Inventories.    Inventories are stated at the lower of cost (using a first-in, first-out method) or market value.

        Long-Lived Assets.    Property and equipment are stated at cost less accumulated depreciation. Judgments are made in determining if or when assets have been impaired and the estimated useful lives of assets. The accuracy of these estimates affects the depreciation expense recognized in Hotel San Remo's and 155 East Tropicana, LLC's results of operations. Hotel San Remo and 155 East Tropicana, LLC assign lives to their respective assets based on their respective standard policy, which Hotel San Remo and 155 East Tropicana, LLC believe represents the useful life of each category of asset. In accordance with FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the carrying values of long-lived assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management assesses the possibility of asset impairment by using estimates of future cash flows which are affected by current operating results, trends and prospects, as well as the effect of obsolescence.

        Allowance for Doubtful Accounts.    Hotel San Remo provides for an estimated amount of receivables that may not be collected. Hotel San Remo estimates an allowance for doubtful accounts using a specific formula applied to aged receivables as well as a specific review of large balances. Historical experience is considered, as are customer relationships, in determining specific reserves.

        Casino Revenues and Promotional Allowances.    In accordance with industry practice, Hotel San Remo recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of room, food and beverage furnished to customers without charge is included in gross revenues and then deducted as promotional allowances to arrive at net revenues.

        Income Taxes.    Hotel San Remo is included in the consolidated federal income tax return of S.I. Enterprises, Inc., and as such our taxable earnings are subject to income taxes in the United States. Hotel San Remo accounts for income taxes according to SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be recognized. 155 East Tropicana, LLC as a limited liability company is taxed as a partnership for federal income taxes. Accordingly, no provision for income taxes has been recorded in its financial statements.

        Our income tax returns are subject to examination by the Internal Revenue Service and other tax authorities. We regularly assess the potential outcomes of these examinations in determining the adequacy of our provision for income taxes and our income tax liabilities. Inherent in our determination of any necessary reserves are assumptions based on past experiences and judgments about potential actions by taxing authorities. Our estimate of the potential outcome for any uncertain tax issue is highly judgmental. We believe that we have adequately provided for any reasonable and foreseeable outcome related to uncertain tax matters.

        Jackpots and Prizes.    Hotel San Remo has progressive slot machines. As coins are played, the amount available to win increase and will be paid out when the jackpot is awarded. In accordance with industry practice, Hotel San Remo records the liability and expense related to such progressives as incurred.

        Player Club Points.    Hotel San Remo's slot club allows customers to earn certain complimentary products and or cash, based on the volume of the customer's gaming activity. Hotel San Remo has recorded a liability for the estimated cost of the products and/or cash earned by the customers. In February 2001, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") reached a consensus in EITF Issue No. 00-22, Accounting for Points and Certain Other Time-Based or Volume-Based Sales. Incentive Offers, and Offers of Free Products to be Delivered in the Future. EITF Issue No. 00-22 requires that the redemption of points for cash be recognized as a reduction of revenue. In accordance with EITF Issue No. 00-22, Hotel San Remo has recorded the cost of points earned and redeemed for complimentary service/cash rebates as promotional allowances.

Recently Issued Accounting Pronouncements

        In January 2003, FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. The objective of Fin 46 is to improve financial reporting by companies involved with variable interest entities. FIN 46 changes certain consolidation requirements by requiring a variable interest entity to be consolidated by a company that is subject to a majority of the risk loss from the variable interest entities activities or receive a majority of the entity's residual returns or both. The adoption of FIN 46 did not have a material impact on the financial statements of Hotel San Remo or 155 East Tropicana, LLC.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29." SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. SFAS No. 153 will apply to nonmonetary exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the financial statements of 155 East Tropicana, LLC or Hotel San Remo.

Quantitative and Qualitative Disclosures About Market Risk

        The following discusses 155 East Tropicana, LLC's and Hotel San Remo's exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. 155 East Tropicana, LLC and Hotel San Remo do not believe that their respective exposure to market risk is material.

        Market risk is risk of loss arising from changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. At December 31, 2004, Hotel San Remo is not exposed to market risks. 155 East Tropicana, LLC's current debt instrument carries a fixed interest rate of 9%, provided no events of default have occurred. 155 East Tropicana, LLC has market risk associated with funds that may be borrowed on our new $15.0 million senior secured credit facility, due to an interest rate that floats with LIBOR. The term of our new senior secured credit facility is four years from the closing date of the offering of the old notes.

        Neither 155 East Tropicana, LLC nor Hotel San Remo has any significant foreign currency exchange rate risk or commodity price risk and does not currently trade any market sensitive instruments.

BUSINESS

The Company

        We own the Hotel San Remo in Las Vegas, Nevada, which we intend to renovate and re-brand as a Hooters Casino Hotel subsequent to the closing of the offering of the old notes. The renovation commenced immediately after the closing of the old notes, and is in its initial stages. Our property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on The Strip that is within walking distance to approximately 25,000 hotel rooms. We have a license that gives us the right to use the Hooters brand and certain related intellectual property solely for the purposes of a Hooters Casino Hotel located at our property.

        Hotel San Remo currently features 711 hotel rooms, including 17 suites, and an approximately 24,000 square-foot casino with 532 slot and video poker machines, 16 table games, a sports book and keno. We offer our players free membership to our slot club and the slot club permits members to accumulate points, which can be redeemed for cash at the casino and for complimentaries. Our slot club database has over 43,000 active members who have visited the property at least once during the past two years. The property offers an outdoor pool area with a heated pool.

        Hotel San Remo offers a variety of dining options, including the 92-seat Paparazzi Grille, which offers pasta, steak and seafood; the 75-seat Saizen, a sushi bar; the 212-seat Ristorante Dei Fiori, which offers buffet specials and is a 24-hour café; and Luigi's Place, which offers deli sandwiches, pastries and coffee. A small gift shop located adjacent to the casino provides a limited range of inexpensive gift items, candy, newspapers, magazines and cigarettes. Hotel San Remo also offers an over 7,000 square-foot conference and banquet facility. The property offers indoor garage and self-parking lots with combined capacity for 941 vehicles. Hotel San Remo offers nightly entertainment, including the Showgirls of Magic show and live music at the Bonne Chance Lounge.

Hooters Casino Hotel

        The Hooters Casino Hotel will feature the famous Hooters décor, and the Hooters brand will be a prominent component of the facility. Our renovations will refresh and upgrade the property, and provide for several new restaurant offerings. The Hooters Casino Hotel is planned to feature:

  •
  an approximately 30,000 square foot "Hooters" themed casino floor with approximately 622 state-of-the-art slot and video poker machines and 32 table games;

  •
  686 newly renovated hotel rooms, including 17 suites;

  •
  tropical pool area featuring beach sand, palm trees, lagoon style waterfall, cabanas, and Nippers Pool Bar;

  •
  distinctive dining and entertainment options, including:

  •
  a world famous Hooters restaurant;

  •
  Dan Marino's Fine Food and Spirits, a restaurant co-developed with the former Miami Dolphins football star featuring American cuisine;

  •
  "13" Martini Bar, a retro martini lounge featuring live music and nightly entertainment;

  •
  The Bait Shoppe, a gourmet food café and sushi bar conveniently located at poolside;

  •
  Porch Dogs, a Caribbean themed casual indoor-outdoor club offering music and cocktails;

  •
  Pete & Shorty's Tavern, a casual and comfortable restaurant bar featuring a sports book and a poker room; and

    •
    Owl's Nest Café, a 24-hour café offering both buffet style food and tableside food service;

  •
  a retail store selling Hooters branded merchandise.

Competitive Strengths

        Strong Hooters Brand.    The Hooters brand is well recognized around the world and has become a significant part of today's popular culture. Since the opening of the first Hooters restaurant in Clearwater, Florida in 1983, the Hooters brand has enjoyed much success in the restaurant industry. Hooters brand recognition has been enhanced through professional and amateur sports sponsorship, community involvement, and product extensions. As a result of the casual, relaxed, fun image of the Hooters brand, we believe the Hooters brand has appeal across a wide range of demographic groups.

        Restaurants.    According to Fortune Magazine, Hooters is the tenth largest full-service restaurant chain in the United States. There are 381 Hooters restaurants worldwide which generated approximately $835.0 million in revenues during 2004. There are Hooters locations in 46 states as well as Argentina, Aruba, Austria, Brazil, Canada, Chile, China, Croatia, the United Kingdom, Guatemala, Mexico, Singapore, Switzerland, Taiwan, and Venezuela. The Hooters restaurants host over 60 million customers annually.

        Sports Sponsorship.    Professional and amateur sports are an important part of the Hooters brand. Hooters sponsorships include (i) the National Golf Association Hooters Tour, one of the top professional golf tournaments, (ii) United Speed Alliance Hooters Pro Cup racing series, (iii) Hooters International Hot Rod Association Drag Racing Series, (iv) Formula One Powerboat Racing, (v) Professional Bass Fishing, and (vi) American Motorcycle Association Motorcycle Team. These sporting events enjoy extensive media coverage and fan support.

        Community Involvement.    Community involvement is a cornerstone of the Hooters concept. In addition to charitable contributions by stores locally, the Hooters Community Endowment Fund ("HOO.C.E.F.") was created in 1992 to centralize store contributions and fundraising activities.

        Brand/Product Extensions.    The appeal and market recognition of the Hooters brand has been proven by the successful extension of the brand into several product and service offerings, including Hooters Air, Hooters Calendar, Hooters International Swimsuit Pageant, Hooters Magazine, and Hooters food products. Hooters Air had its inaugural flight in March 2003 and currently flies to 10 cities, including Las Vegas. The Hooters Calendar is one of the best selling calendars of its kind, with sales of over 400,000 calendars in 2004. The Hooters International Swimsuit Pageant is an annual event that features 100 finalists from the 15,000 Hooters Girls worldwide. Hooters Magazine has a circulation of 70,000, and Hooters food products are sold in over 8,000 retail outlets.

        Excellent Location.    The Hooters Casino Hotel property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on The Strip. The casino property is located next to the Tropicana Hotel and Casino and across from the MGM Grand Hotel & Casino, and is located within walking distance of New York-New York Hotel & Casino, Monte Carlo Resort & Casino, Excalibur Hotel & Casino, Luxor Hotel & Casino, Mandalay Bay Resort & Casino and the Showcase Mall. The property is conveniently accessible from the MGM Grand Hotel & Casino through a signaled crosswalk with a center divider across Tropicana Avenue. In addition, the Las Vegas Monorail stops directly across the street from the Hooters Casino Hotel location. The Las Vegas Monorail is a four-mile, automated, state-of-the-art transit system that carries over 26,000 people on a daily basis and connects eight major resorts, with approximately 25,000 hotel rooms, and nine convention facilities along The Strip. The Hooters Casino Hotel property is located approximately 2.0 miles from McCarran International Airport.

        Large and Growing Las Vegas Market.    Las Vegas is one of the largest entertainment markets in the world. The Las Vegas market has exhibited sustained growth in visitations and visitor expenditures. To accommodate this growth, the number of hotel rooms and occupancy rate in Las Vegas have also increased. The increasing demand and new hotel rooms have also contributed to increases in average daily hotel rates. We believe that the concentration of hotel casinos and new developments and amenities will continue to encourage visitor interest in Las Vegas as a destination for hotel rooms, gaming and entertainment.

	Las Vegas Metropolitan Area (Clark County)
	1998	1999	2000	2001	2002	2003	2004
	(dollars in millions)
Number of Rooms	109,365	120,294	124,270	126,610	126,787	130,482	131,503
Occupancy Rate	85.8%	88.0%	89.1%	84.7%	84.0%	85.0%	88.6%
Convention Attendance	3,301,705	3,772,726	3,853,363	5,014,240	5,105,450	5,657,796	5,724,864
Clark County Gaming Revenue	$6,347	$7,209	$7,671	$7,637	$7,631	$7,831	$8,711
Total Visitor Revenue	$24,577	$28,613	$31,462	$35,907	$31,614	$32,778	$33,724
McCarran Passengers	30,227,287	33,669,185	36,865,866	35,179,960	35,009,011	36,265,932	41,441,531

Source: Las Vegas Convention and Visitors Authority

        Experienced Management and Strong Ownership.    Neil Kiefer, our chief executive officer, has been affiliated with the Hooters organization since its inception in 1983. Mr. Kiefer's knowledge of, and familiarity with, the Hooters business and brand extends from his experience as outside general counsel of the Hooters entities and as president and chief executive officer of the organization's managing entity. Michael Hessling, our chief operating officer, has over 26 years of experience in the gaming industry, which includes numerous executive, operational and administrative facets of the hotel casino business. Prior to becoming our chief operating officer, Mr. Hessling served as executive vice president and chief operating officer of the Hotel San Remo since 1989. Edward Droste, a member of our management board, was one of the original founders of the Hooters brand. Since the inception of Hooters in 1983, Mr. Droste has been actively involved in the management, marketing and promotion of the brand. We have complemented our executive management with a management staff that is experienced in gaming operations, restaurant operations and the Hooters brand.

Business Strategy

        Leverage the Strong Hooters Brand.    We expect to benefit significantly from the national exposure and recognition of the Hooters brand. A key component of our strategy will be to leverage the successful Hooters brand and the existing Hooters organization to generate national awareness of our property. These marketing efforts will target the built-in audience and media exposure associated with the restaurants, sporting event sponsorships, magazine and calendar. Marketing programs will include offering advertising and promotional campaigns to the 381 Hooters restaurants worldwide and Hooters sponsored professional and amateur sports organizations. We also intend to leverage the Hooters organization's extensive network of contacts in the sports and entertainment world to attract a number of sports, music and movie celebrities to the casino.

        "Must See" Attraction.    We believe that Hooters Casino Hotel will be regarded by many visitors as a "must see" attraction in Las Vegas. We believe that the worldwide name recognition of the Hooters brand and the marketing of the property through the Hooters organization will generate significant awareness of our property and hotel guest traffic. We further believe that the popularity of the Hooters brand and our outstanding location will attract significant walk-in traffic. According to the Las Vegas Convention and Visitors Authority, the typical Las Vegas visitor gambles at approximately six properties during a visit. We will utilize extensive advertising within the Las Vegas market that will target visitors to make them aware that they can enjoy a Hooters experience at our hotel casino conveniently located near The Strip.

        Deliver the Hooters Experience.    One of the cornerstones of our business strategy is to provide customers with an extraordinary level of friendly and personal service modeled after the successful Hooters experience. We plan to differentiate our product and service offering by providing our guests with the Hooters experience of a casual, relaxed, fun, and welcoming atmosphere. The Hooters experience will start with the world famous Hooters Girls who will welcome our guests, serve food and beverage, and interact with our guests to make their visit memorable. We will also make sports a key part of the Hooters experience at our property. We will integrate sports into our guest experience by leveraging Hooters' longstanding history with professional and amateur sports and Hooters' sponsorship of several high profile sports leagues by hosting sports parties, sports celebrities, and tournaments. In addition, our entertainment and dining offering will be designed to attract customers who are looking for value-priced entertainment options in a non-intimidating and relaxed atmosphere.

        Develop Customer Loyalty.    We will use the hotel casino's player tracking system to identify, focus promotional and direct marketing efforts on and reward our best gaming customers in order to develop customer loyalty, maximize customer casino play and generate repeat business. As Hotel San Remo, we have a database with over 43,000 active players which we believe will significantly grow after we re-open as the Hooters Casino Hotel. We will make extensive use of our renovated hotel, exciting new dining choices, Hooters merchandise, promotional events such as calendar signings and gaming incentives for customer rewards. Offering rewards and promotional tie-ins at the 381 Hooters restaurants worldwide will also be used to build on our player database and extend the Hooters experience for our customers when they leave our property. Our employees will be trained to interact with guests and provide them with the unique Hooters experience, and we will continually strive to instill in each employee a dedication to superior service.

        Benefit from Upgraded Property and New Slot Machines.    Before our acquisition of the Hotel San Remo in August 2004, the Hotel San Remo had minimal capital investment and, as a result, its facilities and accommodations are antiquated and its casino operates dated slot machines. By re-branding the Hotel San Remo as a Hooters Casino Hotel, renovating the facilities, upgrading the accommodations, and investing in new state-of-the-art slot machines with ticket-in-ticket-out technology, we believe that we will benefit from increased traffic through our property, increased customer casino play and increased average daily room rate and occupancy level in our hotel. We believe that the upgraded property and new machines will help bring us more in line with the 2004 Las Vegas average hotel occupancy of 92%, average daily rate of $90 and average win per position per day of $150.

The Renovation

        The renovation commenced immediately after the closing of the old notes, and is in its initial stages. We plan to spend approximately $65.1 million for the renovation of the property. Our strategy will be to build on Hooters' reputation as a casual, relaxed, fun, and welcoming environment. We believe that Hooters' strong brand name recognition and our favorable location will generate significant visitor traffic. The key elements of our plan to renovate the property are:

        Redesign Main Entrance.    We plan to renovate the main entrance to adopt the Hooters décor of natural wood, tin, and orange. The Hooters brand will be a prominent component of the main entrance and we will replace the existing doors with new 12-foot high clear glass doors to make the casino area clearly visible from the outside and the immediate entrance area. We also plan to make improvements to the traffic flow around the entrance areas that we expect will improve pedestrian traffic into the casino. In addition, we will add significant new signage to the property, including a large marquee in front of the property. We anticipate that these improvements will result in more walk-in visitors to the casino and our other planned attractions and amenities.

        Renovate and Expand Casino.    We will expand and renovate our casino from approximately 24,000 square feet to approximately 30,000 square feet and design the casino to be more inviting and to better use the available space and add new gaming equipment. We will feature 622 state-of-the-art slot and video poker machines, 32 table games, sports book, keno and a poker room. To make the casino more inviting, we will raise the ceiling from approximately nine feet to approximately 16 feet, update the ceiling with décor of natural wood, tin, and orange, re-carpet the gaming area with new Hooters-themed carpet and install wood floor in the surrounding area. In addition, adjacent to the entrance, we will add a Hooters bar, serving beer and cocktails to casino guests, and a retail store, selling Hooters branded merchandise.

        New Dining and Entertainment Options.    We will offer distinctive dining and entertainment options, including the 217-seat Hooters Restaurant, the 300-seat Dan Marino's Fine Food and Spirits, a 238 person occupancy "13" Martini Bar, the 104-seat Pete & Shorty's Tavern, the 144-seat Owl's Nest Café, the 58-seat The Bait Shoppe, the Porch Dogs, and a 100 person occupancy Nippers Pool Bar. To house our new Dan Marino's restaurant, we will build a new building adjacent to the main entrance. The restaurant will be visible from both outside and inside the property. In addition, Dan Marino's restaurant will feature a bar that will serve customers from both the casino floor and the restaurant.

        Hotel.    We will significantly remodel our hotel rooms so that the newly renovated 686 rooms will feature a Caribbean/Florida theme and will feature new furniture, carpets, painted textured walls, wood shutters on the windows, lighting and art-work and bedspreads. We will also renovate the bathrooms with new tiles, paint, fixtures, faucets, showerheads, and amenities. The common hotel areas will be updated with new carpets, paint, doors and signage.

        Renovate and Expand the Pool Area.    We will expand and upgrade the existing pool area to include tropical heated pools with beach sand, palm trees, three in-ground Jacuzzi, lagoon style waterfalls, 10 poolside cabanas, and Nippers Pool Bar, a swim up bar.

        The total cost to renovate, equip, and re-open the property is expected to be approximately $65.1 million. We expect to spend approximately $47.7 million on renovations, which includes a $36.5 million guaranteed maximum price construction contract with The PENTA Building Group, Inc. and approximately $11.2 million on design fees, permits, and non-gaming equipment (of which $1.2 million has been spent to date from cash from operations). In addition, we expect to spend approximately $7.1 million on state-of-the-art gaming equipment and approximately $10.3 million for working capital and pre-opening expenses. The PENTA Building Group has extensive experience renovating and building casinos, having completed several renovation projects for, among others, Caesars Entertainment, Flamingo Las Vegas, Harrah's Las Vegas Casino & Hotel and MGM Grand Hotel & Casino. C&B Nevada, Inc. is the architect for the renovation project. C&B Nevada, Inc.'s casino related experience includes the Mandalay Bay Resort & Casino, where the company participated in the design and construction of the resort from the initial field surveys to the fast-track civil design for the entire site. Maverick Architectural and Design, LLC was also engaged to assist in developing the design plans for the renovation. Based on its design experience with several Hooters and Dan Marino restaurants, Maverick Architectural and Design, LLC was integral in capturing the Hooters spirit and ambience and applying them to a hotel casino environment. We intend to begin renovations in April 2005 and expect to complete renovations by February 2006. We will continue to keep the existing operations open while we complete the renovation in phases, except for a planned shutdown period of approximately 30 days prior to the grand opening of the Hooters Casino Hotel.

Competition

        General.    We face competition in the market in which we are located as well as in or near any geographic area from which we attract or expect to attract a significant number of our customers. As a result, our casino property faces direct competition from all other casinos and hotels in Las Vegas and to a lesser extent, in the Mesquite, Laughlin, Reno and Lake Tahoe areas of Nevada and in Atlantic City, New Jersey, and in the California gaming market, as well as from other forms of gaming.

        Las Vegas, Nevada.    The hotel casino industry in Las Vegas is highly competitive. The Hotel San Remo competes, and the Hooters Casino Hotel will compete, on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment offered, theme and size. The Hotel San Remo competes, and the Hooters Casino Hotel will compete, with numerous resorts and hotel casinos on The Strip and in downtown Las Vegas, as well as a large number of hotels and motels in and near Las Vegas. Many competing properties have themes and attractions which draw a significant number of visitors and compete with our property for hotel and gaming customers. Some of these facilities are operated by companies that have more than one operating facility, and many have greater name recognition and financial and marketing resources than us and market to the same target demographic group as we do. Furthermore, additional major hotel casinos and significant expansion of existing properties, containing a significant number of hotel rooms and attractions, are expected to open in Las Vegas this year and within the coming years. We will seek to differentiate the Hooters Casino Hotel from other major Las Vegas hotel casino resorts by concentrating on the design, atmosphere, personal service and amenities that we will provide and the added value of the Hooters brand.

        California Gaming Market.    Voters in California approved an amendment to the California constitution on March 7, 2000 that gave Native American tribes in California the right to offer a limited number of slots machines and a range of house-banked card games. A number of Native American tribes have already signed, and others have begun signing, gaming compacts with the State of California. More than 60 compacts have been approved by the federal government as of December 31, 2003, and casino-style gaming is legal in California on those tribal lands. According to the California Gaming Control Commission, there were 52 operating tribal casinos in California as of December 31, 2004. In addition, several Native American tribes in California have reached agreements with the State of California that allow for an increased number of gaming machines within the facilities operated by such tribes in exchange for a revenue-based payment to the state. The competitive impact on our gaming establishments from the continued growth of gaming in California cannot be definitively determined but, depending on the nature, extent and location of the growth, the impact could be material.

        Other Forms of Gaming.    We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, dockside casinos, riverboat casinos, on- and off-track wagering and card parlors. The recent and continued expansion of legalized casino gaming into new jurisdictions throughout the United States has increased competition faced by us and will continue to do so in the future. Additionally, if gaming were legalized or expanded in jurisdictions near any geographic area from which we attract or expect to attract a significant number of our customers, we could face additional competition which could have a significant adverse impact on our business, financial condition and results of operations. There can be no assurance that we will be able to continue to compete successfully in our existing markets or that we will be able to compete successfully against any such future competition.

Properties

        Our principal properties currently consist of the following:

        Hotel San Remo.    We own the approximately seven-acre site on which the Hotel San Remo is, and the Hooters Casino Hotel will be, located in Las Vegas, Nevada. The Hotel San Remo currently consists of an approximately 24,000 square-foot casino with 711 guest rooms located in the hotel casino building and within two towers. In addition, a six-level, 556-space parking garage is located adjacent to the hotel casino, and 202 additional surface spaces parking spaces are located on the site.

        Executive Offices and Conference Facility.    We own an approximately two-acre site consisting of a one-level, 13,588 square-foot executive office building and conference facility and a 183-space parking lot.

Intellectual Property

        We have entered into an assignment agreement with Florida Hooters, LLC which grants us the right to use certain intellectual property in connection with the operation of the Hooters Casino Hotel. The intellectual property covered by these agreements is described below. Additionally, we have been granted a royalty-free license to the Pete & Shorty's mark. For more detailed information, see "Certain Relationships and Related Transactions."

        Hooters Trademark.    The Hooters trademark and logo insignia are the exclusive property of Hooters of America. We have an exclusive license to use the Hooters brand in connection with gaming, casino or combined hotel, gaming and casino operations solely at the Hotel San Remo property. Florida Hooters, LLC originally obtained the license through an assignment from Hooters Gaming Corporation, an affiliated entity under common ownership with Hooters Gaming LLC. The underlying license agreement was executed between Hooters of America and Hooters Gaming Corporation, and granted to Hooters Gaming Corporation an exclusive license to use the licensed intellectual property in connection with gaming, casino or combined hotel, gaming and casino operations within the State of Nevada. Hooters Gaming Corporation retained any and all rights and obligations in the licensed intellectual property pursuant to the license agreement for all locations within Nevada other than the Hotel San Remo. Under an Affirmation and Acknowledgement agreement between Hooters Gaming Corporation and 155 East Tropicana, LLC, Hooters Gaming Corporation has agreed not to operate (or license or assign its rights to operate) another Hooters Casino Hotel on The Las Vegas Strip until such time as none of the Notes is outstanding. Additionally, under the agreement, Hooters Gaming Corporation agrees not to operate (or license or assign its rights to operate) another Hooters Casino Hotel in Clark County, Nevada for a period of four years from the issuance of the Notes or such earlier time as none of the Notes is outstanding.

        Combined hotel, gaming and casino operations contemplated under the license agreement include, but are not limited to, the right to provide the following within the facility: (i) room service; (ii) restaurant operations, subject to the consent of Las Vegas Wings, Inc., as the franchisee of the rights to operate Hooters restaurants in Nevada (which consent has been obtained); (iii) retail sales facilities in which third parties are permitted to conduct retail sales of all kinds; and (iv) entertainment facilities, subject to certain quality standards. In connection with such operations, we have the right to (i) sell approved merchandise bearing some or all of the licensed intellectual property, (ii) use the licensed intellectual property and Hooters Girls to promote, market and advertise such facilities worldwide, and (iii) include Hooters Girls as part of any facility staff.

        The license agreement may be terminated by Hooters of America if we have not begun using the licensed intellectual property in connection with licensed gaming activities prior to September 2006, unless by that date we have substantially completed renovation and construction and fully complete it within a reasonable time after that date.

        We are required to pay Hooters of America an annual fee equal to $500. In addition, we will pay to Hooters of America a royalty in an amount equal to two percent (2%) of all net revenues generated in connection with licensed activities (which includes net revenues generated in connection with the Hooters restaurant operation). The royalty will be paid on the 15th day following the close of each calendar month in which gross revenues are generated. We are also required by the license agreement to maintain certain quality standards for the use of the Hooters brand.

        Net revenues generated in connection with the licensed activities is defined as the dollar amount of (a) gross revenues from licensed gaming activities (as defined by Nevada law) plus (b) all gross revenues from licensed activities other than gaming activities after deducting (1) any credits for refunds actually made or allowed, (2) all promotion allowances and complimentary items and services given by us to customers, (3) credit card fees payable by us, and (4) revenues generated by any Hooters restaurant opened as part of the hotel casino on which the restaurant operator independently pays fees to Hooters of America.

        Hooters Restaurant Concept.    Pursuant to a consent from Las Vegas Wings, Inc., we have the right to use the Hooters restaurant concept at the hotel casino. The consent permits worldwide promotion, marketing and advertising of the hotel casino and its services. In addition, under the consent, Las Vegas Wings, Inc. has agreed not to (and not to grant a license to any other person to) open a Hooters restaurant on The Las Vegas Strip (as defined in the agreement).

        Florida Hooters, LLC originally obtained the right through an assignment from Hooters Gaming Corporation, who in turn was granted the right from Las Vegas Wings, Inc., an affiliated entity under common ownership with Lags Ventures, LLC. The underlying license agreement was executed between Hooters of America and Las Vegas Wings, Inc. and granted to Las Vegas Wings, Inc. the exclusive right to use the Hooters brand, marks and trade dress on restaurant services in the State of Nevada.

        Dan Marino Concept Restaurants.    We have an exclusive license to use certain intellectual property to operate and promote restaurants, taverns, lounges and bars using the marks "Dan Marino's Fine Food & Spirits" and "Martini Bar," which is operated in conjunction with Dan Marino's Fine Food & Spirits, at the hotel casino. Florida Hooters, LLC was granted the license from Lags Ventures, Inc., an affiliated entity under common ownership with Lags Ventures, LLC. The inital term of the agreement is 20 years but may be extended for an additional ten years. See "Certain Relationships and Related Transactions."

        Pete & Shorty's.    Pete & Shorty's, Inc. has granted us a nonexclusive, royalty-free license to use the Pete & Shorty's mark in connection with a restaurant, bar and lounge at the Hooters Casino Hotel. Pursuant to the license agreement, we can also use the mark in connection with affiliated merchandise, entertainment and casino services. However, Pete & Shorty's, Inc. maintains the right to obtain federal and/or state registrations for any and all additional services, other than restaurant, bar and cocktail lounge services, which we will provide at the Hooters Casino Hotel.

Employees

        We currently do not have any employees because we are not currently licensed to operate the hotel casino. As of May 10, 2005, the hotel casino operations, currently operated by Eastern & Western, employed approximately 500 full time and part time employees. None of the employees are covered by a collective bargaining agreement nor are any employees members of unions. We cannot assure that one or more unions will not approach the employees. We anticipate that when the hotel re-opens as the Hooters Casino Hotel it will require the full time equivalent of approximately 400 additional employees all of whom will be our employees upon receipt of our gaming license.

Legal Proceedings

        From time to time, we are a party to various claims arising in the normal course of business. Management believes, however, that there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our financial condition, results of operations or liquidity.

REGULATION AND LICENSING

        The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act"), and various local regulations. In addition, our gaming operations will be subject to the licensing and regulatory control of the Nevada Gaming Authorities. Before we can operate the hotel casino, we are required to be licensed by the Nevada Gaming Authorities as a limited liability company licensee, and after the exchange offer for the Notes has been completed, we are required to be registered with the Nevada Commission as a publicly traded corporation, referred to as a Registered Corporation. In addition, Florida Hooters LLC and EW Common LLC will be required to be registered with the Nevada Gaming Authorities as intermediary companies and be licensed as the members of 155 East Tropicana, LLC. Hooters Gaming LLC, Lags Ventures, LLC, and Eastern & Western will be required to be registered with the Nevada Gaming Authorities as holding companies and be found suitable as members of Florida Hooters LLC and EW Common LLC, respectively. Also, Messrs. Lageschulte, DiGiannantonio, Ranieri, Droste, Johnson, Blakely, S. Izumi, T. Izumi and Hessling will be required to be individually licensed as our managers. Finally, before we can pay a percentage of our net profits directly earned from our gaming activities to Hooters Gaming Corporation, it must be licensed by the Nevada Gaming Authorities as well.

        Accordingly, applications have been filed by us and all of the above mentioned entities and persons with the Nevada Gaming Authorities, seeking all licenses, findings of suitability, registrations and other approvals necessary for us to own and operate the hotel casino. However, there can be no assurance that the applications will be granted by the Nevada Gaming Authorities on a timely basis or at all. At such time, if any, that 155 East Tropicana, LLC is licensed and becomes a Registered Corporation, then all of the following Nevada gaming regulatory requirements described below will become applicable to us.

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

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  the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

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  the establishment and maintenance of responsible accounting practices and procedures;

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  the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

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  the prevention of cheating and fraudulent practices; and

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  providing a source of state and local revenues through taxation and licensing fees.

        Changes in these laws, regulations and procedures could have an adverse effect on our business, financial condition and results of operations.

        Corporations and other entities that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license for such activities requires the periodic payment of fees and taxes and is not transferable. As a Registered Corporation, we will be required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with us in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our owners, officers, managers and certain key employees must file applications (some of which have been filed already) with the Nevada Gaming Authorities and are required to be licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an owner, officer, manager or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

        As licensees, we will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us must be reported to the Nevada Commission.

        If it were determined that we violated the Nevada gaming laws, our gaming licenses and registrations with the Nevada Commission could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada laws at the discretion of the Nevada Commission. Further, the Nevada Commission could appoint a supervisor to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our operations.

        Since we do not intend to register or sell any of our equity securities, every holder of our equity securities will be required to be licensed by the Nevada Gaming Authorities. In addition, if 155 East Tropicana, LLC has been licensed by the Nevada Gaming Authorities and has become a Registered Corporation, most likely none of its membership interests can be issued, sold, assigned, transferred, pledged, or otherwise disposed of without the prior approval of the Nevada Board and the Nevada Commission. In addition, the pledge of our equity interests as security for the Notes will be required to be approved by the Nevada Board and the Nevada Commission at the time 155 East Tropicana, LLC is licensed by and registered with the Nevada Commission, in order for such pledge to remain effective thereafter.

        If certain exemptions are granted under the Nevada Act to a Registered Corporation, then any person who acquires more than 5% of a Registered Corporation's voting securities is required to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a registered corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring the filing for a finding of suitability. Under certain circumstances, an "institutional investor," as defined in the regulations of the Nevada Commission, which acquires more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if that institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of managers, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

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  voting on all matters voted on by stockholders;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

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  other activities as the Nevada Commission may determine to be consistent with such investment intent.

        If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Under the Nevada Act, under certain circumstances, an institutional investor as defined in the Nevada Act, which intends to acquire not more than 15% of any class of securities of a privately-held corporation, limited partnership or limited liability company that is also a registered holder or intermediary company of the holder of a gaming license, may apply to the Nevada Commission for a waiver of the usual prior licensing or finding of suitability requirements if such institutional investor holds such securities only for investment purposes. An institutional investor shall not be deemed to hold securities only for investment purposes unless the securities were acquired and are held in the ordinary course of business as an institutional investor, do not give the institutional investor management authority, and do not, directly or indirectly, allow the institutional investor to vote for the election or appointment of members of the board of directors, a general partner or manager, cause any change in the articles of organization, operating agreement, other organic document, management, policies or operations, or cause any other action that the Nevada Commission finds to be inconsistent with holding securities only for investment purposes. Activities that are not deemed to be inconsistent with holding securities only for investment purposes include:

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  nominating any candidate for election or appointment to the entity board of directors or equivalent in connection with a debt restructuring;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in the entity management, policies or operations; and

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  such other activities as the Nevada Commission may determine to be consistent with such investment intent.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond the period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We may become subject to disciplinary action if, after receipt of notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

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  pay that person any dividend or interest upon voting securities;

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  allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

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  pay remuneration in any form to that person for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value.

        Additionally, the CCLGLB has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

        We may be required to disclose to the Nevada Board and the Nevada Commission the identities of all holders of the Notes. The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation, including the Notes, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own a debt security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

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  pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

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  recognizes any voting right by the unsuitable person in connection with debt securities;

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  pays the unsuitable person remuneration in any form; or

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  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        We will be required to maintain a current membership ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial holder to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We will also be required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our securities to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on us.

        We may not make a public offering of securities without the prior approval of the Nevada Commission if the securities or proceeds from the securities are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for the purposes of constructing, acquiring or financing gaming facilities. Furthermore, any approval, if granted, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. Pursuant to the Nevada Act, any entity which is not an "affiliated company," as such term is defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act, including us, which plans to make a public offering of securities intending to use such securities or the proceeds from the sale thereof for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such public offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, the Chairman of the Nevada Board has ruled that it is not necessary to submit such an application. The exchange offer to exchange the Notes for registered notes will constitute a public offering requiring the approval of the Nevada Commission. Accordingly, we have filed a written request ("Ruling Request") with the Chairman of the Nevada Board for a ruling that we do not need to submit the exchange offer for prior approval by the Nevada Commission. No assurance can be given that the Ruling Request will be granted or that it will be considered on a timely basis. If the Chairman of the Nevada Board rules that approval of the exchange offer is required, we will file an application for such approval. If the Ruling Request is not granted, the exchange offer could be delayed while we seek the approval of the Nevada Board and the Nevada

Commission for the exchange offer. No assurance can be given that approval of the exchange offer, if required, will be granted on a timely basis or at all.

        Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby that person obtains control (including foreclosure on the pledged shares), may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control or ownership of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require the stockholders, officers, managers and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

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  assure the financial stability of corporate gaming operators and their affiliates;

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  preserve the beneficial aspects of conducting business in the corporate form; and

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  promote a neutral environment for the orderly governance of corporate affairs.

        Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated.

        The Nevada Act also requires prior approval of a plan of recapitalization proposed by the board of directors in response to a tender offer made directly to the Registered Corporation's owners for the purposes of acquiring control of the Registered Corporation.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

  •
  a percentage of the gross revenues received;

  •
  the number of gaming devices operated; or

  •
  the number of table games operated.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, or "Licensees," and who is or who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of the Licensees' participation in foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are also required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to a foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability.

Potential Changes in Tax and Regulatory Requirements

        In the past, federal and state legislators and officials have proposed changes in tax law, or in the administration of the laws, affecting the gaming industry. Regulatory commissions and state legislatures sometimes consider limitations on the expansion of gaming in jurisdictions where we operate and other changes in gaming laws and regulations. Proposals at the national level have included a federal gaming tax and limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items to customers, as well as various measures which would require withholding on amounts won by customers or on negotiated discounts provided to customers on amounts owed to gaming companies. It is not possible to determine with certainty the likelihood of possible changes in tax or other laws or in the administration of the laws. The changes, if adopted, could have a material adverse effect on our financial results.

Compliance with Other Laws and Regulations

        In addition to the regulations described above, our operations are also subject to extensive state and local laws, regulations and ordinances that apply to non-gaming businesses generally, and, on a periodic basis, we must obtain various other licenses and permits, including those required to sell alcoholic beverages. We have not incurred, and do not expect to incur, material expenditures with respect to these laws and regulations. There can be no assurances, however, that we will not incur material liability under these laws and regulations in the future. See also "Risk Factors—Risks Related to Our Business—Governmental Regulations" and "—Factors Beyond Our Control."

MANAGEMENT

        The following information summarizes the business experience during at least the past five years of each of our named executive officers and the members of our management board.

Name	Age	Position(s)
Neil G. Kiefer	53	Chief Executive Officer
Michael J. Hessling	52	Chief Operating Officer and Management Board
Deborah J. Pierce	56	Chief Financial Officer
John T. Blakely	60	Management Board
Gilbert DiGiannantonio(1)	56	Management Board
Edward C. Droste	53	Management Board
Sukeaki Izumi(2)	67	Management Board
Toyoroku Izumi(2)	42	Management Board
Dennis D. Johnson	54	Management Board
David L. Lageschulte	53	Management Board
William R. Ranieri(2)	83	Management Board

(1)
Mr. DiGiannantonio is the son-in-law of Mr. Ranieri.

(2)
Mr. Sukeaki Izumi is the father of Mr. Toyoroku Izumi.

Business Experience

        Neil G. Kiefer.    Mr. Kiefer was appointed our Chief Executive Officer in August 2004. Mr. Keifer has been involved in the Hooters organization since its inception in 1983, when he incorporated the original Hooters entity, Hooters Inc. From 1983 to 1992, Mr. Kiefer served as general outside counsel to Hooters Inc. and its related Hooters entities. From May 1992 to June 1994, Mr. Kiefer served as President and Chief Executive Officer of Hooters Management Corporation, the managing entity for Hooters Inc. and its affiliated companies. Since June 1994, Mr. Kiefer has served as President and Chief Executive Officer of Hooters Inc. and all other Hooters corporations affiliated with Hooters Inc. Mr. Kiefer was elected to the Hooters Inc. board of directors in 1994 and continues to serve on the board.

        Michael J. Hessling.    Mr. Hessling was appointed to our management board in July 30 2004 and was appointed our Chief Operating Officer in August 2004. Mr. Hessling has been involved in the gaming industry since 1979 when he joined Ceasars Palace as Manager of Financial Planning. Before his departure in 1983, Mr. Hessling was promoted to Assistant Vice President of Planning and Administration and, after assisting in the opening of Caesers Tahoe, served as management liaison between the Tahoe and Las Vegas operations. During 1983, Mr. Hessling served as Vice President of Casino Operations for CSP, a management company that operated the Dunes Hotel & Casino. From 1983 to 1988, Mr. Hessling served as general manager of several small casinos in Las Vegas. Since 1989, Mr. Hessling has been a part owner of and has served as Treasurer and a director for Beatty Future Inc., which owns a casino motel in rural Nevada. From 1989 until June 2004, Mr. Hessling served as Executive Vice President, General Manager and Chief Operating Officer of the Hotel San Remo.

        Deborah J. Pierce.    Ms. Pierce was appointed our Chief Financial Officer in February 2005. From June 1995 to May 1998, Ms. Pierce served as Vice President of Finance for Tropicana Resort & Casino and was responsible for various financial and operational aspects of the organization's business. From June 1998 to November 1998, Ms. Pierce served as Chief Financial Officer, Secretary and Treasurer of Palace REIT, a real estate investment trust formed in 1998 to acquire office and industrial properties in selected markets in the United States. From November 1998 to June 2003, Ms. Pierce served as Vice

President of Finance for Ameristar Casinos, Inc. From July 2003 to August 2004, Ms. Pierce served as Vice President of Finance for Silverton Casino, LLC where she was responsible for various financial, regulatory and operational aspects of the company's business. From November 2004 to February 2005, Ms. Pierce served as Chief Financial Officer of Fantasy Springs Resort & Casino.

        John T. Blakely.    Mr. Blakely was appointed to our management board in July 2004. Mr. Blakely has been practicing law in Florida since 1970. In 1973, Mr. Blakely practiced in the Tampa and Clearwater offices of Johnson, Blakely, Pope, Bokor, Ruppel and Burns and was a partner when he left in 2003. Since 2003, Mr. Blakely has been a partner with the Naples office of Roetzel & Andress, a national law firm based in Akron, Ohio. Mr. Blakely has served as Director (1999 to 2002) and President (2001 to 2002) of the Port Royal Club in Naples, Florida.

        Gilbert DiGiannantonio.    Mr. DiGiannantonio was appointed to our management board in July 2004. Mr. DiGiannantonio is one of the original founders of the Hooters restaurant, concept and brand. He has served as the Vice President of Operations and Vice President of Hooters Inc. since 1983. Mr. DiGiannantonio is also the co-owner of two Hooters restaurants in Las Vegas, Nevada. In addition, he is an owner of the Pete & Shorty's of Clearwater restaurant.

        Edward C. Droste.    Mr. Droste was appointed to our management board in July 2004. Mr. Droste is one of the original founders of the Hooters restaurant, concept and brand. Mr. Droste co-founded several restaurant concepts, including Pete & Shorty's Tavern and Adobe Gila's and was involved in the conceptual development of Dan Marino's Town Tavern and Stumps Supper Club. Currently, Mr. Droste serves as Chief Executive Officer of Provident Management Corporation, a resort management company, which he founded (since 1989), and as a director for Hooters Management Corporation (since 1992). In 1986, Mr. Droste founded Provident Advertising & Marketing, Inc., which is responsible for coordinating the promotional activities for the Hooters restaurants and the national distribution of the Hooters calendar. In 1995, Mr. Droste founded Provident Entertainment, Inc., an entertainment company that produces a two-hour radio talk show and is in talks to produce a motion picture. Mr. Droste also serves on the board of directors for the Outback Bowl (since 2004), the H. Lee Moffitt Cancer Center & Research Institute Foundation, Inc. (since 2003), and the Clearwater Regional Chamber of Commerce (since 1993).

        Sukeaki Izumi.    Mr. Izumi was appointed to our management board in July 2004. Mr. Izumi was the founder of Eastern & Western, which was formed in 1988 to acquire, remodel, expand and operate the Hotel San Remo property. Since 1988, Mr. Izumi has served as the President and Director of Eastern & Western. Mr. Izumi also serves as President and Director of S.I. Enterprises, LLC (formerly known as S.I. Enterprises, Inc.), the entity which wholly owns Eastern & Western (since 1990), Beatty Future, Inc. (since 1989), an entity in which Mr. Izumi has an ownership interest, and I & F Corporation, Japan (since 1973). Mr. Izumi served as President, Chairman and Director of Hakusui Tech, Co., Ltd. from 1992 to 2002. Hakusui Tech. Co., Ltd. filed an application for the commencement of civil rehabilitation proceedings with a Japanese court in June 2002. As a result of such filing, the company underwent court-supervised reorganization.

        Toyoroku Izumi.    Mr. Izumi was appointed to our management board in July 2004. Mr. Izumi has been a director, Secretary and Treasurer of Eastern & Western since 1990. From 1996 to 2002, Mr. Izumi served as Vice President of Beatty Future, Inc., an entity in which he has an ownership interest. Mr. Izumi also serves as director, Treasurer and Assistant Secretary of S.I. Enterprises, LLC (formerly known as S.I. Enterprises, Inc.), the entity that wholly owns Eastern & Western (since 1995), and as a director of I&F Corporation, Japan (since 1997). Mr. Izumi has been serving as the President of Hakusui Tech, Co., Ltd. since 2000. Hakusui Tech. Co., Ltd. filed an application for the commencement of civil rehabilitation proceedings with a Japanese court on June 21, 2002. As a result of such filing, the company underwent court-supervised reorganization.

        Dennis D. Johnson.    Mr. Johnson was appointed to our management board in August 2004. Mr. Johnson is one of the original founders of the Hooters restaurant, concept and brand. In 1994, Mr. Johnson joined the corporate office of Hooters Inc. and was responsible for maintaining the integrity of the Hooters trademark through quality control, store inspections and site selections until 2002. From 1994 to 2004, Mr. Johnson served as the Vice President of Hooters Management Corporation. Since 2000, Mr. Johnson has served as the Vice President of Merchandise Sales. Since 1992, Mr. Johnson has been a member of the Hooters Management Corporation board of directors.

        David L. Lageschulte.    Mr. Lageschulte was appointed to our management board in July 2004. Mr. Lageschulte is the controlling shareholder of the original licensee of the Hooters restaurant concept and brand. Mr. Lageschulte controls and is the Chief Executive Officer of 19 Hooters restaurants which operate throughout Southeast and Southwest Florida, and in the State of Nevada. Mr. Lageschulte is the Chief Executive Officer of LTP Management Group, Inc., a restaurant managing entity for 32 restaurants, which he established in 1987. Mr. Lageschulte co-founded several restaurant and entertainment concepts including Dan Marino's Fine Food & Spirits, Adobe Gila's, Ugly Tuna Saloona, Stumps Supper Club and Splitsville. Mr. Lageschulte also owns several corporations, in Florida and other states, which are involved in an array of operations including health and fitness centers, heavy equipment sales and leasing, well drilling and real estate investments.

        William R. Ranieri.    Mr. Ranieri was appointed to our management board in July 2004. Mr. Ranieri is one of the original founders of the Hooters restaurant, concept and brand and, since 1983, has served as a director for Hooters Management Corporation, Hooters Inc. and its related entities.

Executive Compensation

        Our executive officers do not currently receive any compensation for their services with us, but upon our licensing we intend to enter into employment agreements with Michael Hessling and Deborah Pierce.

Committees of our Management Board

        Our management board currently does not have any committees. More specifically, our management board does not have a compensation committee or an audit committee. The guidelines and pay levels for the compensation of executive officers will generally be established by the management board. All the functions of an audit committee will be performed by the entire management board.

Compensation of Managers

        The members of our management board currently do not receive any separate compensation for serving on our management board. All members of our management board are reimbursed for expenses incurred in connection with attendance at board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information regarding the beneficial ownership of the membership interests of 155 East Tropicana, LLC, as of December 31, 2004, and sets forth the number of and percentage owned by:

  •
  each person known to own beneficially more than 5% of any units of 155 East Tropicana, LLC's membership interests;

  •
  each of the members of our management board and named executive officers; and

  •
  all of our management board and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security.

Name of Beneficial Owner	Number of Units Beneficially Owned	Percent of Units Owned Beneficially
Florida Hooters LLC(1) 107 Hampton Road #200 Clearwater, FL 33759	66.67	66.67%
Hooters Gaming LLC 107 Hampton Road #200 Clearwater, FL 33759	33.40	33.40%
Gilbert DiGiannantonio(2) 107 Hampton Road #200 Clearwater, FL 33759	16.52	16.52%
William Ranieri(3) 107 Hampton Road #200 Clearwarter, FL 33759	6.61	6.61%
Edward Droste(4) 107 Hampton Road #200 Clearwater, FL 33759	3.97	3.97%
Dennis Johnson(5) 107 Hampton Road #200 Clearwater, FL 33759	0.66	0.66%
Neil Kiefer(6) 107 Hampton Road #200 Clearwater, FL 33759	1.67	1.67%
Lags Ventures, LLC 4411 Cleveland Avenue Ft. Myers, FL 33901	33.27	33.27%
David Lageschulte(7) 4411 Cleveland Ave. Ft. Myers, FL 33902	33.27	33.27%
EW Common LLC(8) 115 East Tropicana Ave. Las Vegas, NV 89109	33.33	33.33%
Eastern & Western Hotel Corporation(9) 115 East Tropicana Ave. Las Vegas, NV 89019	30.00	30.00%
S.I. Enterprises, Inc.(10) 115 East Tropicana Ave. Las Vegas, NV 89019	30.00	30.00%
Sukeaki Izumi(10)(11) 115 East Tropicana Ave. Las Vegas, NV 89109	2.10	2.10%
Toyoroku Izumi(10)(12) 115 East Tropicana Ave Las Vegas, NV 89109	27.90	27.90%
Michael J. Hessling(13) 115 East Tropicana Ave. Las Vegas, NV 89109	3.33	3.33%
All Management Board and Executive Officers as a group (11 persons)	96.04	96.04%

(1)
The membership interests of Florida Hooters LLC are owned 50.1% by Hooters Gaming LLC and 49.9% by Lags Ventures, LLC.

(2)
By virtue of his 49.474% ownership interest in Hooters Gaming LLC, Mr. DiGiannantonio is deemed to beneficially own 16.52% of our membership interests.

(3)
By virtue of his 19.789% ownership interest in Hooters Gaming LLC, Mr. Ranieri is deemed to beneficially own 6.61% of our membership interests.

(4)
By virtue of his 11.885% ownership interest in Hooters Gaming LLC, Mr. Droste is deemed to beneficially own 3.97% of our membership interests.

(5)
By virtue of his 1.979% ownership interest in Hooters Gaming LLC, Mr. Johnson is deemed to beneficially own 0.66% of our membership interests.

(6)
By virtue of his 5.000% ownership interest in Hooters Gaming LLC, Mr. Kiefer is deemed to beneficially own 1.67% of our membership interests.

(7)
By virtue of his sole ownership and control of Lags Ventures, LLC, Mr. Lageschulte is deemed to beneficially own all of our membership interests beneficially owned by Lags Venture, LLC.

(8)
The membership interests of EW Common LLC are owned 90% by Eastern & Western and 10% by Michael Hessling.

(9)
Eastern & Western is wholly owned by S.I. Enterprises, Inc.

(10)
S.I. Enterprises, Inc. was converted into a limited liability company on February 28, 2005 and is now known as S.I. Enterprises, LLC. The interests in S.I. Enterprises, Inc. are owned 93% by Toyoroku Izumi and 7% by Sukeaki Izumi. By virtue of its sole ownership of Eastern & Western, S.I. Enterprises, Inc. is deemed to beneficially own all of our membership interests beneficially owned by Eastern & Western.

(11)
By virtue of his 7% ownership of S.I. Enterprises, Inc., Mr. S. Izumi is deemed to beneficially own 2.10% of our membership interests.

(12)
By virtue of his 93% ownership of S.I. Enterprises, Inc., Mr. T. Izumi is deemed to beneficially own 27.90% of our membership interests.

(13)
By virtue of his 10% ownership of EW Common LLC, Mr. Hessling is deemed to beneficially own 3.33% of our membership interests.

MATERIAL AGREEMENTS

Casino Lease

        We have entered into a casino lease with Eastern & Western as the operator of all areas of the Hotel San Remo relating to casino gaming. Pursuant to the terms of the lease, Eastern & Western leases from us those portions of the Hotel San Remo containing the showroom, gaming and liquor servicing areas, including areas containing and immediately adjacent to slot machines, video machines, all gaming devices, table games, the poker room, keno area, baccarat areas, and other areas which are subject to direct supervision by the Nevada Gaming Authorities (as defined in the casino lease), as well as all surveillance areas, counting rooms, cashier cages and other areas ancillary to casino gaming. We refer to all such areas collectively as the "casino."

        Below is a summary of the material terms of the casino lease. This summary is qualified in its entirety by the casino lease, a copy of which will be provided to investors for review upon their request.

        Term.    The casino lease will terminate on the earlier of (i) the date on which none of the Notes is outstanding, and (ii) the last day of the month following our receipt of all licensing required by the appropriate governmental and regulatory authorities to conduct gaming and liquor sales at the Hotel San Remo. The term of the casino lease may be extended by written agreement between Eastern & Western and us.

        Rent and Reserves.    Prior to the re-opening of the hotel casino as the Hooters Casino Hotel (the "Re-Opening"), we are entitled to receive a base rent from Eastern & Western in an amount equal to $125,000 per month; provided, however, in the event that the casino is shut down prior to the Re-Opening in order to facilitate the Hooters Renovation, then no base rent shall be due for the period of such shutdown. Commencing with the time of the Re-Opening and thereafter (so long as the lease is in effect), we will be entitled to receive an adjusted base rent in an amount equal to $450,000 each month. We will also be entitled to elect to adjust the adjusted base rent upwards to fair market value at six months and 18 months after the Re-Opening based upon the revenue generated by or from the casino operations. The base rent for any partial month will be prorated based on the actual number of days in the month. In addition to the base rent, and to the extent that there is available cash flow from casino operations, Eastern & Western is required to make the following reserves:

  •
  Capital Reserve. Eastern & Western will deposit $30,000 into a capital reserve account each month for capital improvements to the casino, such as the purchase of gaming devices, including new gaming devices to be used in the Hooters Casino Hotel. The balance in this reserve shall be paid out of the account to Eastern & Western on a monthly basis, and all amounts in this reserve are the property of Eastern & Western.

  •
  "Change in Control" Reserve. Eastern & Western will deposit $120,000 each month into a change in control reserve until the Re-Opening, which shall be the property of, and accrue for the benefit of, Eastern & Western and shall be available to pay the "change in control" fees that Eastern & Western may be obligated to pay at or before the termination of the casino lease. In the event that Eastern & Western is not obligated to make such payments, or the amount in such reserve is in excess of the amount to be paid, the balance in this reserve shall be immediately paid to Eastern & Western.

  •
  Expense Reserve. Eastern & Western must establish a reserve in the amount of $55,000 each month to be used for the payment of legal, accounting and professional fees, and renewal, licensing and other general business expenses that Eastern & Western is obligated to pay. The balance in this reserve shall be paid out of the account to Eastern & Western on a monthly basis, and all amounts in this reserve are the property of Eastern & Western.

  •
  Cash Account. Any cash flow from casino operations remaining after making the reserves set forth above shall be deposited by Eastern & Western into an account to secure Eastern & Western's Note guarantee and to be held in trust for the benefit of the holders of the Notes and for the benefit of the lenders under our new senior secured credit facility, until such time all Notes cease to be outstanding. The amount of funds required to be on deposit in the cash account will be determined on a cumulative basis over the term of the casino lease and may fluctuate from month to month. There can be no assurance as to what amount, if any, will be on deposit in the cash account at any given time. See "Description of Notes—Collateral—E&W Guarantee and Collateral."

        Entry and Access.    We may enter the casino at any time (i) to inspect the casino; (ii) to determine whether Eastern & Western is complying with its obligations under the casino lease, and (iii) to the extent permitted under the casino lease, to make casino repairs. However, we may not access any areas that are required by the Nevada Gaming Authorities to be under the direct supervision of Eastern & Western.

        Tenant Responsibilities.    During the term of the casino lease, Eastern & Western is responsible for, among other things:

  •
  controlling and supervising the casino and the casino's security department to the extent necessary to satisfy the requirements of the Nevada Gaming Authorities;

  •
  maintaining all assets, furniture, fixtures, trade fixtures, equipment and other personal property necessary for the operation of the casino;

  •
  maintaining the casino in good repair and condition;

  •
  paying all taxes, assessments, license fees and other charges levied or assessed against the casino;

  •
  providing the casino with all necessary and appropriate utilities services;

  •
  procuring and maintaining insurance coverage for commercial general liability, commercial automobile liability, tenant's property, business interruption, worker's compensation, employment practices and liability, and crime; and

  •
  all salaries, employee benefits, taxes, and insurance relating to its employees and worker's compensation coverage for its employees pursuant to applicable law.

        Hooters Renovations.    Subject to certain conditions, during the term of the casino lease, we may commence renovation of the casino in connection with the Hooters re-branding. In connection with such renovations we are entitled to remove, alter, improve or rebuild the lobby, facilities, apparatus, machinery, equipment and all public and rentable areas of the Hotel San Remo. We will not be liable to Eastern & Western for any losses resulting from our activities in connection with the renovation.

  Termination.

  •
  Destruction. Subject to certain exceptions, the casino lease will terminate if the casino is totally destroyed by fire or other casualty, or if any portion of the casino is similarly destroyed resulting in substantial interference with Eastern & Western's use of the casino.

  •
  Taking. If the whole of the casino is condemned and taken by a competent authority for any public or quasi-public purpose, the casino lease will terminate. In addition, if more than ten percent of the floor space of the hotel is condemned or taken, either we or Eastern & Western may terminate the lease under certain conditions.

  •
  Default. Either party may terminate the casino lease if the other party is in default. We are in default if we fail to perform our obligations under the casino lease and such failure continues for 30 days after written notice of such failure. Eastern & Western is in default if it (i) fails to pay, when due, the base rent or any other amounts due to us or any other third party and such failure continues for five days; (ii) fails to perform its obligations under the casino lease and such failure continues for 30 days after written notice of such failure (if such notice is required to be given); or (iii) fails to possess all licenses necessary for the operation of the casino. If either party fails to perform its respective obligations under the casino lease and such default cannot reasonably be cured within 30 days, the lease cannot be terminated if the defaulting party begins to cure the default during the 30-day period and proceeds diligently to cure the default.

        Transfer.    We and Eastern & Western have agreed to consent to a transfer of the casino lease to, or termination of the lease by, the trustee or the purchaser in a foreclosure sale upon the occurrence of an event of default under the indenture governing the Notes. We have agreed to consent to the mortgage of Eastern & Western's interest in the casino lease in connection with the Notes and to any subsequent assignment or transfer of Eastern & Western's interest in the casino lease upon foreclosure of such mortgage.

        Non-compete.    Eastern & Western has agreed that, during the term of the casino lease, it will not operate a similar casino at any other location in Clark County, Nevada, including any location within a hotel and/or casino property.

Hotel Lease

        We have also entered into a hotel lease with Eastern & Western as the operator of all non-casino areas of the Hotel San Remo, or the hotel. Below is a summary of the material terms of the hotel lease. This summary is qualified in its entirety by the hotel lease, a copy of which will be provided to investors for review upon their request.

        Term.    The hotel lease will terminate on the earlier of (i) the date on which none of the Notes are outstanding, and (ii) the last day of the month following our receipt of all licensing required by the appropriate governmental and regulatory authorities to conduct gaming and liquor sales at the Hotel San Remo. The term of the hotel lease may be extended by written agreement between Eastern & Western and us.

        Rent.    We are entitled to receive rent from Eastern & Western, which consists of a minimum rent and a percentage rent. The minimum rent is equal to $250,000 per month. The percentage rent is equal to one hundred percent of all revenues received from the operation of the hotel, less the actual operational expenses (which includes the minimum rent) and working capital reserves determined and agreed upon by us and Eastern & Western on a monthly basis or as set forth in a budget agreed upon by us and Eastern & Western. The minimum rent must be paid on a monthly basis on the first of each month and the percentage rent must be paid in arrears on the first of each month. Rent for any partial month will be prorated based on a thirty-day month. In the event that the hotel is shut down prior to the Re-Opening in order to facilitate the Hooters Renovation, then no rent shall be due for the period of such shut down.

        Entry and Access.    We may enter the hotel at any time to (i) inspect the hotel, (ii) determine whether Eastern & Western is complying with its obligations under the hotel lease, and (iii) to the extent permitted under the hotel lease, make hotel repairs. However, we will not have access to any area to which access is restricted by Nevada Gaming Laws (as defined in the hotel lease).

        Tenant Responsibilities.    During the term of the hotel lease, Eastern & Western is responsible for, among other things:

  •
  providing and restocking the inventory to be used in the ordinary course of the operation of the hotel;

  •
  maintaining the hotel in good repair and condition;

  •
  paying all costs and construction done by or for itself on the hotel as permitted under the hotel lease;

  •
  providing the casino with all necessary and appropriate utilities services;

  •
  procuring and maintaining insurance coverage for commercial general liability, commercial automobile liability, tenant's property, business interruption, worker's compensation, employment practices and liability, and crime;

  •
  paying all taxes, assessments, license fees and other charges levied or assessed against the hotel; and

  •
  all salaries, employee benefits, taxes, insurance, and worker's compensation relating to its employees.

        Hooters Renovations.    Subject to certain conditions, during the term of the hotel lease, we may commence renovation of the hotel in connection with the Hooters re-branding. In connection with such renovations we are entitled to remove, alter, improve or rebuild the lobby, facilities, apparatus, machinery, equipment and all public and rentable areas of the Hotel San Remo. We will not be liable to Eastern & Western for any losses resulting from our activities in connection with the renovation.

        Termination.    The hotel lease will terminate in the following situations:

  •
  Destruction. Subject to certain exceptions, the hotel lease will terminate if the hotel is totally destroyed by fire or other casualty, or any portion of the hotel is similarly destroyed resulting in substantial interference with Eastern & Western's use of the hotel.

  •
  Taking. If the whole of the hotel is condemned and taken by a competent authority for any public or quasi-public purpose, the hotel lease will terminate. In addition, if more than ten percent of the floor space of the hotel is condemned or taken, either we or Eastern & Western may terminate the lease under certain conditions.

  •
  Default. Either party may terminate the hotel lease if the other party is in default. We are in default if we fail to perform our obligations under this lease or the casino lease and such failure continues for 30 days after written notice of such failure. Eastern & Western is in default if it (i) fails to pay, when due, the rent or any other amounts due to us or any other third party and such failure continues for five days; (ii) fails to perform its obligations under this lease or the casino lease and such failure continues for 30 days after written notice of such failure (if such notice is required to be given); or (iii) fails to possess all licenses necessary for the operation of the casino. In the event that either party fails to perform its respective obligations under this lease or the casino lease and such default cannot reasonably be cured within 30 days, the lease cannot be terminated if the defaulting party begins to cure the default during the 30-day period and proceeds diligently to cure the default.

        Transfer.    We and Eastern & Western have agreed to consent to a transfer of the hotel lease to, or termination of the lease by, the trustee or the purchaser in a foreclosure sale upon the occurrence of an event of default under the indenture governing the Notes. We have agreed to consent to the mortgage of Eastern & Western's interest in the hotel lease in connection with the Notes and to any subsequent assignment or transfer of Eastern & Western's interest in the hotel lease upon foreclosure of such mortgage.

        Non-compete.    Eastern & Western has agreed that, during the term of the hotel lease, it will not operate a similar business at any other location in Clark County, Nevada, including any location within a hotel and/or casino property.

Joint Venture Agreement

        Florida Hooters LLC and EW Common LLC entered into a joint venture agreement for the purpose of forming 155 East Tropicana, LLC and documenting the terms of their investments and business venture. 155 East Tropicana, LLC was formed with the intention of renovating the Hotel San Remo with a Hooters entertainment concept and theme. Under the terms of the agreement, the venture progresses in three stages.

        The first stage involved the formation of 155 East Tropicana, LLC and the conveyance of all the real property and non-gaming assets owned by and associated with the Hotel San Remo. In addition, the casino lease and the hotel lease between 155 East Tropicana, LLC and Eastern & Western, a member of EW Common LLC, were executed and certain intellectual property rights were assigned to 155 East Tropicana, LLC by the respective members of Florida Hooters LLC.

        The second stage relates to the renovation of the hotel casino and requires the following to occur on or before July 30, 2005:

  •
  execution of definitive documents relating to the financing of the redesign and renovation of the Hotel San Remo as the Hooters Casino Hotel, or the Hooters renovation, and a commitment of the funds for such purpose;

  •
  approval of the plans for the Hooters renovation;

  •
  approval of the budget and timeline for the Hooters renovation; and

  •
  approval of the total costs associated with the Hooters renovation.

        The final stage relates to the receipt by 155 East Tropicana, LLC and to the extent applicable, its members, owners and key employees, of all licenses necessary to conduct gaming at the hotel casino. In connection with the licensing, the following events, among other things, are required to occur:

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  Eastern & Western and EW Common LLC, as the case may be, will convey to 155 East Tropicana, LLC all rights, properties and businesses which comprise, are used in, or relate to the gaming operations as well as the inventory used in the operation of the hotel casino, excluding working capital;

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  the casino lease and the hotel lease will be terminated, unless terminated earlier;

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  Eastern & Western will assign to 155 East Tropicana, LLC, and 155 East Tropicana, LLC will assume, all of the contracts pertaining to the operation of the hotel casino; and

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  155 East Tropicana, LLC will assume the agreed-upon current liabilities of Eastern & Western.

        In the event that members of Florida Hooters LLC or EW Common LLC are unable to obtain the licensing necessary to own an indirect interest in 155 East Tropicana, LLC, as a gaming licensee, on or before January 31, 2006, then Florida Hooters LLC or EW Common LLC, respectively, will take all necessary actions to give to each of its unlicensed members an unsecured promissory note (subject to a one year maturity without interest) in a principal amount equal to such member's capital contribution (if all of the interests of such member have not prior thereto been purchased by the licensed members) so that as promptly as possible each unlicensed member will cease to have any interest in Florida Hooters LLC or EW Common LLC, respectively, or any direct or indirect interest in 155 East Tropicana, LLC.

        If EW Common LLC fails to obtain the requisite approvals of the Nevada Gaming Authorities to own an interest in the Company as a gaming licensee, then the EW Preferred Account (as defined in the Operating Agreement) shall be converted to an unsecured loan (the "EW Preferred Note Loan", as such term is further defined in the "certain definitions" section of this registration statement) evidenced by an unsecured promissory note in a principal amount equal to the EW Preferred Account, which such loan shall accrue non-cash interest at the rate of the EW Preferred Return and shall mature on the later of the following events to occur: (i) upon the occurrence of a sale of the Hotel/Casino, or (ii) the date on which the Notes offered hereby and any amounts borrowed pursuant to the Credit Agreement (the "Renovation Financing") ceases to be outstanding. The payment of all obligations in respect of the EW Preferred Note Loan shall be subordinated to the prior payment in full in cash of all obligations of the Company and its subsidiaries under the Renovation Financing.

Operating Agreement

        Pursuant to the joint venture agreement, 155 East Tropicana, LLC was formed and our members entered into our operating agreement. Pursuant to the operating agreement, Florida Hooters LLC has the right to appoint six managers, and EW Common LLC has the right to appoint three managers. Florida Hooters LLC exercised this right and appointed Messers. Lageschulte, DiGiannantonio, Ranieri, Droste, Johnson and Blakely. EW Common LLC has also exercised this right and appointed Messers. S. Izumi, T. Izumi and Hessling.

        Approval of Certain Transactions.    Subject to certain conditions, restrictions and exceptions, the following actions require the unanimous approval of the management board:

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  determination of the time to make distributions of available cash to members;

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  organizing entities to serve as our subsidiaries and determination of their form and structure;

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  establishing policies, job descriptions, salaries, terms of employment, procedures and guidelines for the chief operating officer and the chief financial officer and hiring or firing such person;

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  indemnifying any member, management board member or any other affiliated person;

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  enter into transactions on our behalf involving the incurrence of indebtedness or the granting of a security interest or lien upon any assets, including any renovation financing;

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  accepting resignation from a member before dissolution;

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  adjusting the number of persons on the management board;

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  merger or consolidation with any other entity;

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  sell all or substantially all of our assets;

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  the Hooters renovation;

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  issuance of additional membership interests;

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  amending our articles of organization and the operating agreement;

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  voluntary commencement of a bankruptcy proceeding with us as a debtor or any assignment for the benefit of our creditors;

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  acquire real property outside the ordinary course of our business;

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  any decision regarding salary or other remuneration to a member or a member of the management board; and

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  any decision to enter into a lease for the operation of the hotel casino.

        In addition, the operating agreement contains parallel provisions regarding the inability of members to obtain licensing as further described in "—Joint Venture Agreement."

Construction Contract

        We have entered into a guaranteed maximum price construction contract with The PENTA Building Group, Inc. pursuant to which The PENTA Building Group, Inc. will act as construction contractor for the renovation of the hotel casino. The basis for payments under the guaranteed maximum price construction contract will be the costs of work plus a contractor's fee in the amount of (i) 3.75% of the final cost of the work (other than room remodels), including any contract changes, (ii) 1.5% of the cost of the work for managing our direct contracts, and (iii) 2.5% of the final cost associated with room remodels, with a guaranteed maximum price (which is the aggregate of the costs of the work and the contractor's fee based on certain assumptions) in the amount of $36.5 million. The guaranteed maximum price in the construction contract is based upon the current specifications and drawings and provides for further development by the architect of such specifications and drawings. However, such provision does not include the cost of items such as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, will be incorporated by a change order. Fees for changes in work will be based on the same parameters as the contractor's fee described above. Other costs that cause the maximum guaranteed price to be exceeded will be paid by The PENTA Building Group, Inc. without any reimbursement by us. In addition, the general contractor will share in a percentage of savings over a base contingency on a graduating basis.

        The PENTA Building Group, Inc. will purchase and maintain insurance that will protect it from certain claims which may arise out of or result from its operations under the construction contract and for which it may be liable. The PENTA Building Group, Inc.'s general liability insurance will be charged at a fixed and non-auditable rate of 0.75% of the contract amount. In the event that we require a performance and payment bond, the bond will be charged at invoice, which will approximate 0.67% of the contract amount. Bonds in a total amount equal to the guaranteed maximum price will be furnished by The PENTA Building Group, Inc. or subcontractors to cover faithful performance of the contract and the payment of the obligations arising under the contract. The cost of The PENTA Building Group, Inc.'s general liability insurance and the cost of a performance and payment bond are included in the guaranteed maximum price.

        Under the guaranteed maximum price construction contract, the renovation and construction is scheduled to begin on April 1, 2005, subject to receipt of building permits in accordance with an agreed upon schedule. Based on an April 1, 2005 commencement date, substantial completion of the entire project is scheduled to be achieved no later than February 1, 2006. Liquidated damages will be assessed against the contractor at the rate of $3,500 for each calendar day of delay beyond 30 days after February 1, 2006, as such date may be extended by contract change order.

        The guaranteed maximum price will be subject to material increase if a written order prepared by the architect or us and signed by us that directs a change in the work prior to agreement on adjustment, if any, in the contract sum or the contract time, or both. Changes in the work may be made after the execution of the construction contract by change order, construction change directive or order for a minor change in the work, subject to certain limitations. A change order will be based upon agreement between us and The PENTA Building Group, Inc. A construction change directive requires our consent and an order for a minor change in the work may be issued by the architect.

Architectural Contract

        We have retained C&B Nevada, Inc. as the renovation architect. On December 2, 2004, we entered into an architectural agreement with C&B Nevada, Inc. for the provision of architectural services in connection with the renovation of the hotel casino. Under the terms of the agreement, C&B Nevada, Inc. will coordinate design intent and interiors with Maverick Architecture and Design, LLC and engineering services provided under separate contract with Carter & Burgess, Inc. C&B

Nevada, Inc. furnished drawings to us for the renovation for a total fee of $180,000 plus time and materials for interiors.

Cash Collateral and Disbursement Agreement

        Pursuant to the cash collateral and disbursement agreement entered into among The Bank of New York Trust Company, N.A., as the disbursement agent and the trustee, and us (the "Cash Collateral and Disbursement Agreement"), a portion of the net proceeds of the offering of the old notes was placed into renovation disbursement and interest reserve accounts to be disbursed by the disbursement agent.

  Renovation Disbursement Account

        Approximately $50.8 million of the net proceeds of the offering of the old notes was deposited into a renovation disbursement account, of which $4.3 million are working capital funds that will be held until 155 East Tropicana, LLC receives its gaming license, and will be used to fund the design, renovation and equipping of the Hooters Casino Hotel. All such funds are held in the renovation disbursement account and will secure the Notes (pursuant to a first priority lien) and our obligations under our new senior secured credit facility (pursuant to a second priority lien) until disbursed in accordance with the Cash Collateral and Disbursement Agreement.

        Subject to certain exceptions, the disbursement agent will disburse funds from the renovation disbursement account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement. These conditions include our delivery of an officers' certificate containing certain certifications (including invoices); however, such certifications will not be subject to independent verification by the disbursement agent or any other third party, and neither the architect nor the contractor will be required to sign off on any disbursements.

        The Cash Collateral and Disbursement Agreement will permit advance disbursements from the renovation disbursement account of up to $1.5 million in the aggregate outstanding at any time subject to certain conditions.

  Interest Reserve Account

        An aggregate of $11.2 million of the net proceeds of the offering of the old notes was deposited into an interest reserve account. Funds in this account are invested in government securities and other cash equivalents by the disbursement agent as directed by the trustee from time to time, in an amount, that together with interest to be earned thereon, is sufficient to pay the first two interest payments on the Notes. Funds and other assets held in the interest reserve account secure the Notes but not our obligations under our new senior secured credit facility. These funds, together with interest to be earned thereon, will be used for the first two payments of interest on the Notes in accordance with the indenture governing the Notes.

  Renovation Budget

        The Cash Collateral and Disbursement Agreement provides that the renovation budget may be amended only upon the satisfaction of certain conditions set forth in the Cash Collateral and Disbursement Agreement. In addition, renovation line items in the budget may only be increased if the funds for such increase are made available in the budget from certain specified sources. We have also agreed to cure any anticipated cost overrun during the renovation of the hotel casino using funds from certain specified sources and to provide certain certifications from time to time regarding project costs.

  Final Disbursement of Funds

        Any funds remaining in the interest reserve account following payment of the first two payments of interest on the Notes shall be automatically deposited (a) if the Re-Opening has not yet occurred, into the renovation disbursement account to be subsequently disbursed in accordance with the Cash Collateral and Disbursement Agreement or (b) if the Re-Opening has occurred, to the account specified by us.

        Pursuant to the Cash Collateral and Disbursement Agreement, once the disbursement agent receives an officer's certificate from us confirming that (1) the re-opening of the hotel casino as the Hooters Casino Hotel has occurred, (2) there is no ongoing construction (other than maintenance and repairs in the ordinary course of business), (3) there exists no default or event of default under the Cash Collateral and Disbursement Agreement, (4) all amounts required to be paid to the contractors in connection with the renovation have been paid or will be paid with proceeds from the final disbursement and (5) that there are no mechanic's liens or other liens filed against the renovation, then the disbursement agent will disburse all remaining funds in the renovation disbursement account, if any, to the account specified by us.

  Investments; Pledge of Accounts

        The disbursement agent invests any money held by it in the renovation disbursement account and interest reserve account in government securities and other cash equivalents as directed in writing by the trustee from time to time. Any income or gain realized as a result of any such investment shall be held as part of the applicable account and reinvested as provided in the Cash Collateral and Disbursement Agreement. All funds, government securities and other assets in the securities accounts and the deposit accounts established pursuant to the Cash Collateral and Disbursement Agreement will secure the Notes (pursuant to a first priority lien) and, except as to the interest reserve account, our obligations under our new senior secured credit facility (pursuant to a second priority lien).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We believe that all of the transactions mentioned below are on terms at least as favorable to us as would have been obtained from an unrelated third party.

Florida Hooters LLC and Related Entities

        We have entered into an assignment agreement with Florida Hooters LLC whereby we have been assigned (i) a license to use certain intellectual property related to the Hooters brand in connection with gaming, casino or combined hotel gaming and casino operations at the Hotel San Remo property; (ii) a non-exclusive license to use the Hooters restaurant concept at the Hotel San Remo property; and (iii) an exclusive license to use certain intellectual property to operate and promote restaurants, taverns, lounges and bars using the marks "Dan Marino's Fine Food & Spirits" and "Martini Bar," which is operated in conjunction with Dan Marino's Fine Food & Spirits, at the Hotel San Remo property. Pursuant to the assignment agreement, we must pay certain fees to related entities.

        Hooters Gaming Corporation is a related entity which is owned by certain members of our management board (Gilbert DiGiannantonio (52.078%), William Ranieri (20.831%), Edward Droste (12.510%), and Dennis Johnson (2.083%)) as well as some of our other indirect minority interest owners. Las Vegas Wings, Inc. is a related entity that is owned by David Lageschulte (50.69%), Gilbert DiGiannantonio (14.18%) and William Ranieri (5.13%), all of whom are members of our management board and indirect membership interest owners. Lags Ventures, Inc. is a related entity which is wholly owned by David Lageschulte, a member of our management board and an indirect beneficial owner (through Lags Ventures, LLC) of 33.27% of our membership interests.

        Pursuant to the terms of our assignment agreement with Florida Hooters LLC, we must pay the following fees:

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  Hooters Gaming Corporation. Subject to the approval of the Nevada Gaming Authorities and the licensure of Hooters Gaming Corporation, we will pay Hooters Gaming Corporation a fee equal to three percent (3%) of all net gaming revenues generated from our gaming activities (as defined by Nevada law). The fee will accrue on a monthly basis.

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  Las Vegas Wings, Inc. We will pay Las Vegas Wings, Inc. a consent fee equal to four percent (4%) of gross sales from any Hooters branded restaurant, including the gross sales of any merchandise with a Hooters logo, at any location on or about the Hooters Casino Hotel. This consent fee will accrue monthly.

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  Lags Ventures, Inc. Once we begin use of the "Dan Marino's Fine Food & Spirits" and "Martini Bar" marks in connection with restaurant services at the Hotel San Remo property, we will pay Lags Ventures, Inc. a royalty equal to six percent (6%) of gross sales generated from such establishments. This mark fee will be calculated on a monthly basis, subject to any subordination or deferral agreed to by Lags Ventures, Inc., and will be payable no later than 30 days after the termination of the preceding full calendar month. In addition to the mark fee, we will pay Lags Ventures, Inc. all training fees, set-up fees and other start-up items customarily incurred by Lags Ventures, Inc. in similar licensing situations. These additional fees and amounts will not be subordinated or deferred to any other amount.

        Hooters Gaming Corporation, Las Vegas Wings, Inc. and Lags Ventures, Inc. have agreed to subordinate payment of their respective fees in favor of the obligations of 155 East Tropicana, LLC and its subsidiaries under the Notes and any guarantees of the Notes, certain payments to be made pursuant to our operating agreement, and any fees due to any of them will accrue and remain unpaid until there is sufficient net cash flow from operations to make all of the foregoing payments. In addition, the foregoing fees will be subject to applicable limitations in the indenture governing the Notes, such as the limitation on restricted payments to the extent they constitute restricted payments.

Other Transactions

        Provident Advertising & Marketing, Inc.    Provident Advertising & Marketing, Inc.'s majority shareholder is Edward C. Droste, a member of our management board and an indirect beneficial owner of 3.96% of our membership interests. During 2004, Provident Advertising & Marketing, Inc. provided us with services relating to the planning and development of an advertising and marketing plan. The marketing fee paid to Provident Advertising & Marketing, Inc. for the year ended December 31, 2004 was $19,500. We will continue to engage Provident Advertising & Marketing, Inc. for the continued development and implementation of a strategic marketing plan in connection with our anticipated opening and operation of the Hooters Casino Hotel.

        Eastern & Western Hotel Corporation.    We have entered into a casino lease with Eastern & Western as the operator of all areas of the Hotel San Remo relating to casino gaming. Pursuant to the terms of the lease, Eastern & Western leases from us those portions of the Hotel San Remo containing the showroom, gaming and liquor servicing areas, including areas containing and immediately adjacent to slot machines, video machines, all gaming devices, table games, the poker room, keno area, baccarat areas, and other areas which are subject to direct supervision by the Nevada Gaming Authorities (as defined in the casino lease), as well as all surveillance areas, counting rooms, cashier cages and other areas ancillary to casino gaming. We have also entered into a hotel lease with Eastern & Western as the operator of all non-casino areas of the Hotel San Remo. For more detailed information, see "Material Agreements—Casino Lease" and "—Hotel Lease."

        Hawkeye Construction and Millwork, Inc.    Hawkeye Construction and Millwork, Inc. is co-owned by David Lageschulte, a member of our management board and an indirect beneficial owner of 33.27% of our membership interests. In February 2005, we entered into an agreement with Hawkeye Construction and Millwork, Inc. whereby Hawkeye Construction and Millwork, Inc. would manage the construction and renovation project at the hotel casino property. Total compensation for services will be two percent (2%) of the construction and furniture, fixtures and equipment costs, but will not exceed $600,000. The first payment is due within 15 days of the earlier of (i) the closing of the offering of the old notes and (ii) May 1, 2005. The balance of the fee will be paid on a monthly basis.

        Pete & Shorty's, Inc.    Pete & Shorty's, Inc. is owned by our chief executive officer, Neil Kiefer (6.39%), certain members of our management board (Gilbert DiGiannantonio (12.77%), William Ranieri (4.26%), Edward Droste (14.00%), and Dennis Johnson (9.34%)), and an indirect minority interest owner. In March 2005, we entered into a license agreement with Pete & Shorty's, Inc. whereby we were granted a nonexclusive, royalty-free license to use the Pete & Shorty's mark in connection with a restaurant, bar and lounge at the Hooters Casino Hotel. Pursuant to the license agreement, we can also use the mark in connection with affiliated merchandise, entertainment and casino services.

DESCRIPTION OF OTHER INDEBTEDNESS

        This summary is qualified in its entirety by references to the various documents governing the financing arrangements.

New Senior Secured Credit Facility

        We entered into a new $15.0 million senior secured credit facility with Wells Fargo Foothill, Inc. concurrently with the offering of the old notes. At our option, the interest rate will be either the lender's prime rate plus 2.00% per annum or LIBOR plus 3.50% per annum. The new senior credit facility is a four year revolving credit facility of up to the lesser of $15.0 million or three times our trailing twelve month EBITDA through September 30, 2006 and two times thereafter, but the multiple of EBITDA requirement will not apply if the borrowings are less than $7.5 million. Our trailing 12 month EBITDA as of March 31, 2005 is $6,225,314. All of our obligations under our new senior secured credit facility are secured by first priority liens and security interests in substantially all of our properties and assets.

        EBITDA is defined for any fiscal period as the Company's consolidated net income (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP, and, in each case without duplication and to the extent incurred in such period and subtracted in the calculation of net income (loss) with respect thereto (and not otherwise added back), plus (a) pre-opening costs in connection with and incurred prior to the re-opening, in an aggregate amount not to exceed $6,000,000, paid entirely out of funds from the renovation disbursement account, (b) non-cash write-downs of assets associated with the retirement of assets in the ordinary course of business, (c) costs and expenses in association with the initial closing of our new senior secured credit facility (including costs with respect to the pay-off of the existing lender), in an aggregate amount not in excess of $1,400,000, paid from the initial proceeds of the Notes, (d) initial licensing expenses for obtaining applicable gaming licenses and liquor licenses, in an aggregate amount not in excess of $800,000, and (e) any other non-cash expense. Because 155 East Tropicana, LLC became operational only upon completion of the acquisition of the Hotel San Remo and 155 East Tropicana Finance Corp. has no operations, EBITDA for each month in 2004 was set at an amount agreed to between the Company and Wells Fargo Foothill, Inc.

        All of our obligations under the new senior secured credit facility are secured by first priority liens on and security interests in all of our properties and assets. The lien on the collateral that secures the Notes (other than the security interests in the renovation reimbursement account, which will be senior, and interest reserve account, which will not secure our new senior credit facility) are contractually subordinated to the liens securing the principal amount of borrowings of up $15.0 million (plus related interest, fees, indemnities, costs and expenses) under the new senior secured credit facility. The senior secured credit facility requires us to pay a closing fee of $225,000, an unused fee of 0.50% per annum on any unused portion of the new senior secured credit facility, and, if terminated prior to the third anniversary date, a prepayment premium of 1.00% of the maximum credit amount for each year or partial year remaining from the termination date to the third anniversary date. The new senior secured credit facility also contains customary financial covenants and other covenants and events of default.

Intercreditor Agreement

        Concurrently with the closing of the offering of the old notes and our new senior secured credit facility, we and the lender under our new senior secured credit facility and the trustee, on behalf of the holders of the Notes, entered into an intercreditor agreement, which defines the rights of the lenders under our new senior secured credit facility in relation to the rights of the trustee and the holders of the Notes with respect to the collateral securing the Notes.

        The intercreditor agreement, among other things, provides that the liens securing the Notes and any guarantees thereof are contractually subordinated (other than the security interests in the renovation disbursement account, which are senior, and interest reserve account, which do not secure our new senior secured credit facility) to the liens securing the principal amount of indebtedness of up to $15.0 million (plus related interest, fees, indemnities, costs and expenses) under our new senior secured credit facility. The trustee's ability to exercise rights and remedies in respect of the collateral also will be subject to the terms of the intercreditor agreement. See "Description of Notes—Intercreditor Agreement."

THE EXCHANGE OFFER

        The following summary of certain provisions of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement which has been filed with the Commission as Exhibit 2.4 to our registration statement. Any discussion of the terms of the registration rights agreement is qualified in its entirety by reference to the complete agreement.

Purpose and Effect; Registration Rights

        On March 29, 2005, or the Issue Date, we issued $130,000,000 aggregate principal amount of old notes to the initial purchasers in transactions not registered under the Securities Act. The sale of the old notes was made in reliance on an exemption from registration under the Securities Act. The initial purchaser then sold the old notes to qualified institutional buyers under Rule 144A or Regulation S of the Securities Act. Because the old notes have been sold pursuant to exemptions from registration, the old notes are subject to transfer restrictions.

        In connection with the issuance of the old notes, we entered into a registration rights agreement, or the Registration Rights Agreement, with the initial purchasers that requires us to:

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  file a registration statement, or the Exchange Offer Registration Statement, with the Commission promptly, but no later than 90 days after the Issue Date;

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  use our respective reasonable best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act promptly, but no later than 150 days after the Issue Date;

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  keep the Exchange Offer Registration Statement effective until the consummation of the exchange offer; and

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  use our respective reasonable best efforts to commence and complete the exchange offer promptly, but no later than 30 days after the date on which the Exchange Offer Registration Statement has become effective, and hold the exchange offer open for not less than 20 business days.

        "Registrable Notes" means the old notes that may not be sold without restriction under federal or state securities laws; provided, however, that any such note shall cease to be a Registrable Note when (i) an applicable registration statement, other than the Exchange Offer Registration Statement, covering such note has been declared effective by the Commission and such note has been disposed of in accordance with such effective registration statement; (ii) such note has been exchanged pursuant to the exchange offer for one or more applicable new note that may be resold without restriction under state and federal securities laws; (iii) such note ceases to be outstanding for purposes of the applicable indenture; or (iv) such note has been sold in compliance with Rule 144 or is salable pursuant to Rule 144(k) under the Securities Act.

        Under existing Commission interpretations, we believe that the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we have agreed to allow such broker-dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of the new notes. We and the guarantors under the notes will use our respective reasonable best efforts to keep the Exchange Offer

Registration Statement effective for such period of time as such persons must comply with such requirements in order to resell the new notes, the "Applicable Period".

        If (i) prior to the time the exchange offer is completed (A) existing Commission interpretations are changed such that the new notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the Holders, taken as a whole, would be materially adversely affected by the consummation of the exchange offer; (ii) the exchange offer has not been completed within 195 days following the Issue Date; or (iii) the exchange offer is not available to any holder of the notes, we and the guarantors shall, in lieu of (or, in the case of clause (iii), in addition to) conducting the exchange offer, file under the Securities Act a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Notes (the "Shelf Registration Statement").

        The Registration Rights Agreement provides that the Issuers:

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  will file the Shelf Registration Statement with the Commission as soon as practicable, but no later than 30 days after the time such obligation to file arises;

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  will use their respective best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act no later than 60 days after the date such Shelf Registration Statement is filed; and

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  will use their respective best efforts to keep such Shelf Registration Statement continuously effective for a period ending on the earlier of the second anniversary of the date such Shelf Registration Statement became or was declared effective or such time as all Registrable Notes covered by the Shelf Registration have been sold or there are no longer any Registrable Notes outstanding.

        A holder that sells notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security-holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). The Issuers will provide a copy of the Registration Rights Agreement to prospective investors upon request.

        In the event that:

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  we have not filed the Exchange Offer Registration Statement or Shelf Registration Statement on or before the date on which such registration statement is required to be filed, or

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  such Exchange Offer Registration Statement or Shelf Registration Statement has not become effective or been declared effective by the Commission on or before the date on which such registration statement is required to become or be declared effective, or

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  the exchange offer has not been completed within 30 business days after the initial effective date of the Exchange Offer Registration Statement relating to the exchange offer (if the exchange offer is then required to be made), or

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  any Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective without being succeeded within 30 days by a subsequent shelf registration statement filed and declared effective

(each such event referred to in clauses (a) through (d), a "Registration Default" and, each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then, in addition to the interest on the series of Notes with respect to which such Registration Default occurred, Liquidated Damages shall accrue at an amount equal to 0.25% per annum for the first 90 days of the Registration Default Period, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum of 1.00% per annum Registrable Securities. The Issuers will not be required to pay Liquidated Damages for more than one Registration Default with respect to a series of Notes at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. Liquidated Damages shall be paid on interest payment dates to Holders of record for the payment of interest.

        Holders of Notes will be required to make certain representations to the Issuers and to deliver information to be used in connection with the Shelf Registration Statement (in each case, as described in the Registration Rights Agreement) and will be required to provide comments on the Shelf Registration statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages as set forth above.

Expiration Date; Extensions

        The expiration date of the exchange offer is                                    , 2005 at 5:00 p.m., New York City time. We may extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offers is extended. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        To the extent legally permitted, we expressly reserve the right, in our sole and absolute discretion:

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  to delay accepting any notes due to an extension of the exchange offer;

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  to extend the exchange offer;

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  if any of the conditions under "—Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

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  to waive any condition or otherwise amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any pubic announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any pubic announcement other than by issuing a release to a national news service. In the event of a material change in the offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change. In the event the exchange offer is terminated, delivery of the new notes or return of the old notes will be made promptly.

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of outstanding old notes. We will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions of the Exchange Offer." Old notes may be tendered only in multiples of $1,000. Holders of notes may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes or indicate this fact under the procedures for book-entry transfer described below.

        As of the date of this prospectus, $130.0 million in old notes were outstanding. Solely for reasons of administration, we have fixed the close of business on                                     , 2005 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining the eligible holders of the old notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our "affiliate," as defined in Rule 405 under the Securities Act.

        We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder promptly after the expiration date.

        Holders of old notes do not have appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

        Holders who tender their old notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Fees and Expenses" for more information about the costs of the exchange offer.

        We do not make any recommendation to holders of old notes as to whether to tender any of their old notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions of the Exchange Offer

        You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the Commission. If any of these events or conditions has occurred, we may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or may waive any condition or amend the terms of the exchange offer.

        We expect that the above conditions will be satisfied. The above conditions are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time, provided that all conditions to the exchange offer, other than any involving governmental approval, must be satisfied or waived before the expiration of the exchange offer. Any determination by us concerning the events described above will be final and binding upon all parties.

Gaming Approval

        The exchange offer to exchange the old notes for the registered new notes will constitute a public offering requiring the approval of the Nevada Gaming Commission. Pursuant to the Nevada Gaming Laws, any entity which is not an "affiliated company," as such term is defined in the Nevada Gaming Laws, or which is not otherwise subject to the provisions of the Nevada Gaming Laws, including the Company, which plans to make a public offering of securities intending to use such securities or the proceeds from the sale thereof for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Gaming Commission for prior approval of such public offering. The Nevada Gaming Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, the Chairman of the Nevada Board has ruled that it is not necessary to submit such an application. Accordingly, the Company has filed a written request ("Ruling Request") with the Chairman of the Nevada State Gaming Control Board for a ruling that the Company does not need to submit the exchange offer for prior approval by the Nevada Gaming Commission. No assurances can be given that the Ruling Request will be granted or that it will be considered on a timely basis. If the Chairman of the Nevada State Gaming Control Board rules that approval of the exchange offer is required, the Company will file an application for such approval. If the Ruling Request is not granted, the exchange offer could be delayed while we seek the approval of the Nevada Gaming Commission for the exchange offer. No assurance can be given that approval of the exchange offer, if required, will be granted on a timely basis or at all. See "Regulation and Licensing."

Interest

        Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or, if no interest has been paid on the old note, the date of original issue of the old note. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid on their old notes prior to the original issue date of the new notes or, if no interest has been paid, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after the Issue Date.

Procedures for Tendering Old Notes

        The tender of a holder's old notes and our acceptance of old notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders old notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder of notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

        Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's procedures for the transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer before the expiration date. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent's message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        DTC has confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program (ATOP). Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

        Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Delivery Instructions;" or

  •
  for the account of an eligible institution, as described below.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a medallion signature guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing. The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

        As used in this prospectus with respect to the old notes, a "registered holder" is any person in whose name the old notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Exchange Act.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within the period of time as we determine. Neither our company nor the exchange agent is under any duty to give notification of defects in the tenders or will incur any liability for failure to give the notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give the notification. Tenders of old notes will not be deemed to have been made until the irregularities have been cured or waived.

        By tendering, you will represent to us that, among other things:

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act;

  •
  you will acquire the new notes in the ordinary course of your business;

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  you are not a broker-dealer that acquired your notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act or any other available exemption under the Securities Act;

  •
  if you are a broker-dealer that acquired your notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

        In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and:

  •
  your old notes are not immediately available;

  •
  you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent; or

  •
  you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

  •
  on or before the expiration date, the exchange agent must receive from the holder and the eligible institution on a properly completed and executed notice of guaranteed delivery by facsimile, mail or hand delivery containing the name and address of the holder, the certificate number or numbers of the tendered old notes, the principal amount of tendered old notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC must be received by the exchange agent within three business days after the expiration date of the exchange offer.

        Any holder who wishes to tender old notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the old notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, as and if we have given notice to the exchange agent.

Withdrawal Rights

        Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under "—The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

  •
  specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as promptly after withdrawal. Properly withdrawn old notes may be retendered following the procedures described under "—Procedures for Tendering Old Notes" at any time on or before the expiration date.

The Exchange Agent; Assistance

        The Bank of New York Trust Company, N.A. is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

        By Hand or Overnight Courier and by Registered or Certified Mail:

    The Bank of New York Trust Company, N.A.
    c/o The Bank of New York
    101 Barclay Street, 7E
    Corporate Trust Operations
    Reorganization Unit
    New York, New York 10286

        By Facsimile (for eligible institutions only):

    (212) 298-1915
    Attention:
    Confirm by Telephone:

Fees and Expenses

        We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of our company and our affiliates and by persons so engaged by the exchange agent.

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. In accordance with EITF 96-19, the costs of the offering will be capitalized and amortized over the terms of the Notes as interest expense using the effective yield method.

Consequences of Not Exchanging Old Notes

        As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their old notes, except for limited instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

        Any old notes that are not exchanged for new notes under the exchange offer will remain restricted securities within the meaning of the Securities Act. In general, the old notes may be resold only:

  •
  to us or any of our subsidiaries;

  •
  inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act;

  •
  inside the United States to an institutional "accredited investor," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or an "accredited investor" that, prior to the transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing various representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

  •
  outside the United States in compliance with Rule 904 under the Securities Act;

  •
  in reliance on the exemption from registration provided by Rule 144 under the Securities Act, if available; or

  •
  under an effective registration statement under the Securities Act.

        Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act and that it acknowledges the transfer restrictions summarized above.

Resale of the New Notes

        We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff's position, we cannot assure you that the staff of the Commission would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act. In order to receive new notes that are freely tradable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act, of the new notes. Holders wishing to participate in the exchange offer must make the representations described in "—Procedures for Tendering Old Notes" above.

        Any holder of old notes:

  •
  who is our "affiliate," as defined in Rule 405 under the Securities Act;

  •
  who did not acquire the new notes in the ordinary course of its business;

  •
  who is a broker-dealer that purchased old notes from us to resell them under Rule 144A of the Securities Act or any other available exemption under the Securities Act; or

  •
  who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act, new notes;

will be subject to separate restrictions. Each holder in any of the above categories:

  •
  will not be able to rely on the interpretations of the staff of the Securities Act in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

        In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Based on the position taken by the staff of the Commission in the interpretive letters referred to above, we believe that "participating broker-dealers," or broker-dealers that acquired old notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes, other than old notes that represent an unsold allotment from the original sale of the old notes, with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the new notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the new notes. See "Plan of Distribution." However, a participating broker-dealer that intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "—The Exchange Agent; Assistance." Any participating broker-dealer that is our "affiliate" may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each participating broker-dealer that tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

DESCRIPTION OF NOTES

        The Notes were issued under an indenture, dated as of March 29, 2005, the Issue Date (the "Indenture"), among the Issuers, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following summarizes certain provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Collateral Agreements. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and terms made a part of the Indenture by reference to the Trust Indenture Act. The Issuers urge you to read the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and the Trust Indenture Act because they, and not this description, define your rights as a holder of Notes. Wherever particular provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and the Trust Indenture Act are referred to in this Description of Notes, such provisions are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference. Copies of the Indenture, the Registration Rights agreement, the Intercreditor Agreement and the Collateral Agreements are available from the Issuers as described below under the section of this prospectus entitled "Available Information."

        You can find the definitions of certain terms used in this Description of Notes under "Certain Definitions" and throughout this Description of Notes.

Issuers

        As used in the "Description of Notes," all references to the "Issuers" mean 155 East Tropicana, LLC, a Nevada limited-liability company (the "Company"), and 155 East Tropicana Finance Corp., a Nevada corporation, and a wholly owned subsidiary of the Company ("Finance Corp."), jointly and severally as co-issuers of the Notes, and their respective successors in accordance with the terms of the applicable Indenture, and not any of their respective subsidiaries.

Brief Description of the Notes and Guarantees

The Notes

        The Notes are:

  •
  the Issuers' general obligations;

  •
  ranked pari passu in right of payment with all of the Issuers' senior Indebtedness;

  •
  ranked senior in right of payment to all of the Issuers' future Subordinated Indebtedness;

  •
  unconditionally guaranteed by any Guarantors on a senior secured basis; and

  •
  secured by a security interest on substantially all of the Issuers' existing and future assets and, upon receipt of the requisite Nevada gaming approvals, pledges of the Equity Interests in the Issuers and any Guarantors, in each case, subject to some exceptions and limitations, as described below under "Collateral."

The Notes have been issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

        The term "Subsidiaries" as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the Issue Date, none of the Subsidiaries were Unrestricted Subsidiaries. However, under the circumstances described below under "Certain Definitions—Unrestricted Subsidiaries," the Issuers will be able to designate Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

Guarantees

        The Notes are jointly and severally, irrevocably and unconditionally, guaranteed (the "Guarantees") on a senior secured basis by each of the Issuers' future Subsidiaries, if any, as set forth under "—Guarantors" below (the "Guarantors"). On the Issue Date, the Issuers will not have any Subsidiaries (other than Finance Corp., which is a co-issuer of the Notes and a wholly owned subsidiary of the Company), and there were no Guarantors as of the Issue Date.

        Any Guarantees will be:

  •
  the Guarantors' general obligations;

  •
  ranked pari passu in right of payment with all of the Guarantors' senior Indebtedness;

  •
  ranked senior in right of payment to all of the Guarantors' Subordinated Indebtedness; and

  •
  secured by a security interest in substantially all of the Guarantors' assets, subject to some exceptions and limitations, as described below under "Collateral."

        The obligations of each Guarantor, if any, under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. For a discussion of some of the bankruptcy limitations and other risks related to Guarantees, see "Risk Factors—Risks Related to the Offering of the Old Notes—Fraudulent Transfer." In addition, any Subsidiaries that are designated as Unrestricted Subsidiaries will cease to be Guarantors.

Collateral

        The Notes and any Guarantees, respectively, are secured by a security interest in substantially all of the Issuers' and any Guarantors' existing and future assets, in each case, subject to some exceptions and limitations described below.

        The Collateral includes, without limitation, all of the respective existing and future interests of the Issuers and the Guarantors in the following:

  •
  the Collateral Accounts and all funds and securities in the Collateral Accounts;

  •
  to the extent permitted by law, the Renovation Documents and other agreements entered into in connection with the design, development, construction, ownership and operation of the Hooters Casino Hotel;

  •
  the Leases;

  •
  the License Agreements;

  •
  the land-based facilities and related amenities comprising the Casino/Hotel Property, including without limitation all leased property related thereto;

  •
  all owned real property and leasehold interests in all leased real property and all additions and improvements to real property (other than any such property and interests that are Excluded Assets);

  •
  substantially all furniture, fixtures and equipment, inventory, accounts receivable, contract rights and other general intangibles, trademarks and trade names (other than those related to gaming to the extent a security interest is prohibited by applicable gaming law);

  •
  all agreements, licenses and permits, other than Gaming Licenses and others constituting Excluded Assets;

  •
  deposit accounts and cash that is deposited in such accounts;

  •
  the Equity Interests of the Guarantors, upon the receipt of the requisite Nevada gaming approvals (see "Pledges of Equity Interests" below);

  •
  the Equity Interests in the Issuers, upon the receipt of the requisite Nevada gaming approvals (see "Pledges of Equity Interests" below);

  •
  all other existing and future assets of the Issuers and the Guarantors that do not constitute Excluded Assets; and

  •
  all proceeds and products of any of the foregoing.

E&W Guarantee and Collateral

        The Notes are also guaranteed by Eastern & Western Hotel Corporation, a Nevada corporation ("E&W"), to the extent of the cash flow received by E&W from Casino operations (the "E&W Guarantee"), pursuant to the E&W Guarantee and Pledge Agreement. Pursuant to the Casino Lease, E&W is required to segregate into a separate collateral account, for the benefit of the Noteholders and lenders under the Credit Agreement, the cash flow from Casino operations in excess of the base rent and required reserves under the Casino Lease. The amount of funds required to be on deposit in such collateral account will be determined on a cumulative basis over the term of the Casino Lease and may fluctuate from month to month. There can be no assurance as to what amount, if any, will be on deposit in such collateral account at any given time. The Collateral will include the funds in such collateral account, as well as the interest of E&W in the Hotel Lease and the Casino Lease. The liens thereon that secure the Notes and any guarantees of the Notes will be contractually subordinated, pursuant to the Intercreditor Agreement, to the liens thereon securing our obligations under the Credit Agreement.

        The E&W Guarantee will remain in full force and effect until the earliest of such time as (i) all Obligations under the E&W Guarantee shall have been satisfied by payment in full, (ii) none of the Notes remains outstanding and (iii) the termination of the Casino Lease following the occurrence of the Operator Licensing Event. Notwithstanding any earlier termination of the E&W Guarantee, the security interest granted in the separate collateral account will remain in full force and effect until the earlier of (i) the payment of the Obligations under the Notes and the Collateral Agreements in full and (ii) such time as none of the Notes remain outstanding.

Excluded Assets

        The Collateral does not include:

  •
  cash and Cash Equivalents to the extent set forth under the definition of "Excluded Assets" (as defined under "Certain Definitions");

  •
  assets securing only FF&E Financing, Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred under the Indenture;

  •
  Gaming Licenses;

  •
  any assets, agreements, leases, permits or licenses or other assets or property that cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties (including any governmental authority) and such consent has not been obtained after the Issuers have used commercially reasonable efforts to try to obtain such consent; or

  •
  the other assets described in the definition of "Excluded Assets;"

provided, however, that "Excluded Assets" does not include any proceeds or products of any of the foregoing unless those proceeds or products are a type of asset that would constitute an Excluded Asset.

Some Limitations on Collateral

        The security interests in the Collateral also are subject to the following limitations:

  •
  The assets securing the Notes and any Guarantees (other than the Interest Reserve Account) also secure up to $15.0 million principal amount of borrowings (plus related interest, fees, indemnities, costs and expenses) under the Credit Agreement.

  •
  Pursuant to the Intercreditor Agreement, the security interests securing the Notes and any Guarantees are contractually subordinated (other than the security interest in the Renovation Disbursement Account, which will be senior) to the security interests securing up to $15.0 million principal amount of borrowings outstanding at any time (plus related interest, fees, indemnities, costs and expenses) under, and guarantees of such borrowings under, the Credit Agreement, and the Trustee's ability to exercise rights and remedies with respect to the Collateral will be subject to the terms of the Intercreditor Agreement.

  •
  The Trustee does not have possession (if certificated) of the Equity Interests of the Guarantors or the Equity Interests of the Issuers (even though such Equity Interests will constitute Collateral), so long as such Equity Interests also secure the Credit Agreement. As a result, so long as such Equity Interests also secure the Credit Agreement, the Trustee (although it will have a perfected security interest in such Equity Interests) will not be able to take possession of such Equity Interests upon the occurrence of an Event of Default.

  •
  In addition, the Trustee does not have a perfected security interest in certain other portions of the Collateral—including deposit accounts—that consist of assets that are not perfected by filing a UCC financing statement, or that require that the Issuers or any Guarantor, as applicable, cause the Trustee to obtain "control" (as defined in the Uniform Commercial Code) or possession of such assets (and, after commercially reasonable efforts, the Issuers or such Guarantor, as applicable, are unable to cause the Trustee to obtain such control or possession).

  •
  With respect to some of the Collateral, the Trustee's ability to foreclose on and sell such Collateral also is limited by the need to obtain third party consents, including under applicable gaming laws, which generally require that persons who own or operate a gaming business or own equity securities of a gaming licensee or purchase, possess or sell gaming equipment hold a valid gaming license.

  •
  In addition, to the extent that any of the Collateral is subject to any other Permitted Liens, the security interests securing the Notes and any Guarantees will not be the exclusive Lien on such Collateral, and some or all of these Permitted Liens may be prior to the Liens granted to the Trustee for the benefit of the Holders of the Notes.

  •
  For additional information on these and other limitations with respect to the Collateral and the security interests in the Collateral, see "—Intercreditor Agreement" and "—Credit Agreement" below and "Risk Factors—Risks Related to the Offering of the Old Notes."

Pledges of Issuers' Equity Interests

        If and at such time as the requisite Nevada gaming approvals are received, the Issuers will pledge the Equity Interests owned by them in the Guarantors, and Florida Hooters LLC, a Nevada limited-liability company ("Florida Hooters"), and EW Common LLC, a Nevada limited-liability company ("EW Common LLC" and, together with Florida Hooters, the "Parent Pledgors") will pledge the Equity Interests owned by them in the Issuers, to the Trustee for the benefit of the Holders to secure the Obligations under the Indenture and the Notes. If such approvals are not obtained prior to the Issue Date, then the Issuers and the Parent Pledgors have agreed to seek to obtain such approvals as promptly as practicable following the Issue Date. We cannot give any assurance that such approvals will be obtained on a timely basis or at all. In addition, any such approval of such pledges will not include the additional regulatory approvals required to foreclose upon such pledges.

Collateral Agreements

        The Issuers and any Guarantors have entered into such agreements (including, without limitation, the Cash Collateral and Disbursement Agreement, security and pledge agreements, mortgages, deeds of trust and certain other collateral assignment agreements) (collectively, with the E&W Guarantee and Pledge Agreement, the agreements granting a security interest in the interest of E&W in the Hotel Lease and the Casino Lease and the pledge agreements evidencing the Parent Pledges, the "Collateral Agreements") as are necessary to provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent for the benefit of the Holders of the Notes. Such pledges and security interests secure the payment and performance when due of all of the Obligations of the Issuers and any Guarantors under the Indenture, the Notes, any Guarantees and the Collateral Agreements.

Release of Collateral

        Upon the full and final payment and performance of all the Issuers' and the Guarantors' Obligations under the Indenture, the Notes and any Guarantees, and the Collateral Agreements will terminate, and the Liens granted under the Collateral Agreements on the Collateral will be released. In addition, the Trustee shall release from the Lien created by the Indenture and the Collateral Agreements:

  •
  Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of the Indenture, the Collateral Agreements and the Intercreditor Agreement; provided that the Trustee, as collateral agent, will not release such liens in the event that the transaction is subject to the covenant "—Limitation on Merger, Sale or Consolidation" and provided further that all products and proceeds of the Collateral so sold, transferred, disbursed or otherwise disposed of shall continue to constitute Collateral;

  •
  Collateral that is released with the consent of the Holders of 66 2/3% of the aggregate principal amount of the outstanding Notes as provided under "—Amendments, Supplements and Waivers;"

  •
  all Collateral upon defeasance of the Indenture in accordance with the provisions under "—Legal Defeasance and Covenant Defeasance" or discharge of the Indenture in accordance with the provisions under "—Satisfaction and Discharge;" provided that the funds deposited with the Trustee, in trust, for the benefit of the Holders as required by such provisions shall not be released; and

  •
  Collateral of a Guarantor whose Guarantee is released in accordance with the Indenture and the Collateral Agreements;

provided, in each case, that the Trustee, as collateral agent, has received all documentation required by the Trust Indenture Act in connection therewith.

Credit Agreement

        The Issuers have entered into a new $15.0 million credit agreement (the "Credit Agreement") concurrently with the closing of the offering of the old notes. The Credit Agreement will be secured by substantially the same assets as those securing the Issuers' and the Guarantors' Obligations under the Indenture, the Notes and any Guarantees, but the Credit Agreement will not be secured by the Interest Reserve Account. The relative priorities of the security interests granted in the Issuers' and the Guarantors' assets pursuant to the Indenture and the Credit Agreement are governed by an intercreditor agreement, more fully described below under "—Intercreditor Agreement."

Intercreditor Agreement

        The Issuers, the Guarantors party to the Credit Agreement, the lenders under the Credit Agreement and the Trustee, on behalf of the Holders, will enter into an intercreditor agreement (the "Intercreditor Agreement"), which will define the rights of the lenders under the Credit Agreement in relation to the rights of the Trustee and the Holders with respect to the Collateral.

        The Intercreditor Agreement provides that the Liens securing the Notes and any Guarantees will be subordinated (other than the lien on the Renovation Disbursement Account, which will be senior) to the Liens securing the principal amount of indebtedness of up to $15.0 million outstanding at any time (plus related interest, fees, indemnities, costs and expenses) under the Credit Agreement.

        The Trustee's ability to exercise rights and remedies in respect of the Collateral also is subject to the terms of the Intercreditor Agreement. Under the Intercreditor Agreement, if the Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness under the Credit Agreement has not been fully paid, the Trustee, as collateral agent under the Collateral Agreements, will only have the right to foreclose upon any Collateral that also secures the obligations under the Credit Agreement (other than the Renovation Disbursement Account) if the lenders under the Credit Agreement (with or without the lenders under the Credit Agreement taking part in any such foreclosure) either (i) fail to take steps to exercise remedies with respect to or in connection with such collateral within 90 days following notice to such lenders of the occurrence of an Event of Default under the Indenture or (ii) fail to continue to pursue any such exercise of remedies while such Event of Default is then continuing and no insolvency proceeding is pending. The Intercreditor Agreement prevents the Trustee, as collateral agent under the Collateral Agreements, and the Holders from pursuing remedies with respect to collateral in all other instances during which indebtedness under the Credit Agreement has not been fully paid, including during any insolvency proceeding. The Intercreditor Agreement provides that the net proceeds from any disposition of the shared collateral (other than the Renovation Disbursement Account) will first be applied to repay Indebtedness outstanding under the Credit Agreement in a principal amount of up to $15.0 million outstanding at any time (plus related interest, fees, indemnities, costs and expenses), and thereafter to repay all of the Issuers' and the Guarantors' Obligations under the Indenture, the Notes and any Guarantees. So long as the Intercreditor Agreement is in effect, the rights, obligations and remedies of the parties under the Indenture shall be subject thereto.

Principal, Maturity and Interest; Additional Notes

        The Issuers have issued Notes with a maximum aggregate principal amount of $130.0 million (the "Initial Notes"). The Indenture provides, in addition to the $130.0 million aggregate principal amount of Initial Notes issued on the Issue Date, for the issuance of additional Notes having identical terms and conditions to the Initial Notes (the "Additional Notes"), without the consent of Holders of previously issued Notes, subject to compliance with the terms of the Indentures, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Interest accrues on the Additional Notes as set forth in such Additional Notes and in the Indenture. Any such Additional Notes would be issued on the same terms as the Initial Notes, and would have (i) if the Initial Notes are issued with original issue discount for United States federal income tax purposes, an "issue price," as determined on the issue date of the Additional Notes, equal to the "adjusted issue price" of the Initial Notes as determined on such issue date and (ii) if the Initial Notes are not issued with original issue discount for United States federal income tax purposes, an issue price equal to or greater than the minimum issue price necessary for the Additional Notes not to be issued with original issue discount for United States federal income tax purposes. Except where stated otherwise, all references to Notes herein include the Additional Notes.

        The Notes will mature on April 1, 2012. The Notes bear interest at 8 3/4% per annum from the date of issuance or from the most recent date to which interest has been paid or provided for (the "Interest Payment Date"), payable in cash semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2005, to the Persons in whose names such Notes are registered at the close of business on the March 15 or September 15 immediately preceding such Interest Payment Date (each, an "Interest Record Date"). Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes is payable, and the Notes may be presented for registration of transfer or exchange, at the Issuers' office or agency maintained for such purpose, which office or agency is maintained in the Borough of Manhattan, The City of New York. At the Issuers' option, payment of interest may be made by check mailed to the Holders at the addresses set forth upon the Issuers' registry books (or by wire transfer to the accounts specified by them), except as set forth below under "—Book-Entry Procedures, Delivery, Form, Transfer and Exchange—Same Day Settlement and Payment." No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Issuers, the Issuers' office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Redemption of the Notes

Optional Redemption

        The Issuers do not have the right to redeem any Notes prior to April 1, 2009 (other than with the Net Cash Proceeds of a Qualified Equity Offering, as described below).

        At any time on or after April 1, 2009, the Issuers may redeem the Notes for cash at the Issuers' option, in whole or in part, at any time and from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing April 1 of the years indicated below, in each case together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the date of redemption of the Notes (the "Redemption Date"):

Year	Percentage
2009	104.375%
2010	102.188%
2011 and thereafter	100.000%

        At any time on or prior to April 1, 2008, upon a Qualified Equity Offering, up to 35% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture may be redeemed at the Issuers' option within 90 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of Notes to be redeemed, with cash received by the Issuers from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 108 3/4% of the principal amount thereof, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Note Indenture on the Issue Date remain outstanding.

        If the Redemption Date is on or after an Interest Record Date, and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Regulatory Redemption

        If any Gaming Authority requires that a Holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Law and such Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Holder or such beneficial owner is not so licensed, qualified or found suitable (a "Disqualified Holder"), the Issuers shall have the right, at the Issuers' option, (1) to require such Disqualified Holder or beneficial owner to dispose of such Disqualified Holder's or beneficial owner's Notes within 30 days of receipt of notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (2) to call for the redemption (a "Regulatory Redemption") of the Notes of such Disqualified Holder or beneficial owner at the principal amount thereof or, if required by such Gaming Authority, the lesser of (a) the price at which such Disqualified Holder or beneficial owner acquired the Notes, and (b) the fair market value of such Notes on the date of redemption, together with, in either case, accrued and unpaid interest (and, if permitted by such Gaming Authority, Liquidated Damages) to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. The Issuers shall notify the Trustee in writing of any such redemption as soon as practicable and the redemption price of each Note to be redeemed.

        The Holder or beneficial owner applying for a license, qualification or a finding of suitability must pay all costs of the licensure and investigation for such qualification or finding of suitability. Under the Indenture, the Issuers are not required to pay or reimburse any Holder of the Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure and investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such Holder or beneficial owner. See "Risk Factors—Risks Related to the Offering of the Old Notes—Required Regulatory Redemption" and "Regulation and Licensing."

        In addition, immediately upon the imposition of a requirement to dispose of Notes by a Gaming Authority, a Disqualified Holder shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Notes, or (ii) to receive any interest, dividends or any other distributions or payments with respect to the Notes or any renumeration in any form with respect to the Notes from the Issuers or the Trustee, except the redemption price.

Mandatory Redemption

        The Notes do not have the benefit of any sinking fund and the Issuers will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

        In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

        Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the Redemption Date to the Holder of each Note to be redeemed to such Holder's last address as then shown in the registry books of the Issuers' registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest (and Liquidated Damages, if any) will cease to accrue on the Notes or portions thereof called for redemption, unless the Issuers default in the payment thereof.

Offers to Repurchase the Notes

Repurchase of Notes at the Option of the Holder Upon a Change of Control

        The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer by the Issuers (subject only to conditions required by applicable law, if any) (the "Change of Control Offer"), to require the Issuers to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date (as defined below).

        In order to effect the Change of Control Offer, the Issuers shall, not later than the 30th day after the occurrence of the Change of Control, mail to each Holder of Notes notice of the Change of Control Offer (the "Change of Control Notice"), describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on a date (the "Change of Control Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Change of Control Notice is mailed, pursuant to the procedures required by the Indenture and described in the Change of Control Notice. On the Change of Control Purchase Date, to the extent lawful, the Issuers promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

        As used herein, a "Change of Control" means any of the following:

        (1)   prior to consummation of an Initial Public Offering, the Existing Stockholders, in the aggregate, shall (A) cease to be entitled, by beneficial ownership of the Voting Equity Interests of the Issuers, contract or otherwise, to elect or designate for election a majority of the Board of Directors of each of the Issuers or (B) cease to beneficially own more than 50% of the aggregate voting power of the Voting Equity Interests of each of the Issuers, in each case, whether as a result of issuance of the securities of one or more Issuers, any merger, consolidation, liquidation or dissolution of one or more Issuers, any direct or indirect transfer of securities by the Existing Stockholders or otherwise;

        (2)   after the consummation of an Initial Public Offering, (A) any "person" (including any group that is deemed to be a "person") (other than the Existing Stockholders or any group consisting solely of Existing Stockholders) is or becomes the beneficial owner, directly or indirectly, of more than 35% of the aggregate voting power of the Voting Equity Interests of any of the Issuers, and (B) one or more of the Existing Stockholders or a group consisting solely of Existing Stockholders beneficially own, directly or indirectly, in the aggregate, a lesser percentage of the aggregate voting power of the Voting Equity Interests of such Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such Issuer;

        (3)   any of the Issuers adopts a plan of liquidation;

        (4)   the Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office of any of the Issuers;

        (5)   any merger or consolidation of any of the Issuers with or into another person or the merger of another person with or into any of the Issuers, or the sale of all or substantially all of the assets (determined on a consolidated basis) of the Issuers to another person (other than, in all such cases, one or more of the Existing Stockholders or any group consisting solely of Existing Stockholders) other than, with respect to this clause (5), a transaction in which the holders of securities that represented 100% of the aggregate voting power of such Issuer's Voting Equity Interests immediately prior to such transaction own directly or indirectly at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving person in such merger or consolidation or the transferee of such assets immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such transferee or surviving person; or

        (6)   any person, other than the Issuers, the Guarantors or E&W, becomes the operator of the Casino.

        As used in this covenant, "Person" (including any group that is deemed to be a "Person") has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

        On or before the Change of Control Purchase Date, the Issuers will:

        (1)   accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

        (2)   deposit with the paying agent for the Issuers (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date of all Notes so tendered, and

        (3)   deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Issuers.

        The Paying Agent promptly will pay each Holder of Notes so accepted an amount equal to the Change of Control Purchase Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Issuers to the Holder thereof. The Issuers publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable.

        The occurrence of the events constituting a Change of Control could result in an event of default under the Credit Agreement and under the Issuers' and the Issuers' subsidiaries' other debt instruments. Following such an event of default, the lenders under the Credit Agreement or such other debt instruments would have the right to require the immediate repayment of the indebtedness thereunder in full, and may have the right to require such repayment prior to the Change of Control Purchase Date on which the Issuers would be required to repurchase the Notes.

        The Credit Agreement also provides that the occurrence of a "change of control" (as defined in the Credit Agreement) will constitute an event of default under the Credit Agreement. The definition of "change of control" under the Credit Agreement may be broader than that in the Indenture. Thus, the lenders under the Credit Agreement may be entitled to require repayment of the indebtedness thereunder due to events constituting a "change of control" (as defined therein) without such events constituting a Change of Control for purposes of the Indenture. However, such events may constitute an Event of Default under the Indenture.

        No assurances can be given that the Issuers will have funds available or otherwise will be able to purchase any Notes upon the occurrence of a Change of Control. The Credit Agreement and the Issuers' and the Subsidiaries' other debt instruments may prohibit or restrict the Issuers from repurchasing any Notes. See "Risk Factors—Risks Related to the Offering of the Old Notes—Repurchase of Notes Upon Change of Control or Asset Sale."

        The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Issuers that may adversely affect Holders of the Notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving the Issuers' management or the Issuers' affiliates likewise will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire the Issuers in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The phrase "all or substantially all" of the Issuers' assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the Issuers' assets has occurred.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers' compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of the Issuers' or their obligations under such covenant.

        If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that the Issuers will not and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of the Issuers' or their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of the Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Subsidiaries, whether by the Issuers or any of the Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of the Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an "Asset Sale"), unless:

        (1)   at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and

        (2)   the Board of Directors of the applicable Issuer determines in reasonable good faith that such Issuer or such Subsidiary will receive, as applicable, fair market value for such Asset Sale.

        For purposes of clause (1) of the preceding paragraph the following shall be deemed to constitute cash or Cash Equivalents: (a) the amount of any Indebtedness or other liabilities (other than Indebtedness or liabilities that are by their terms subordinated to the Notes and the Guarantees) of the Issuers or such Subsidiary that are assumed by the transferee of any such assets so long as the documents governing such liabilities provide that there is no further recourse to the Issuers or any of the Subsidiaries with respect to such liabilities and (b) fair market value of any marketable securities, currencies, notes or other obligations received by the Issuers or any such Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 30 days after the consummation of such Asset Sale, provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

        Within 360 days following such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Amount"), if used, shall be:

        (a)   (i) used to retire Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) used to retire and permanently reduce Indebtedness incurred under the Credit Agreement; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or

        (b)   invested in assets and property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Person in a Related Business which immediately following such acquisition becomes a Guarantor) which in the reasonable good faith judgment of the applicable Issuer's Board of Directors will immediately constitute or be a part of a Related Business of the Issuers or such Guarantor (if it continues to be a Guarantor) immediately following such transaction (such assets or property, the "Related Business Assets"); or

        (c)   any combination of (a) or (b).

        All Net Cash Proceeds from an Event of Loss shall be used as follows: (1) first, to the extent not prohibited by the Credit Agreement, the Issuers shall use such Net Cash Proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (2) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (a), (b) or (c).

        The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in clauses (a), (b) or (c) of the immediately preceding paragraph and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clause (1) or (2) of the immediately preceding paragraph shall constitute "Excess Proceeds." Pending the final application of any Net Cash Proceeds, the Issuers may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes the Net Cash Proceeds in any manner that is not prohibited by the Indenture; provided, however, that the Issuers may not use the Net Cash Proceeds (x) to make Restricted Payments other than Restricted Payments that are solely Restricted Investments or (y) to make Permitted Investments pursuant to clause (a) of the definition thereof.

        When the Excess Proceeds equal or exceed $5.0 million, the Issuers shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest (and Liquidated Damages, if any) to the Asset Sale Purchase Date (as defined below). In order to effect the Asset Sale Offer, the Issuers shall promptly after expiration of the 360-day period following the Asset Sale that produced such Excess Proceeds mail to each Holder of Notes notice of the Asset Sale Offer (the "Asset Sale Notice"), offering to purchase the Notes on a date (the "Asset Sale Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Asset Sale Notice is mailed.

        On the Asset Sale Purchase Date, the Issuers shall apply an amount equal to the Excess Proceeds (the "Asset Sale Offer Amount") plus an amount equal to accrued and unpaid interest (and Liquidated Damages, if any) to the purchase of all Indebtedness properly tendered in accordance with the provisions of this covenant (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Asset Sale Purchase Date. To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Issuers may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this covenant, the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the provisions of this covenant:

        (1)   the Issuers and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets with a fair market value (or that result in gross proceeds) of less than $1.0 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (1) exceed $5.0 million;

        (2)   the Issuers and the Subsidiaries may, in the ordinary course of business, (A) exchange gaming equipment or other FF&E for replacement items, (B) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (C) liquidate Cash Equivalents;

        (3)   the Issuers and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation;"

        (4)   the Issuers and the Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Issuers' business or the business of such Subsidiary, as applicable;

        (5)   the Issuers and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Issuers or any of the Guarantors;

        (6)   the Issuers and the Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture;

        (7)   the Issuers and the Subsidiaries may exchange any property or assets for Related Business Assets (as defined above);

        (8)   the Issuers and the Subsidiaries may make Permitted Investments pursuant to clause (d) of the definition thereof and Restricted Investments that are not prohibited by the covenant described under "Limitation on Restricted Payments;" and

        (9)   the Company may make the Parcel 2 Contribution.

        No assurances can be given that the Issuers will have funds available or otherwise will be able to purchase any Notes upon the occurrence of an Asset Sale. The Credit Agreement and the Issuers' and the Subsidiaries' other debt instruments may prohibit or restrict the Issuers from repurchasing any Notes. See "Risk Factors—Risks Related to the Offering of the Old Notes—Repurchase of Notes Upon Change of Control or Asset Sale."

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, the Issuers' compliance or the compliance of any of the Subsidiaries with such laws and regulations shall not in and of itself cause a breach of the Issuers' obligations under such covenant.

        If the Asset Sale Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Certain Covenants

        The Indenture also contains certain covenants including, among others, the following:

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, the Issuers will not and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

        Notwithstanding the foregoing, if:

        (1)   no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of such Indebtedness,

        (2)   on the date of such incurrence (the "Incurrence Date"), the Issuers' Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0, and

        (3)   the Incurrence Date is on or after the first day of the second full fiscal qua rter commencing after the Re-Opening has occurred,

then the Issuers and the Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness) (the preceding clauses (1) through (3) are referred to as the "Debt Incurrence Ratio Test").

        In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit the incurrence by the Issuers or any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate principal amount incurred and outstanding at any time (plus any Permitted Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $15.0 million (plus related interest, fees, indemnities, costs and expenses), minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale (such amount of Indebtedness pursuant to the Credit Agreement permitted to be incurred and outstanding pursuant to this paragraph, the "Credit Facility Basket").

        Indebtedness of any Person which is outstanding at the time such Person becomes a Subsidiary (including upon designation of any Unrestricted Subsidiary as a Subsidiary) or is merged with or into or consolidated with any of the Issuers or Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated as a Subsidiary or is merged with or into or consolidated with any of the Issuers or Subsidiaries, as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by the Issuers or a Guarantor of the Indebtedness of any of the Issuers or Guarantors incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness.

        Upon each incurrence of Indebtedness, (i) the Issuers may designate pursuant to which provision of this covenant such Indebtedness is being incurred, (ii) the Issuers may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except that all Indebtedness initially outstanding under the Notes, the Guarantees and the Indenture shall be deemed to have been incurred pursuant to clause (a) of the definition of Permitted Indebtedness.

Limitation on Restricted Payments

        The Indenture provides that the Issuers will not and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment unless, after giving effect on a pro forma basis to such Restricted Payment:

        (1)   no Default or Event of Default shall have occurred and be continuing,

        (2)   the Issuers are permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio Test in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,"

        (3)   the Re-opening and the Operator Licensing Event each shall have occurred, and

        (4)   the aggregate amount of all Restricted Payments made by the Issuers and the Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would not exceed, without duplication, the sum of:

  (a)
  50% of the Issuers' aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Re-opening has occurred, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which the Issuers' consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the SEC (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

  (b)
  the aggregate Net Cash Proceeds received by the Issuers from the sale of the Issuers' Qualified Capital Stock after the Issue Date (other than (i) to one of the Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this clause (4), (iii) used as consideration to make a Permitted Investment or (iv) issued upon the conversion or exchange of any Indebtedness of the Issuers or the Subsidiaries convertible or exchangeable for the Issuers' Qualified Capital Stock as described in paragraph (c) below), plus

  (c)
  the amount by which Indebtedness of the Issuers or the Subsidiaries is reduced on the Issuers' balance sheet upon the conversion or exchange (other than by one of the Subsidiaries) subsequent to the Issue Date of any Indebtedness of the Issuers or the Subsidiaries issued after the Issue Date and convertible or exchangeable for the Issuers' Qualified Capital Stock (less the amount of any cash, or the fair market value of any other property, distributed by the Issuers or any of the Subsidiaries upon such conversion or exchange), plus

  (d)
  except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income or otherwise given credit for in any other provision of this clause (4), an amount equal to the net reduction in

    Investments (other than returns of or from Permitted Investments) in any Person (including an Unrestricted Subsidiary) resulting from:

    (i)
    cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Issuers or any Subsidiary,

    (ii)
    the Net Cash Proceeds from the sale of any such Investment, or

    (iii)
    if such Person is an Unrestricted Subsidiary, the redesignation of such Person as a Subsidiary,

valued in each case as provided in the definition of "Investments," and not to exceed, in each case, the amount of Investments previously made (and that were treated as Restricted Payments) by the Issuers or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition; plus

  (e)
  $1,500,000 per year (beginning on the first anniversary of the Issue Date) with any unused amounts cumulated until used.

        The foregoing clauses (1), (2), (3) and (4) of the immediately preceding paragraph, however, will not prohibit:

  (a)
  so long as clause (1) above is satisfied, repurchases, redemptions or other retirements or acquisitions of Capital Stock from the Issuers' employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of the Subsidiaries upon the death, disability or termination of employment in an aggregate amount pursuant to this clause (a) to all employees or directors (or their heirs or estates) not to exceed (i) $250,000 per fiscal year on and after the Issue Date or (ii) $1.0 million in the aggregate,

  (b)
  any dividend, distribution or other payments by any of the Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

  (c)
  a Qualified Exchange,

  (d)
  the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions,

  (e)
  the redemption and repurchase of any Equity Interests or Indebtedness of the Issuers or any of the Subsidiaries to the extent required by any Gaming Authority,

  (f)
  so long as each of clauses (1) and (3) above are satisfied,

  (i)
  payments under the Operating Agreement (including without limitation affiliate, management and royalty fees) ("Management/Royalty Payments") not to exceed, for any fiscal year, the sum of (x) 2.0% of Net Revenue and (y) 3.0% of the Consolidated EBITDA of the Issuers for the immediately preceding fiscal year, and

  (ii)
  payment of the EW Preferred Return,

    provided, however, that any payments may be made pursuant to this clause (f) only if the Issuers' Consolidated Coverage Ratio is, after giving pro forma effect to any such payments as if paid at the beginning of such fiscal year period, at least 1.5 to 1.0 (for purposes of this clause (f), Consolidated EBITDA (including as used in Consolidated Coverage Ratio) shall give effect to any Management/Royalty Payments and any payments of EW Preferred Return, in either case, actually paid in such fiscal year (whether or not previously accrued), but not to any such payments accrued but not yet paid),

  (g)
  with respect to each tax year or portion thereof that an Issuer qualifies as a Flow Through Entity and so long as clause (1) above is satisfied, the payment of Permitted Tax Distributions (whether paid in such tax year or portion thereof, or any subsequent tax year) in respect of such Issuer; provided, that (A) prior to the first payment of Permitted Tax Distributions during any particular calendar year such Issuer provides an Officers' Certificate and an Opinion of Counsel reasonably acceptable to the Trustee to the effect that such Issuer and each other Flow Through Entity in respect of which such distributions are being made qualify as Flow Through Entities for United States federal income tax purposes and for the states in respect of which such distributions are being made for such tax year or portion thereof, (B) at the time of such distribution, the most recent audited financial statements of such Issuer for periods including such tax year or portion thereof provided to the Trustee pursuant to the covenant described under the caption "—Reports" provide that such Issuer and each subsidiary of such Issuer in respect of which such distributions are being made was treated as a Flow Through Entity for the period of such financial statements, and (C) in the case of the portion, if any, of any Permitted Tax Distribution that is proposed to be distributed for a particular taxable period or portion thereof, which portion of such Permitted Tax Distribution is attributable to a Flow Through Entity that is not a Subsidiary, such portion of such proposed Permitted Tax Distribution shall be limited to the Excess Cash Distribution Amount for Taxes, and

  (h)
  the following payments by the Company to E&W or EW Common LLC: (i) the approximately $1,300,000 cash payment made on the Issue Date in connection with the repayment of existing debt and included in "Use of Proceeds" in this prospectus, and (ii) the post-closing adjustment payment, pursuant to Section 2.8 of the Joint Venture Agreement, on the date E&W or EW Common LLC contributes the gaming assets to the Company following the occurrence of the Operator Licensing Event, for any decrease in the Company's working capital since the date of the contribution of the non-gaming assets and real property to the Company by E&W.

        The full amount of any Restricted Payment made pursuant to the foregoing clauses (a), (b), (d) and (e) and, to the extent not reducing Consolidated Net Income, clause (f) (but not pursuant to clause (c), (f) (to the extent reducing Consolidated Net Income), (g) or (h)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (4) of the first paragraph under "Limitation on Restricted Payments."

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of the applicable Issuer's Board of Directors, unless stated otherwise, at the time made or returned, as applicable.

        For the avoidance of doubt, any amendment or supplement to or modification of any of the License Agreements or Lease-Related Agreements that could increase the amount of Restricted Payments payable thereunder shall be deemed adverse to Noteholders.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that the Issuers will not and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, incur or suffer to exist any consensual restriction on the ability of any of the Subsidiaries (i) to pay dividends or make other distributions to or on behalf of, (ii) to pay any obligation to or on behalf of, (iii) to otherwise transfer assets or property to or on behalf of, or (iv) to make or pay loans or advances to or on behalf of, the Issuers or any of the Subsidiaries, except:

        (1)   restrictions imposed by the Notes, the Guarantee or the Indenture or by the Issuers' other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes,

        (2)   restrictions imposed by applicable law,

        (3)   existing restrictions under Existing Indebtedness,

        (4)   restrictions under (i) any Acquired Indebtedness not incurred in violation of the Indenture or (ii) any agreement relating to any business, property or asset (including any Equity Interest) acquired by the Issuers or any of the Subsidiaries, which restrictions in the case of both (i) and (ii) existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

        (5)   restrictions imposed by Indebtedness incurred under the Credit Agreement in accordance with the Indenture; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Credit Agreement as of the Issue Date,

        (6)   restrictions with respect solely to any of the Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

        (7)   restrictions on transfer contained in FF&E Financing, Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Indebtedness, and

        (8)   in connection with and pursuant to Permitted Refinancing Indebtedness, the replacement of restrictions imposed pursuant to clauses (1), (3), (4) or (7) of this paragraph or this clause (8) that are not more restrictive in any material respect as determined by the Board of Directors of the applicable Issuer in its reasonable good faith judgment than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

        Notwithstanding the foregoing, (a) there may exist customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitation on Liens Securing Indebtedness

        The Indenture provides that the Issuers will not and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of the Issuers' or their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any of the Issuers' Indebtedness or any Indebtedness of any Guarantor.

Limitation on Transactions with Affiliates

        The Indenture provides that the Issuers and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of the Issuers' or their properties or assets to, or purchase any property or assets from, or enter into or suffer to exist any contract, agreement, understanding, loan, advance, guarantee, arrangement or transaction with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions):

        (1)   unless it is determined that the terms of such Affiliate Transaction(s) are fair and reasonable to the Issuers, and no less favorable to the Issuers than could have been obtained in an arm's length transaction with a non-Affiliate,

        (2)   if involving consideration to either party of $1.0 million or more, unless such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors of the applicable Issuer that are disinterested in such transaction (if there are any directors who are so disinterested or, if none, a disinterested committee appointed by the Board of Directors of the applicable Issuer for such purpose), and

        (3)   if involving consideration to either party of $2.5 million or more (or $1.0 million or more if no members of the Board of Directors of the applicable Issuer are disinterested in such transaction and no disinterested committee is appointed as provided in clause (2) above) unless, in addition to complying with clauses (1) and (2) above, the Issuers, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction(s) to the Issuers from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Limitation on Merger, Sale or Consolidation

        The Indenture provides that the Issuers will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of the Issuers' assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

        (1)   either (a) one or more of the Issuers is the surviving Person or Persons or (b) each resulting, surviving or transferee Person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the Issuers' Obligations in connection with the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Collateral Agreements;

        (2)   no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction on a pro forma basis;

        (3)   unless such transaction is solely the merger of the Issuers and one of the Issuers' previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction, and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee Person(s) is at least equal to the Issuers' Consolidated Net Worth immediately prior to such transaction;

        (4)   unless such transaction is solely the merger of the Issuers and one of the Issuers' previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction, and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio Test set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

        (5)   such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; and

        (6)   each Guarantor shall have, if required by the terms of the Indenture or the Collateral Agreements, confirmed in writing that its Guarantee shall apply to the Issuers' Obligations or the Obligations of each resulting, surviving or transferee Person in accordance with the Notes, the Indenture, the Registration Rights Agreement and the Collateral Agreements.

        In the event of any transaction (other than a lease or transfer of less than all of the Issuers' assets) in accordance with the foregoing in which the Issuers are not the surviving Person, the resulting, surviving or transferee Person shall succeed to and be substituted for, and may exercise every right and power of, the applicable Issuer(s) under the Indenture with the same effect as if such resulting, surviving or transferee Person had been named therein as an "Issuer," and the Trustee may require any such Person to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transactions, on all Collateral for the benefit of the Holders.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of the Subsidiaries, the Issuers' interest in which constitutes all or substantially all of the Issuers' properties and assets, shall be deemed to be the transfer of all or substantially all of the Issuers' properties and assets.

Limitation on Lines of Business

        The Indenture provides that the Issuers will not and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the applicable Issuer's Board of Directors, is a Related Business. This provision shall not apply to a Permitted Entity to which the Parcel 2 Contribution is made so long as such entity continues to satisfy the definition of "Permitted Entity."

Impairment of Security Interests

        The Indenture provides that, except as permitted in the Indenture, the Intercreditor Agreement and the Collateral Agreements, the Issuers will not and the Guarantors will not, and neither the Issuers nor the Guarantors will permit any of the Subsidiaries to, take or omit to take any action that would have the result of materially adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the Holders of the Notes.

Guarantors

        The Indenture provides that all of the Issuers' present and future Subsidiaries (other than Excluded Foreign Subsidiaries) will (i) jointly and severally guarantee all principal of and all premium, if any, and interest (and Liquidated Damages, if any) on the Notes on a senior secured basis, (ii) grant a security interest in and /or pledge the Collateral owned by such Subsidiary to secure such Obligations on the terms set forth in the Collateral Agreements, and (iii) deliver to the Trustee an Opinion of Counsel that such guarantee and Collateral Agreements have been duly authorized, executed and delivered and are valid, binding and enforceable in accordance with their terms.

        Notwithstanding anything herein or in the Indenture to the contrary, (i) if any of the Excluded Foreign Subsidiaries that is not a Guarantor guarantees any Indebtedness of the Issuers or any Guarantor, or (ii) the Issuers or any of the Guarantors, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Foreign Subsidiary that is not a Guarantor to a lender to secure the Issuers' Indebtedness or any Indebtedness of any Guarantor, then in the cases described in each of clauses (i) and (ii) such Foreign Subsidiary must become a Guarantor. As of the Issue Date, the Issuers have no Subsidiaries.

        The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture and the Collateral Agreements:

        (1)   the Person formed by, resulting from or surviving any such consolidation or merger (if other than such Guarantor):

  (a)
  expressly assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior secured basis, all of such Guarantor's Obligations under such Guarantor's Guarantee, the Indenture and the Registration Rights Agreement on the terms set forth in the Indenture and grants a security interest and/or pledges the collateral owned by such Person to secure such Obligations on the terms set forth in the Collateral Agreements, and

  (b)
  delivers to the Trustee an Opinion of Counsel that such supplemental indenture and guarantee and the Collateral Agreements have been duly authorized, executed and delivered and that each of the supplemental indenture, the guarantee, the Indenture, the Registration Rights Agreement and the Collateral Agreements constitutes a legal, valid, binding and enforceable obligation of such Person, in each case subject to customary qualifications; and

        (2)   immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

        The provisions of this covenant shall not apply to the merger of any Guarantors with or into each other or with or into the Issuers, provided, however, that such transaction shall otherwise comply with the Indenture.

        Upon the sale or disposition (including by merger or sale or transfer of all of the Equity Interests, except as provided in "Limitation on Merger, Sale or Consolidation") of a Guarantor (as an entirety) to a Person which is not and is not required to become a Guarantor, or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its Obligations under its Guarantee, the Registration Rights Agreement and the Collateral Agreements; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of the Issuers' Indebtedness or any Indebtedness of any other of the Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of the Issuers' Indebtedness or any Indebtedness of any of the Subsidiaries.

Limitation on Status as Investment Company

        The Indenture prohibits the Issuers, the Guarantors and the Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Compliance with Lease-Related Agreements

        The Indenture provides that the Company (a) shall maintain the Lease-Related Agreements and License Agreements in full force and effect and enforce, in good faith, its rights and remedies under the Lease-Related Agreements and License Agreements, (b) shall comply in all material respects with all terms thereof, in each case, subject only, in the case of the Leases, to the termination of the Leases in accordance with their terms following the occurrence of the Operator Licensing Event, and (c) shall not amend, change, modify or repeal in a manner adverse, individually or in the aggregate (together with any other amendments, supplements or modifications to any of the Lease-Related Agreements or License Agreements), to Noteholders, or transfer or assign, any of the Lease-Related Agreements or License Agreements as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof.

Limitation on Use of Proceeds

        The Company has deposited approximately $50.8 million into the Renovation Disbursement Account and approximately $11.2 million into the Interest Reserve Account. Funds in the Interest Reserve Account shall be used only to pay the first two interest payments on the Notes. The funds in the Renovation Disbursement Account and the Interest Reserve Account may be invested only in Cash Equivalents. All funds in the Renovation Disbursement Account and the Interest Reserve Account shall be disbursed only in accordance with the Cash Collateral and Disbursement Agreement.

Gaming Licenses and Other Permits

        The Indenture provides that the Issuers and the Guarantors will, and will cause the Restricted Subsidiaries to, use our and their commercially reasonable best efforts to obtain (and, after the occurrence of the Operator Licensing Event, to maintain in full force and effect at all times) all Gaming Licenses, and all other authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations from or with any Gaming Authority or other governmental authority that are necessary for the design, development, construction, equipping and operation of the Casino/Hotel Property or any of the Issuers' and the Restricted Subsidiaries' other operations; provided, that if in the course of the exercise of its governmental or regulatory functions the applicable Gaming Authority is required to suspend or revoke any Gaming License or other permit or close or suspend any operation of any part of the Casino/Hotel Property or any of the Issuers' and the Restricted Subsidiaries' other operations as a result of any noncompliance therewith or with law, the Company shall use its commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Casino/Hotel Property or such other operations, as the case may be, shall be opened and fully operating as promptly as practicable.

Restrictions on Activities of Finance Corp.

        The Indenture provides that Finance Corp. shall not hold any material assets, become liable for any obligations or engage in any business activities; provided, that Finance Corp. must be a co-obligor of the Notes (including any Additional Notes incurred pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock") pursuant to the terms of the Indenture and as contemplated by the Purchase Agreement executed by the Issuers, the Parent Pledgors and the Initial Purchasers and, as necessary, may engage in any activities directly related or necessary in connection therewith.

Reports

        The Indenture provides that whether or not the Issuers are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuers will deliver to the Trustee and, to each Holder and to prospective purchasers of Notes identified to the Issuers by the Initial Purchaser, within 5 days after the Issuers are or would have been (if the Issuers were subject to such reporting obligations) required to file such with the SEC, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been required to be contained in a filing with the SEC on Forms 10-K and 10-Q if the Issuers were required to file such Forms, including in each case, Management's Discussion and Analysis of Financial Condition and Results of Operations which would be so required, any reports required by Section 404 of the Sarbanes-Oxley Act of 2002, and including, with respect to annual information only, a report thereon by the Issuers' certified independent public accountants as would be so required, and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if the Issuers were required to file such report. The Issuers will file with the SEC the annual, quarterly and other reports which the Issuers are required to file with the SEC at such time as are required to be filed. The Issuers' reporting obligations with respect to clauses (i) and (ii) shall be satisfied in the event the Issuers file such reports with the SEC on EDGAR and deliver a copy of such reports to the Trustee, unless the SEC will not accept such filings.

Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

        (1)   the Issuers' failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

        (2)   the Issuers' failure to pay all or any part of the principal of or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

        (3)   the Issuers' failure or the failure by any of the Guarantors or any of the Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitations on Sale of Assets and Subsidiary Stock," "Limitation on Merger, Sale or Consolidation" and "Limitation on Restricted Payments," the continuance of such failure for a period of 30 days after the earlier of written notice to the Issuers by the Trustee or written notice to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

        (4)   the cessation of substantially all gaming operations of the Issuers and the Subsidiaries, taken as a whole, for more than 90 days, except as a result of an Event of Loss;

        (5)   any revocation, suspension, expiration (without previous or concurrent renewal) or loss of any Gaming License of any of the Issuers or any Subsidiary for more than 90 days;

        (6)   certain events of bankruptcy, insolvency or reorganization in respect of the Issuers, any of the Guarantors or any of the Significant Subsidiaries;

        (7)   a default occurs (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in the Issuers' Indebtedness or the Indebtedness of any of the Subsidiaries with an aggregate amount outstanding in excess of $5.0 million (a) resulting from the failure to pay principal of such Indebtedness at maturity, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity;

        (8)   final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against the Issuers or any of the Subsidiaries and not stayed, bonded or discharged within 60 days after their entry;

        (9)   any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee or the Collateral Agreements;

        (10) any failure to comply with any material agreement or material covenant in, or any breach of a material representation under, the Collateral Agreements and such failure or breach shall continue for a period of 30 days;

        (11) any of the Collateral Agreements at any time for any reason ceases to be in full force and effect, or is declared null and void, or shall cease to be effective in all material respects to give the Trustee, as collateral agent, the Liens with the priority purported to be created thereby (subject to the Intercreditor Agreement) subject to no other Liens (in each case, other than as expressly permitted by the Indenture and the applicable Collateral Agreement or by reason of the termination of the Indenture or the applicable Collateral Agreement in accordance with its terms);

        (12) the occurrence of a Tenant Event of Default (as defined in the Leases) or a Landlord Event of Default (as defined in the Leases), or the termination of either of the Leases (other than in accordance with their terms following the occurrence of the Operator Licensing Event); or

        (13) except in connection with a merger, consolidation or sale, lease, conveyance or transfer of all or substantially all of the Issuers' assets in accordance with the covenant "Limitation of Merger, Sale or Consolidation," the abandonment by the Issuers of the Hooters Renovation or the cessation by the Issuers (or, prior to the occurrence of the Operator Licensing Event, E&W) to operate the Property (other than Parcel 2 as a result of the Parcel 2 Contribution) or the Casino/Hotel Property or the sale or disposition by the Issuers of all or substantially all of their interest in the Property (other than Parcel 2 as a result of the Parcel 2 Contribution) or the Casino/Hotel Property.

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (6) above relating to the Issuers, any of the Guarantors or any of the Issuers' Significant Subsidiaries) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuers (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal thereof and all premium, if any, and accrued and unpaid interest (and Liquidated Damages, if any) thereon to be due and payable immediately. If an Event of Default specified in clause (6), above, relating to the Issuers, any of the Guarantors or any of the Issuers' Significant Subsidiaries occurs, all principal thereof and all premium, if any, and accrued and unpaid interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default (other than (i) the non-payment of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes which have become due solely by such acceleration) and (ii) a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such supermajority) have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders of Notes any Default except (i) a Default in the payment of principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note not yet cured, (ii) a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected, and (iii) a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority. See "Amendments, Supplements and Waivers." Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of Notes, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee.

        Subject to all provisions of the Indenture and applicable law, the Holders of a majority in the aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that the Issuers may, at the Issuers' option, elect to discharge the Issuers' obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, the Issuers shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

        (1)   Holders will be entitled to receive timely payments for the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

        (2)   the Issuers' obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

        (3)   the Trustee will retain its rights, powers, duties, and immunities, and the Issuers will retain the Issuers' obligations in connection therewith; and

        (4)   other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, the Issuers may, at the Issuers' option and at any time, elect to cause the release of the Issuers' obligations and the Guarantors' with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to the Issuers, any of the Guarantors or any Significant Subsidiary described under "Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes. The Issuers may exercise Legal Defeasance regardless of whether the Issuers previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

        (1)   the Issuers must irrevocably deposit or cause to be irrevocably deposited with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in an aggregate amount that will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes on the stated date for payment or any redemption date thereof (and the Issuers must specify whether the Notes are being defeased to Stated Maturity or a particular Redemption Date), and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

        (2)   in the case of Legal Defeasance, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that:

  (a)
  the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)
  since the date of the Indenture, there has been a change in the applicable United States federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)   in the case of Covenant Defeasance, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)   in the case of Legal Defeasance or Covenant Defeasance, no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

        (5)   in the case of Legal Defeasance, no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter (it being understood that the condition shall not be deemed satisfied until the expiration of such period);

        (6)   the Defeasance may not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the Indenture) to which the Issuers or any of the Subsidiaries are a party or by which the Issuers or any of the Subsidiaries are bound;

        (7)   the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent to hinder, delay or defraud any other of the Issuers' creditors; and

        (8)   the Issuers must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (7) above, and an Opinion of Counsel confirming the satisfaction of the applicable conditions in clauses (1) (with respect to the validity and perfection of the security interest), (4), (5) and (6) above.

        The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes when due, or if any court enters an order directing the repayment of the deposit to the Issuers or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to the Issuers or to a fund for the benefit of the Issuers' creditors, then (so long as the insufficiency exists or the order remains in effect) the Issuers' and the Guarantors' obligations under the Indenture and the Notes will be revived, and the Covenant Defeasance will be deemed not to have occurred.

Satisfaction and Discharge

        The Indenture provides that the Issuers may terminate the Issuers' obligations and the obligations of the Guarantors under the Indenture, the Notes and the Guarantees (except as described below) when:

        (a)   all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or a Guarantor) have been delivered to the Trustee for cancellation, or

        (b)   (i) all Notes have been called for redemption pursuant to the provisions under "Optional Redemption" by mailing to Holders a notice of redemption or all Notes otherwise have become due and payable,

  (ii)
  the Issuers have irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof in an aggregate amount that will be sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium and interest (and Liquidated Damages, if any) on the Notes to the Redemption Date together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at such redemption,

  (iii)
  the Issuers and the Guarantors each has paid all other sums payable by it under the Indenture, the Notes and the Guarantees,

  (iv)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit),

  (v)
  such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuers or any of the Subsidiaries are a party or by which the Issuers or any of the Subsidiaries are bound, and

  (vi)
  the Issuers shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (i) through (v) above.

Amendments, Supplements and Waivers

        Except as provided in the three succeeding paragraphs, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement (subject to any required approval of the lenders under the Credit Agreement party thereto) and the Collateral Agreements may be amended, supplemented or otherwise modified, and any existing Default or Event of Default (except certain payment defaults) or compliance with any provisions of the Indenture, the Notes, the Guarantees, the Intercreditor Agreement (subject to any required approval of the lenders under the Credit Agreement party thereto) and the Collateral Agreements may be waived, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (including consents obtained in connection with a tender or exchange offer for the Notes, but excluding Notes held by a Disqualified Holder).

        Without the consent of the Holder of each outstanding Note affected, an amendment, supplement, modification or waiver may not (with respect to Notes held by a non-consenting Holder):

        (1)   reduce the principal amount of Notes the Holders of which must consent to an amendment, supplement, modification or waiver,

        (2)   change the Stated Maturity on any Note,

        (3)   reduce the principal of, or any premium (including redemption premium but not including any redemption premium relating to the covenants described under "Offers to Repurchase the Notes") on, any Note,

        (4)   reduce the rate of or change the time for payment of interest (or Liquidated Damages, if any) on any Note,

        (5)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

        (6)   waive any redemption payment with respect to any Note (other than provisions relating to or payments required by the covenants described under the caption "Offers to Repurchase the Notes"),

        (7)   after the corresponding Asset Sale or Change of Control has occurred, reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter any other provision with respect to the redemption of the Notes required by the covenants described under the caption "Offers to Repurchase the Notes,"

        (8)   change the coin or currency in which, the principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note is payable,

        (9)   impair the right to institute suit for the enforcement of payment of the principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note on or after the Stated Maturity (or on or after the Redemption Date),

        (10) make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, scheduled payments of principal of or premium, if any, or interest (or Liquidated Damages, if any) on the Notes,

        (11) modify or change any provision of the Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the Holders of the Notes,

        (12) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture, or

        (13) make any changes in the foregoing amendment, supplement and waiver provisions.

        Notwithstanding the foregoing, without the consent of the Holders of Notes, the Issuers, the Guarantors and the Trustee may amend, modify or supplement the Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Collateral Agreements:

  (i)
  to cure any ambiguity, defect or inconsistency,

  (ii)
  to provide for uncertificated Notes in addition to or in place of certificated Notes,

  (iii)
  to provide for the assumption of any of the Issuers' or the Guarantors' obligations to Holders in the case of a merger or consolidation or a sale of all or substantially all of the Issuers' assets in accordance with the Indenture,

  (iv)
  to evidence the release of any Guarantor permitted to be released under the terms of the Indenture or to evidence the addition of any new Guarantor,

  (v)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

  (vi)
  to comply with applicable Gaming Laws, to the extent not materially adverse to holders of Notes,

  (vii)
  to comply with the provisions of DTC or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests therein,

  (viii)
  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder of Notes under the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements or the Registration Rights Agreement, or

  (ix)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date thereof, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        Notwithstanding the foregoing and subject to the Intercreditor Agreement, no portion of the Collateral may be released from the Lien of the Collateral Agreements (except in accordance with the provisions of the Indenture and the Collateral Agreements), and none of the Collateral Agreements or the provisions of the Indenture relating to the Collateral may be amended or supplemented, and the rights of any Holders thereunder may not be waived or modified, without, in each case, the consent of the Holders of at least 66 2/3% in aggregate principal amount of the then-outstanding Notes.

        The terms of any document entered into pursuant to this "Amendments, Supplements and Waivers" will be subject to prior approval, if required, of any applicable Gaming Authority.

Governing Law

        The Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b); provided, that with respect to the creation, attachment, perfection, priority, enforcement of and remedies relating to the security interest in any real property Collateral, the governing law may be the laws of the jurisdictions where such Collateral is located without regard to the conflict of law provisions thereof.

        The Senior Secured Note Indenture, the Senior Secured Note and any Senior Secured Note Guarantees are also governed by the Unites States securities laws including but not limited to the Trust Indenture Act of 1939, the Securities Act of 1933 and the Securities Exchange Act of 1934.

No Personal Liability of Partners, Stockholders, Officers or Directors

        The Indenture provides that no direct or indirect stockholder, member, manager, employee, officer or director, as such, past, present or future of the Issuers, the Guarantors or any successor entity shall have any personal liability in respect of the Issuers' obligations or the obligations of the Guarantors under the Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the Intercreditor Agreement or the Collateral Agreements, solely by reason of his, her or its status as such stockholder, member, manager, employee, officer or director, except that this provision shall in no way limit the obligation of the Issuers or the obligation of any Guarantor pursuant to any Guarantee.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of any Person existing at the time such Person becomes a Subsidiary, including by designation, or is merged or consolidated into or with one of the Issuers or one of the Subsidiaries.

        "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, "Affiliate" shall not include Wholly Owned Subsidiaries.

        "Applicable Capital Gain Tax Rate" means, for any taxable period, the highest effective combined individual United States federal, Nevada or Florida state and local income tax applicable to net capital gain during such period.

        "Applicable Income Tax Rate" means, for any taxable period, the highest effective combined individual United States federal, Nevada or Florida state and local income tax applicable during such period.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

        "Beneficial Owner" or "beneficial owner" for purposes of the definitions of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date).

        "Board of Directors" means, with respect to any Person, the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) or any committee of the board of directors of such Person (or if such Person is not a corporation, any committee of the equivalent board of managers or members or body performing similar functions for such Person) authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person).

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or other government action to close.

        "Capital Contribution" means any contribution to the Issuers' equity from one of the Issuers' direct or indirect parents for which no consideration has been given other than the issuance of Qualified Capital Stock.

        "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock issued by such Person, (ii) with respect to a Person that is a limited liability company, any and all membership interests in such Person, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Collateral and Disbursement Agreement" means the Cash Collateral and Disbursement Agreement, dated as of the date of Indenture, among the Issuers, the Trustee and the Disbursement Agent, as in effect on the Issue Date or as amended in accordance with the section entitled "Amendments, Supplements and Waivers."

        "Cash Equivalent" means:

        (1)   securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof),

        (2)   time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million,

        (3)   commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.,

        (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in (1) and (2) above entered into with any financial institution meeting the qualifications specified in (2) above, or

        (5)   money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (4) of this definition,

        and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition.

        "Casino" means, collectively, those portions of the Casino/Hotel Property containing the showroom, gaming and liquor servicing areas of the Casino/Hotel Property, including, without limitation, the areas of the Casino/Hotel Property containing and immediately adjacent the slot machines, video machines, all gaming devices, table games, poker room, keno area, baccarat areas, and any other areas which are subject to direct supervision by the Nevada Gaming Authorities, together with all surveillance areas, counting rooms, cashier cages and other areas ancillary to casino gaming.

        "Casino Lease" means the Amended and Restated Casino Lease, dated March 9, 2005, by and between the Company and E&W, as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof, except such amendments, supplements and modifications that are not, individually or in the aggregate (together with any other amendments, supplements or modifications to any of the Lease-Related Agreements or License Agreements), adverse to Noteholders.

        "Casino/Hotel Property" means that certain resort hotel and all restaurants therein and other facilities, related assets and real and personal property used in connection therewith commonly known as the San Remo Las Vegas Casino Casino/Hotel Property (and, after the completion of the Renovation, the Hooters Casino, Casino/Hotel Property and Entertainment Center) and located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all assets and other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "Collateral Accounts" means the Renovation Disbursement Account and the Interest Reserve Account.

        "Company" means 155 East Tropicana, LLC, a Nevada limited-liability company.

        "consolidated" means, with respect to the Issuers, the combination of the Company's accounts and the consolidation of the accounts of Finance Corp. and the Subsidiaries with the Company's accounts, all in accordance with GAAP; provided, that "consolidated" will not include consolidation of the accounts of any Unrestricted Subsidiary with the Company's accounts.

        "Consolidated Coverage Ratio" of any specified Person or Persons on any specified date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

        (1)   Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date will be given pro forma effect as if they had occurred on the first day of the Reference Period,

        (2)   transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

        (3)   the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness (other than Indebtedness incurred under any revolving credit agreement or similar facility)) will be given pro forma effect as if it had occurred on the first day of the Reference Period,

        (4)   the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, provided, that if such Person or any of the Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, then such rate (whether higher or lower) shall be used, and

        (5)   Consolidated EBITDA and Consolidated Fixed Charges, respectively, of such Person for the following Reference Periods shall be deemed to be equal to the actual Consolidated EBITDA and actual Consolidated Fixed Charges of such Person during such Reference Period multiplied by: (x) for the First Reference Period, four; (y) for the Second Reference Period, two; and (z) for the Third Reference Period, 4/3.

        "Consolidated EBITDA" means, with respect to any specified Person or Persons for any specified period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted for purposes of determining Consolidated Net Income), without duplication, the sum of:

        (1)   consolidated income tax expense and the amount of Permitted Tax Distributions subtracted from net income in the determination of the Consolidated Net Income of such Person for such period,

        (2)   consolidated depreciation and amortization expense,

        (3)   Consolidated Fixed Charges, and

        (4)   all other non-cash charges reducing Consolidated Net Income for such period but excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable, and less

        (x)   the amount of all cash payments made by such Person or any of the Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the Issuers' equity interest in such Subsidiary, and

        (y)   all Management/Royalty Payments and EW Preferred Return for such period, in each case, to the extent not already deducted for purposes of determining Consolidated Net Income for such period.

        "Consolidated Fixed Charges" means, with respect to any specified Person or Persons for any specified period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

        (a)   interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period (without duplication), including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

        (b)   the product of (i) the amount of dividends and distributions (excluding the EW Preferred Return) accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries to the Issuers or to the Wholly Owned Subsidiaries) times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated United States federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the Issuers).

        For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in reasonable good faith by the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Net Income" means, with respect to any specified Person or Persons for any specified period, the net income (or loss) of such specified Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period reduced by the maximum amount of Permitted Tax Distributions attributable to such net income for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

        (a)   all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock),

        (b)   the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such specified Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such specified Person's pro rata share of such specified Person's net income for such period,

        (c)   the net income, if positive, of any of such specified Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and

        (d)   the net income of, and all dividends and distributions from, any Unrestricted Subsidiary.

        "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (including amounts of equity attributable to Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Continuing Director" means during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the applicable Issuer's Board of Directors (together with any new directors whose election by such Issuer's Board of Directors or whose nomination for election by such Issuer's shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of such Issuer's assets, if such agreement was approved by a vote of such majority of directors).

        "contractually subordinated" means subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto. For the avoidance of doubt, unsecured Indebtedness is not "contractually subordinated" to secured Indebtedness and a junior Lien on any assets securing Indebtedness does not render such Indebtedness "contractually subordinated" to Indebtedness that is secured by a senior Lien on such assets.

        "Credit Agreement" means the Credit Agreement to be entered into, as of the Issue Date, by the Issuers with Wells Fargo Foothill, including any related notes, guarantees, collateral documents,

instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement with another credit agreement, including any credit agreement:

        (1)   extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

        (2)   adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Issuers and the Subsidiaries and their respective successors and assigns,

        (3)   increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

        (4)   otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        "Credit Facility Basket" has the meaning set forth under "Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        "Debt Incurrence Ratio Test" has the meaning set forth under "Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Disbursement Agent" means The Bank of New York, or the then acting Disbursement Agent under the Cash Collateral and Disbursement Agreement.

        "Disqualified Capital Stock" means with respect to any Person, any Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, including at the option of the holder thereof, by such Person or any of the Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Issuers to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Issuers may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuers' purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock."

        "E&W" means Eastern & Western Hotel Corporation, a Nevada corporation.

        "E&W Guarantee and Pledge Agreement" means the Guarantee and Pledge Agreement, dated as of the Issue Date, between E&W and The Bank of New York Trust Company, N.A., as Collateral Agent (as defined therein) for the Holders of Notes.

        "EW Preferred Note Loan" means the unsecured loan into which the EW Preferred Account is converted, pursuant to Section 12.5c(ii) of the Operating Agreement (as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof), in the event that EW Common LLC fails to obtain the requisite approvals of the Gaming Authorities to own an interest in the Company as a gaming licensee on or prior to January 31, 2006, which loan has the following terms:

        (a)   accrues interest at the rate of the EW Preferred Return, which interest is payable in the same manner and in the same relative priority as the EW Preferred Return;

        (b)   matures on the later of (i) the occurrence of a sale of the Casino/Hotel and (ii) the date that is 91 days after the date on which all the Notes cease to be outstanding; and

        (c)   payments on the EW Preferred Note Loan shall be subordinated to the Notes as provided in the Operating Agreement in the same manner as the EW Preferred Return, meaning that (i) cash flow from operations goes to make any payments then due under the Notes, before any payments are made on the EW Preferred Note Loan from such cash flow, and cash flow from capital events goes to pay off the Notes before any payments are made on the EW Preferred Note Loan from such cash flow.

        "EW Preferred Return" means a return, calculated as set forth in the Operating Agreement, of 4% per annum, cumulative, on the EW Preferred Account (as defined in the Operating Agreement); provided, however, that solely for purposes of clause (f) of the covenant "Limitation on Restricted Payments," the EW Preferred Return shall not exceed an amount equal to 4% per annum of (a) the sum of (x) $20,000,000, which represents the balance of the EW Preferred Account as of the Issue Date, and (y) upon the contribution by E&W of gaming assets to the Company pursuant to Section 5.1 of the Operating Agreement following the occurrence of the Operator Licensing Event, $5,000,000, less (b) the amount of any reductions in, or repayments or returns of, the EW Preferred Account on and after the Issue Date.

        "Equity Holder" means (a) with respect to a corporation, each holder of stock of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity, (c) with respect to a partnership, each partner of such partnership, (d) with respect to any entity described in clause (a)(iv) of the definition of "Flow Through Entity," the owner of such entity, and (e) with respect to a trust described in clause (a)(v) of the definition of "Flow Through Entity," an owner thereof.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Loss" means, with respect to any property or asset, (1) any loss, destruction or damage of such property or asset, (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset or (3) any settlement in lieu of clause (2) above.

        "Excess Cash Distribution Amount for Taxes" means the excess of (x) the aggregate actual cash distributions received by the Issuers or a Subsidiary from all Flow Through Entities that are not Subsidiaries during the period commencing with the Issue Date and continuing to and including the date on which a proposed Permitted Tax Distribution is to be made under clause (g) of the second sentence under "Covenants—Limitations on Restricted Payments" over (y) the aggregate amount of such cash distributions described in the immediately preceding clause (x) that have already been taken into account for purposes of making (I) Permitted Tax Distributions previously made and which was attributable to a Flow Through Entity that was not a Subsidiary at the time such Permitted Tax Distribution was made plus (II) Restricted Payments permitted by clause (a) or (c) of clause (4) of the first sentence under "—Covenants—Limitations on Restricted Payments" (treating such cash distributions described in this clause (y)(II) as used to make a Restricted Payment during such period only to the extent that in such period, the total amount of Restricted Payments actually made during such period exceeded the excess of (m) the total amount of Restricted Payments permitted to be made in such period over (n) the amount of such cash distributions described in the immediately preceding clause (x) that were actually received by the Issuers or a Subsidiary during such period and that were not previously used to make a Permitted Tax Distribution.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means:

        (a)   assets securing FF&E Financing, Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred under the Indenture;

        (b)   any additional leasehold estates in real property acquired by the Issuers or the Subsidiaries after the Issue Date, unless the Trustee, as collateral agent (upon request of the Holders of a majority of the outstanding Notes), in its reasonable discretion requests that the Issuers provide the Trustee, as collateral agent, with a lien upon and security interest in such leasehold estate so that such leasehold estate shall become additional Collateral (and in the Collateral Agreements the Issuers will agree to notify the Trustee of the acquisition by it or any of the Subsidiaries of any leasehold estate in real property);

        (c)   any leases, permits, licenses (including without limitation Gaming Licenses) or other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon under the Collateral Agreements (i) is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law, or (ii) would require the consent of third parties and such consent has not been obtained after the Issuers have used commercially reasonable efforts to try to obtain such consent, or (iii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provisions thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the UCC or any other applicable law); provided, that, immediately upon the uneffectiveness, lapse or termination of such prohibition, the provisions that would be so breached or such breach, default or termination or immediately upon the obtaining of any such consent, the Excluded Assets shall not include, and the Issuers or the applicable Guarantor, as the case may be, shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

        (d)   cash and Cash Equivalents to the extent that a Lien thereon may not be perfected through the filing of a UCC financing statement or that, after the Issuers have used commercially reasonable efforts, the Issuers are unable to cause the Trustee to obtain "control" (as defined in the UCC) for the benefit of the Holders; and

        (e)   any Capital Stock of an Excluded Foreign Subsidiary, if any, other than a pledge of 65% of the Voting Equity Interests of such Excluded Foreign Subsidiary held directly by the Issuers or any domestic Subsidiary, 100% of the nonvoting Equity Interests of such Excluded Foreign Subsidiary held directly by the Issuers or any domestic Subsidiary and 100% of any intercompany Indebtedness owed by such Excluded Foreign Subsidiary to any of the Issuers or any of the Guarantors.

        "Excluded Foreign Subsidiary" means any Foreign Subsidiary that is either (i) treated for United States federal tax purposes as a corporation or (ii) any entity owned directly or indirectly by another Foreign Subsidiary that is treated for United States federal tax purposes as a corporation.

        "Exempted Affiliate Transaction" means:

        (a)   reasonable and customary compensation arrangements provided for the benefit of, any director, officer or employee of the Issuers or any Subsidiary, in each case entered into in the ordinary course of business and for services provided to the Issuer or such Subsidiary, respectively, as determined in good faith by the disinterested members of the Board of Directors of the applicable Issuer,

        (b)   dividends or distributions not prohibited under the terms of the covenant "Limitation on Restricted Payments" above and payable, in form and amount, (i) on a pro rata basis to all holders of the Issuers' common stock or membership interests, as the case may be, or (ii) otherwise pursuant to the Operating Agreement,

        (c)   transactions solely between or among the Issuers and any of the Consolidated Subsidiaries that are Guarantors or solely among the Consolidated Subsidiaries that are Guarantors,

        (d)   payments permitted by clauses (f), (g) and (h) of the second paragraph of the covenant "Limitation on Restricted Payments" above,

        (e)   payments and other transactions pursuant to the Lease-Related Agreements; and

        (f)    payments and other transactions pursuant to the License Agreements.

        "Existing Indebtedness" means the Indebtedness of the Issuers and the Subsidiaries (other than Indebtedness under the Credit Agreement in existence on the Issue Date (after giving effect to the transactions contemplated hereby), reduced to the extent such amounts are repaid, refinanced or retired.

        "Existing Stockholders" means (i) Florida Hooters, (ii) any trust, corporation, partnership or other entity controlled by Florida Hooters, and (iii) any partnership the sole general partners of which consist solely of Florida Hooters or any entity referred to in clause (ii) above.

        "FF&E" means furniture, fixtures and equipment (including Gaming Equipment) acquired by the Issuers and the Subsidiaries in the ordinary course of business for use in the Issuers' or the Subsidiaries' business operations.

        "FF&E Financing" means Indebtedness, the proceeds of which are used solely by the Issuers and the Subsidiaries (and concurrently with the incurrence of such Indebtedness) to acquire or lease or improve or refinance, respectively, FF&E; provided, that (x) the principal amount of such FF&E Financing does not exceed the cost (including sales and excise taxes, installation and delivery charges, capitalized interest and other direct fees, costs and expenses) of the FF&E purchased or leased or refinanced with the proceeds thereof or the cost of such improvements, as the case may be, and (y) such FF&E Financing is secured only by the assets so financed and assets which, immediately prior to the incurrence of such FF&E Financing, secured other Indebtedness of the Issuers and the Subsidiaries (to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted under the Indenture) to the lender of such FF&E Financing.

        "Finance Corp." means 155 East Tropicana Finance Corp., a Nevada corporation, and a wholly owned subsidiary of the Company.

        "Florida Hooters" means Florida Hooters LLC, a Nevada limited-liability company.

        "Flow Through Entity" means an entity that (a) for United States federal income tax purposes constitutes (i) an "S corporation" (as defined in section 1361(a) of the Code), (ii) a "qualified subchapter S subsidiary" (as defined in section 1361(b)(3)(B) of the Code), (iii) a "partnership" (within the meaning of section 7701(a)(2) of the Code) other than a "publicly traded partnership" (as defined in section 7704 of the Code), (iv) an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service, or (v) a trust, the income of which is includible in the taxable income of the grantor or another person under sections 671 through 679 of the Code (the entities described in the immediately preceding clauses (i), (ii), (iii), (iv) and (v), a "Federal Flow Through Entity") and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

        "Foreign Subsidiary" means any Subsidiary which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

        "Gaming Authorities" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas and any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuers or any of the Subsidiaries.

        "Gaming Equipment" means slot machines, video poker machines, and all other gaming equipment and related signage, accessories and peripheral equipment.

        "Gaming FF&E Financing" means FF&E Financing, the proceeds of which are used solely by the Issuers and the Subsidiaries to acquire or lease FF&E that constitutes Gaming Equipment.

        "Gaming Licenses" means every material license, material franchise, material registration, material qualification, findings of suitability or other material approval or authorization required to own, lease, operate or otherwise conduct or manage gaming activities in any state or jurisdiction in which the Issuers or any of the Subsidiaries conducts business (including, without limitation, all such licenses granted by the Gaming Authorities), and all applicable liquor and tobacco licenses.

        "Guarantor" means each of the Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

        "HGC" means Hooters Gaming Corporation, a Nevada corporation.

        "HI Limited" means HI Limited Partnership, a Florida limited partnership.

        "Holder" means the Person in whose name a Note is registered in the register of the Notes.

        "Hotel Lease" means the Amended and Restated Hotel Lease, dated March 9, 2005, by and between the Company and E&W, as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof, except such amendments, supplements and modifications that are not, individually or in the aggregate (together with any other amendments, supplements or modifications to any of the Lease-Related Agreements or License Agreements), adverse to Noteholders.

        "Indebtedness" of any specified Person means, without duplication,

          (a)   all liabilities and obligations, contingent or otherwise, of such specified Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such specified Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such specified Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services (which, for the avoidance of doubt, shall not include the obligation of the Company to increase the EW Preferred Account (as defined in the Operating Agreement) by up to $5,000,000 upon the contribution by E&W or EW Common LLC of gaming assets to the Company in accordance with Section 5.1 of the Operating Agreement following the occurrence of the Operator Licensing Event), except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

          (b)   all liabilities and obligations, contingent or otherwise, of such specified Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such specified Person with respect to any letter of credit;

          (c)   all net obligations of such specified Person under Interest Swap and Hedging Obligations;

          (d)   all liabilities and obligations of others of the kind described in any of the preceding clauses (a), (b) and (c) that such specified Person has guaranteed or provided credit support or that are otherwise its legal liability or that are secured by any assets or property of such specified Person;

          (e)   any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

          (f)    all Disqualified Capital Stock of such specified Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price, including accrued and unpaid dividends).

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in reasonable good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Initial Public Offering" means an initial underwritten public offering of (a) the Issuers' common stock or (b) common stock of a holding company that wholly owns each of the Issuers, in each case for cash pursuant to an effective registration statement under the Securities Act following which the Issuers' or such holding company's, as the case may be, common stock is listed on a national securities exchange or quoted on the national market system of the Nasdaq Stock Market, Inc.

        "Interest Reserve Account" means the interest reserve account to be maintained by the Disbursement Agent and pledged to the Trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement into which an amount, together with interest earned on such amount, sufficient to pay the first two interest payments on the Notes will be deposited on the date of the Indenture.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any specified Person in any other Person (including an Affiliate) means (without duplication):

        (a)   the acquisition (whether by purchase, merger, consolidation or otherwise) by such specified Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

        (b)   the making by such specified Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

        (c)   other than guarantees of the Issuers' Indebtedness or the Indebtedness of any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such specified Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

        (d)   the making of any capital contribution by such specified Person to such other Person; and

        (e)   Investments described in the immediately following paragraph.

        The Issuers shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary of the Issuers (or, if neither the Issuers nor any of the Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Issuers or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer. The Issuers or any of the Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Subsidiary or a Guarantor if, upon the issuance, sale or other disposition of any portion of the Issuers' or any of the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary or Guarantor, as applicable. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "Issue Date" means the date of first issuance of the Notes under the Indenture.

        "Issuers" means the Company and Finance Corp.

        "Joint Venture Agreement" means the Amended and Restated Joint Venture Agreement, dated March 9, 2005, by and between EW Common LLC (as successor in interest to E&W), E&W (to the extent that E&W has remaining obligations under the original Joint Venture Agreement, dated June 29, 2004, by and between E&W (as successor in interest to I and P Corporation, Colorado) and Florida Hooters), and Florida Hooters, as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof, except such amendments, supplements and modifications that are not, individually or in the aggregate (together with any other amendments, supplements or modifications to any of the Lease-Related Agreements or License Agreements), adverse to Noteholders.

        "Lags" means Lags Ventures, Inc., a Florida corporation.

        "Lease Related Agreements" means, collectively, the Leases, the Joint Venture Agreement and the Operating Agreement.

        "Leases" mean, together, the Casino Lease and the Hotel Lease.

        "License Agreements" means the following agreements, as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof, except such amendments, supplements and modifications that are not, individually or in the aggregate (together with any other amendments, supplements or modifications to any of the Lease-Related Agreements or License Agreements), adverse to Noteholders:

  (i)
  License Agreement, dated March 21, 2001, as amended, between HI Limited, as licensor, and HGC, as licensee, granting an exclusive license to use the Hooters brand in connection with gaming, casino and/or combined hotel, gaming and casino operations, including the right to operate a Hooters restaurant subject to the consent of LVW;

  (ii)
  Consent Agreement, dated July 30, 2004, between LVW and HGC, providing consent to HGC for operation of a Hooters restaurant at the Casino/Hotel Property;

  (iii)
  Amended and Restated Mark License Agreement, dated March 9, 2005, between Lags, as licensor, and Florida Hooters, as licensee, granting licensee a license to use the Dan Marino's Fine Food & Spirits and/or Martini Bar brands at the Casino/Hotel Property;

  (iv)
  Amended and Restated Assignment Agreement, dated March 9, 2005, between HGC and Florida Hooters, pursuant to which HGC assigned to Florida Hooters all of its rights under the License Agreement (referred to in clause (i) of this definition), and the Consent Agreement (referred to in clause (ii) of this definition) solely for use at the Casino/Hotel Property and within the Las Vegas Strip (as defined therein);

  (v)
  Amended and Restated Assignment Agreement, dated March 9, 2005, between Florida Hooters and the Company, pursuant to which Florida Hooters assigned to the Company all of the rights that it has, pursuant to the Assignment Agreement (referred to in clause (iv) of this definition), under the License Agreement (referred to in clause (i) of this definition) and the Consent Agreement (referred to in clause (ii) of this definition), and the Mark License Agreement (referred to in clause (iii) of this definition);

  (vi)
  License Agreement dated March 11, 2005, between Pete & Shorty's, Inc., a Florida corporation, as licensor, and the Company, as licensee granting a nonexclusive, nontransferable license to use the Pete & Shorty's mark in connection with a restaurant, bar, and lounge in the Hooters Casino Hotel in Las Vegas and affiliated merchandise, entertainment and casino services; and

  (vii)
  Affirmation and Acknowledgement, dated March 9, 2005, by HGC to the Company, pursuant to which HGC agreed not to operate, license or assign its rights under the License Agreement (referred to in clause (i) of this definition) to any other person for operation of a casino (x) in Clark County, Nevada, for a period of four (4) years commencing on the date of the Indenture or such earlier time as the Notes are no longer outstanding or (y) on the Las Vegas Strip from the date thereof until the Notes are no longer outstanding.

        "Lien" means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, real or personal, movable or immovable, now owned or hereafter acquired.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "LVW" means Las Vegas Wings, Inc., a Nevada corporation.

        "Management/Royalty Payments" has the meaning set forth in clause (f) of the second paragraph of the covenant "Limitation on Restricted Payments."

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received (a) by the Issuers in the case of a sale of Qualified Capital Stock and (b) by the Issuers and the Subsidiaries in respect of an Asset Sale or an Event of Loss (including, in the case of an Event of Loss, the insurance proceeds, but excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it),

        (1)   plus (without duplication), in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Issuers that were issued for cash after the Issue Date, the amount of cash originally received by the Issuers upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt),

        (2)   less, in each case, the sum of all payments, fees and commissions and reasonable and customary expenses (including, without limitation, legal counsel, accounting and investment banking fees and expenses but excluding costs and expenses payable to an Affiliate of the Issuers) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Event of Loss, and

        (3)   less, in the case of an Asset Sale or Event of Loss only, the sum of (i) the amount (estimated reasonably and in good faith by the Issuers) of income, franchise, sales and other applicable taxes required to be paid by the Issuers or any of the Subsidiaries in connection with such Asset Sale or Event of Loss in the taxable year that such sale is consummated or such loss is incurred or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes, plus (ii) the amount of the marginal increase, if any, of the Permitted Tax Distribution directly attributable to such Asset Sale.

        "Net Revenue" means, with respect to any Person for any period, the net revenues of such Person and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

        "Obligation" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including, without limitation, interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing such Indebtedness and including, with respect to the Registration Rights Agreement, Liquidated Damages, if any.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Operating Agreement" means the Amended and Restated Operating Agreement, dated March 9, 2005, of the Company, between Florida Hooters and EW Common LLC, as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof, except such amendments, supplements and modifications that are not, individually or in the aggregate (together with any other amendments, supplements or modifications to any of the Lease-Related Agreements or License Agreements), adverse to Noteholders.

        "Operator" means the person(s) engaged, hired and/or retained by the Company to manage and/or operate the Casino.

        "Operator Licensing Event" means the receipt by the Company of all licenses from the Gaming Authorities to conduct gaming and liquor sales and other operations at the Casino/Hotel Property.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to any of the Issuers, any Subsidiary or the Trustee.

        "Parcel 2" means that certain parcel of real property on which a parking lot and a single story convention hall, which is currently used as executive office space, are located, as more particularly described on that certain ALTA Land Title Survey by M.S. Surveying, dated August 2, 2004, Job Number 04-07-012.

        "Parcel 2 Contribution" means the contribution by the Issuers of Parcel 2 to a Permitted Entity in a transaction that satisfies each of the following: (a) the Licensing and Re-Opening shall have occurred prior to such contribution; (b) such contribution shall have been approved by a majority of the members of the Board of Directors of the Company that are disinterested in such transaction (if there are any directors who are so disinterested or, if none, a disinterested committee appointed by the Board of Directors of the Company for such purpose), (c) the Board of Directors of the Company shall have determined in reasonable good faith that the Company will receive fair market value for such contribution in the form of Equity Interests in such Permitted Entity; (d) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such contribution; and (e) immediately after giving effect to such contribution, on a pro forma basis, the Issuers could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio Test of the covenant "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        "Permitted C-Corp Conversion" means a transaction resulting in an Issuer becoming subject to tax under the Code as a corporation (a "C Corporation"); provided, that:

        (1)   the C Corporation resulting from such transaction, if a successor to such Issuer, (a) is a corporation, limited liability company or other entity organized and existing under the laws of any state of the United States or the District of Columbia, (b) assumes all of the obligations of such Issuer under the Notes, the Collateral Agreements and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and (c) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Issuer immediately preceding the transaction;

        (2)   after giving effect to such transaction no Default or Event of Default exists;

        (3)   prior to the consummation of such transaction, such Issuer shall have delivered to the Trustee (a) an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the holders of the outstanding Notes will not recognize income gain or loss for United States federal income tax purposes as a result of such Permitted C-Corp Conversion and will be subject to United States federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Permitted C-Corp Conversion had not occurred and (b) an Officers' Certificate as to compliance with all of the conditions set forth in paragraphs (1), (2) and (3)(a) above; and

        (4)   such transaction would not (a) result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment or (b) require any holder or beneficial owner of Notes to obtain a Gaming License or be qualified or found suitable under any applicable gaming laws.

        "Permitted Entity" means a joint venture or Unrestricted Subsidiary that satisfies each of the following: (a) the Company owns directly or indirectly in the aggregate at least 50% of the Voting Equity Interests of such entity; (b) no Affiliate of the Company is a direct or indirect obligor, contingently or otherwise, of any Indebtedness of such entity or a direct or indirect holder of any Equity Interests of such entity or otherwise has an interest in such entity, other than through its direct or indirect ownership interests in the Company; (c) such entity satisfies each of the requirements of clauses (a) through (d) of the proviso of paragraph (1) of the definition of Unrestricted Subsidiary; (d) such entity was formed for the sole purpose of owning and developing Parcel 2; (e) the Trustee, on behalf of the Noteholders, has a perfected security interest in all of the Equity Interests owned, directly or indirectly, by the Company in such entity; and (f) unless the Company owns directly or indirectly in the aggregate 100% of the Equity Interests of such entity, such entity does not own, operate or manage any gaming facilities or Gaming Equipment or otherwise engage in or conduct any other gaming or racing activities.

        "Permitted Indebtedness" means:

        (a)   Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

        (b)   Permitted Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) described in clause (a) or (c) or incurred pursuant to the Debt Incurrence Ratio Test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which was refinanced pursuant to this clause (b);

        (c)   FF&E Financing and Indebtedness represented by Capitalized Lease Obligations, mortgage financings or other Purchase Money Obligations; provided, that (1) no Indebtedness incurred under the Notes is utilized for the purchase or lease of assets financed with such FF&E Financing or such other Indebtedness, and (2) the aggregate principal amount of such Indebtedness (including any Permitted

Refinancing Indebtedness and any other Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (c)) outstanding at any time pursuant to this clause (c), other than any Gaming FF&E Financing, does not exceed $2.5 million;

        (d)   (i) Indebtedness incurred by any Issuer that is owed to (borrowed from) any Guarantor, provided, that (x) such Indebtedness shall be unsecured and contractually subordinated in all respects to such Issuer's obligations pursuant to the Notes and (y) any event that causes such Guarantor no longer to be a Guarantor (including by designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Issuer of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock,"

  (ii)
  Indebtedness incurred by any Guarantor that is owed to (borrowed from) any other Guarantor or any Issuer, provided, that (x) such Indebtedness shall be unsecured and contractually subordinated in all respects to such Guarantor's obligations pursuant to such Guarantor's Guarantee and (y) any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock," and

  (iii)
  Indebtedness incurred by any Subsidiary (other than a Guarantor) and owed to (borrowed from) any Issuer, any Guarantor or any other Subsidiary; provided, that (x) such Indebtedness shall be unsecured and contractually subordinated in all respects to such Issuer's obligations pursuant to the Notes and such Guarantor's obligations pursuant to such Guarantor's Guarantee, as applicable, (y) any event that causes the Subsidiary borrower or the Subsidiary or Guarantor lender to no longer be a Subsidiary (including a designation as an Unrestricted Subsidiary), shall be deemed to be a new incurrence of such Indebtedness subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock," and (z) the Investment in the form of the loan is a "Permitted Investment" (other than pursuant to clause (c) of the definition thereof) or is otherwise not prohibited at the time of incurrence by the covenant "Limitation on Restricted Payments;"

        (e)   Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Issuers' industry;

        (f)    Interest Swap and Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness or other obligations to which such Interest Swap and Hedging Obligation relates;

        (g)   Indebtedness not otherwise permitted by clauses (a) through (f) above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (g), including all Permitted Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (g), not to exceed $2.5 million;

        (h)   the EW Preferred Note Loan; and

        (i)    Existing Indebtedness.

        "Permitted Investment" means:

        (a)   any Investment in any of the Notes or the Guarantees;

        (b)   any Investment in cash or Cash Equivalents;

        (c)   intercompany notes to the extent permitted under clause (i) or (ii) of clause (d) of the definition of "Permitted Indebtedness;"

        (d)   any Investment by the Issuers or any Guarantor in a Person in a Related Business if as a result of such Investment such Person becomes a Guarantor or such Person is merged with or into the Issuers or a Guarantor;

        (e)   Investments in existence on the Issue Date;

        (f)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "Offers to Purchase the Notes—Limitation on Sale of Assets and Subsidiary Stock;"

        (g)   credit extensions to gaming customers in the ordinary course of business, consistent with industry practice;

          (h)   loans or advances to employees of the Issuers and the Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $500,000 at any one time outstanding; and

          (i)    the Parcel 2 Contribution and the interest in the Permitted Entity received pursuant thereto; provided, that if the entity to which the Parcel 2 Contribution was made either (x) ceases to qualify as a "Permitted Entity" or (y) disposes of or otherwise ceases to own Parcel 2, then the Issuers will be deemed to have made an Investment equal to the value of the Issuers' Investment in such entity at such time (valued in each case as provided in the definition of "Investment") and the value of such Investment at such time will, for the period such Investment does not so qualify, be included in the calculation of the aggregate amount of Restricted Payments referenced in clause (4) of the first paragraph of the covenant described above under the heading "—Limitation on Restricted Payments."

        "Permitted Liens" means:

          (a)   Liens existing on the Issue Date;

          (b)   Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the Issuers' books in accordance with GAAP;

          (c)   statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided, that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) (i) such Liens are being contested in good faith and either by appropriate proceedings or in accordance with applicable law and (ii) adequate reserves with respect thereto are maintained on the Issuers' books in accordance with GAAP;

          (d)   Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e)   easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business consistent with industry practices which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Issuers or any of the Subsidiaries) or interfere with the ordinary conduct of the business of the Issuers or any of the Subsidiaries;

          (f)    pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

          (g)   Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Issuers or a Subsidiary or any Lien securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

          (h)   Liens that secure FF&E Financing, Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred pursuant to clause (c) of the definition of "Permitted Indebtedness;" provided such Liens do not extend to or cover any property or assets other than those being acquired, leased or developed with the proceeds of such Indebtedness;

          (i)    leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Issuers or any of the Subsidiaries or materially detracting from the value of the relative assets of the Issuers or any Subsidiary;

          (j)    Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers or any of the Subsidiaries in the ordinary course of business;

          (k)   Liens securing Permitted Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

          (l)    Liens securing Indebtedness incurred under the Credit Agreement pursuant to the Credit Facility Basket;

          (m)  Liens securing the Notes and the Guarantees; and

          (n)   Liens in favor of the Issuers or any Guarantor, which are assigned to the Trustee to secure the payment of the Notes or a Guarantee, as applicable.

        "Permitted Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock):

          (a)   issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or

          (b)   constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"),

any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

        provided, that:

          (A)  such Permitted Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Permitted Refinancing Indebtedness,

          (B)  such Permitted Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced,

          (C)  such Permitted Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and

          (D)  such Permitted Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

        "Permitted Tax Distributions" in respect of an Issuer means, with respect to any taxable year or portion thereof commencing with the Issue Date in which such Issuer is a Flow Through Entity, the sum of: (i) the product of (a) the excess of (1) all items of taxable income or gain (other than capital gain) of such Issuer for such year or portion thereof over (2) all items of taxable deduction or loss (other than capital loss) of such Issuer for such year or portion thereof and (b) the Applicable Income Tax Rate, plus (ii) the product of (a) the net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss), if any, of such Issuer for such year or portion thereof and (b) the Applicable Capital Gain Tax Rate, plus (iii) the product of (a) the net short-term capital gain (i.e., the excess of net short-term capital gain over net long-term capital loss), if any, of such Issuer for such year or portion thereof and (b) the Applicable Income Tax Rate, minus (iv) the aggregate Tax Loss Benefit Amount for such Issuer for such year or portion thereof; provided, that in no event shall the Applicable Income Tax Rate or the Applicable Capital Gain Tax Rate exceed the greater of (i) the highest aggregate applicable effective marginal rate of United States federal, state, and local income tax to which a corporation doing business in the State of Nevada would be subject to in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm) plus 5% and (ii) 60%. For purposes of calculating the amount of the Permitted Tax Distributions the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Flow Through Entity that is a subsidiary of which such Issuer is treated for United States federal income tax purposes as a member (but only for periods for which such Flow Through Entity is treated as a Flow Through Entity), which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of such Issuer for United States federal income tax purposes, shall be included in determining the taxable income, gain, deduction or loss (including capital gain or loss) of such Issuer.

        Estimated tax distributions may be made within thirty days following March 15, May 15, August 15, and December 15 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 31, May 31, August 31, and December 31 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year.

        The amount of the Permitted Tax Distribution for a taxable year shall be re-computed promptly after (i) the filing by such Issuer and each subsidiary of such Issuer that is treated as a Flow Through Entity of their respective annual income tax returns and (ii) a United States federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss of such Issuer or any such subsidiary that is treated as a Flow Through Entity for such taxable year or the aggregate Tax Loss Benefit Amount carried forward to such taxable year should be adjusted (each of clauses (i) and (ii) a "Tax Calculation Event"). To the extent that the Permitted Tax Distributions previously distributed in respect of any taxable year are either greater than (a "Tax Distribution Overage") or less than (a "Tax Distribution Shortfall") the Permitted Tax Distributions with respect to such taxable year, as determined by reference to the computation of the amount of the items of income, gain, deduction, or loss of such Issuer and each such subsidiary in connection with a Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be made on the estimated tax distribution date immediately following such Tax Calculation Event shall be reduced or increased as appropriate to the extent of the Tax Distribution Overage or the Tax Distribution Shortfall. To the extent that a Tax Distribution Overage remains after the estimated tax distribution date immediately following such Tax Calculation Event, the amount of the estimated Permitted Tax

Distribution that may be made on the subsequent estimated tax distribution date shall be reduced to the extent of such Tax Distribution Overage.

        Prior to making any Permitted Tax Distributions, such Issuer shall require each Equity Holder to agree that promptly after the second estimated tax distribution date following a Tax Calculation Event, such Equity Holder shall reimburse such Issuer to the extent of its pro rata share (based on the portion of Permitted Tax Distributions distributed to such Equity Holder for the taxable year) of any remaining Tax Distribution Overage.

        "Person" or "person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends or distributions, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X under the Securities Act, unless otherwise specifically stated herein.

        "Property" means the real property located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada.

        "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of the applicable Issuer's Board of Directors, is directly related to a Related Business of the Issuers or any of the Subsidiaries and which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

        "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

        "Qualified Equity Offering" means an underwritten public offering for cash pursuant to a registration statement filed with the SEC in accordance with the Securities Act of (a) Qualified Capital Stock of the Issuers or (b) Qualified Capital Stock of a holding company that wholly owns each of the Issuers; provided that in the case of this clause (b), such holding company contributes to the capital of the Issuers the portion of the net cash proceeds of such offering necessary to pay the aggregate redemption price, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the Redemption Date, of the Notes to be redeemed pursuant to the provisions described in the third paragraph under "—Redemption of the Notes—Optional Redemption."

        "Qualified Exchange" means:

          (1)   any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of the Issuers issued on or after the Issue Date with the Net Cash Proceeds received by the Issuers from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary); or

          (2)   any issuance of Qualified Capital Stock of the Issuers in exchange for any Capital Stock or Indebtedness of the Issuers issued on or after the Issue Date.

        "Re-opening" means the time when the Renovation shall have been substantially completed and the facilities of the Hooters Hotel Casino have been opened to the general public, are receiving customers in the ordinary course of business and are operating in accordance with applicable laws in all material respects.

        "Recourse Indebtedness" means Indebtedness (a) as to which the Issuers or one of the Subsidiaries (1) provides credit support of any kind (including any undertaking, guarantee agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, or (b) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) a holder of any other Indebtedness of the Issuers or any of the Subsidiaries (other than the Notes and Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser number of full fiscal quarters following the Re-opening) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture. For any date of determination that is during the second, third or fourth fiscal quarters following the Re-opening, the Reference Period shall be determined as follows: (x) for any date of determination that is during the second full fiscal quarter following the Re-opening, the Reference Period shall be the first full fiscal quarter following the Re-opening (the "First Reference Period"), (y) for any date of determination that is during the third full fiscal quarter following the Re-opening, the Reference Period shall be the first and second full fiscal quarters following the Re-opening (the "Second Reference Period"), (z) for any date of determination that is during the fourth full fiscal quarter following the Re-opening, the Reference Period shall be the first three full fiscal quarters following the Re-opening (the "Third Reference Period").

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Issuers and the other parties named on the signature pages thereof, and any substantially identical registration rights agreement with respect to any Additional Notes, as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by the Issuers and the Subsidiaries as of the Issue Date and any and all businesses that in the reasonable good faith judgment of the applicable Issuer's Board of Directors are materially related businesses.

        "Renovation" means the redesign and renovation of the Hotel San Remo Casino & Casino/Hotel Property as a Hooters Casino, Casino/Hotel Property and Entertainment Center having and using the Hooters Brand and concept. As part of the Renovation, the Hotel San Remo Casino & Casino/Hotel Property shall be re-themed and re-named, shall include a Hooters Restaurant and may include such concepts as a Dan Marino Town Tavern and Martini Bar.

        "Renovation Disbursement Account" means the construction disbursement account to be maintained by the Disbursement Agent and pledged to the Trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement.

        "Renovation Documents" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

        "Restricted Payment" means, with respect to any Person:

          (a)   the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person,

          (b)   any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person,

          (c)   other than with the proceeds from the substantially concurrent sale of, or in exchange for, Permitted Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of, or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

          (d)   any Restricted Investment by such Person;

          provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Issuers, or to any of the Guarantors, by the Issuers or any of the Subsidiaries and any Investment in any Guarantor by the Issuers or any Subsidiary.

        "Significant Subsidiary" shall have the meaning set forth in Regulation S-X under the Securities Act, as in effect on the Issue Date.

        "Stated Maturity," when used with respect to any Note, means April 1, 2012.

        "Subordinated Indebtedness" means any Indebtedness of the Issuers or a Guarantor that is contractually subordinated to the Notes or such Guarantee, as applicable, in any respect.

        "subsidiary," with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Unless the context requires otherwise, "subsidiary," with respect to any Person, means each direct and indirect subsidiary of such Person.

        "Subsidiary" means any subsidiary of any of the Issuers that is not an Unrestricted Subsidiary.

        "Tax Loss Benefit Amount" means with respect to any taxable year or portion thereof, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of an Issuer ending subsequent to the Issue Date carried forward to the applicable taxable year or portion thereof; provided, that for such purpose the amount of any such net operating loss or net capital loss shall be used only once and in each case the unused portion of such loss shall be carried forward to the next succeeding taxable year until so used. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year or portion thereof of such Subsidiary ending subsequent to the Issue Date shall be included in determining the amount of net operating loss or net capital loss of such Issuer.

        "Unrestricted Subsidiary" means:

          (1)   any subsidiary of the Issuers that, at or prior to the time of determination, shall have been designated by the applicable Issuer's Board of Directors as an Unrestricted Subsidiary; provided, that such subsidiary at the time of such designation (a) has no Recourse Indebtedness;

  (b) is not party to any agreement, contract, arrangement or understanding with the Issuers or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuers or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers; (c) is a Person with respect to which neither the Issuers nor any of the Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the Issuers or any other Subsidiary, and

          (2)   any subsidiary of an Unrestricted Subsidiary.

        Any Issuer's Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Issuers could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio Test of the covenant "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying shares) are owned by the Issuers or one or more Wholly Owned Subsidiaries or a combination thereof.

BOOK-ENTRY PROCEDURES, DELIVERY, FORM, TRANSFER AND EXCHANGE

Global Notes

        The Notes were offered only (1) to "qualified institutional buyers" as defined in Rule 144A under the Securities Act, (2) to institutional "accredited investors" within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act who have delivered to the Issuers a letter in the form attached as Annex A hereto, and (3) to persons outside the United States in reliance on Regulation S under the Securities Act.

        The Notes sold to qualified institutional buyers and accredited investors initially are in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Participants (as defined below).

        The Notes offered and sold to persons outside the United States in reliance on Regulation S, are currently represented by one or more temporary, registered global notes without interest coupons (collectively, the "Reg S Temporary Global Notes"). The Reg S Temporary Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants (as defined below) participating in DTC through the Euroclear System ("Euroclear") or Clearstream Banking, Société Anonyme, Luxembourg ("Clearstream"). Within a reasonable time after the expiration of the 40-day period commencing on the day after the later of the offering date and the Issue Date, as applicable, of the Notes (the "40-Day Restricted Period"), the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (collectively, the "Reg S Permanent Global Notes," and collectively with the Reg S Temporary Global Notes, the "Reg S Global Notes" and, together with the U.S. Global Notes, the "Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the applicable Indenture. After the 40-Day Restricted Period, (i) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes, and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "Exchange of Interests in One Global Note for Interests in Another Global Note."

        Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, are subject to certain restrictions on transfer, and the Global Notes and the Certificated Notes will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in any Global Notes are subject to the applicable rules and procedures of DTC and its Participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in certain limited circumstances. See "Exchange of Interests in Global Notes for Certificated Notes."

        Initially, the Trustee will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuers or any of the Subsidiaries may act as Paying Agent or Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Certain Book-Entry Procedures

        The description of the operations and procedures of DTC, Euroclear and Clearstream contained in this prospectus is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. The Issuers take no responsibility for these operations and procedures and urge you to contact DTC or its Participants (including, if applicable, Euroclear and Clearstream) directly to discuss these matters.

        DTC has advised the Issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the "Direct Participants") and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants" and, together with the Direct Participants, the "Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

        DTC has advised the Issuers that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant designated by the initial purchaser with the portion of the principal amount at maturity of each Global Note that has been allocated to such Direct Participant by the initial purchaser, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

        You may hold your interests in U.S. Global Notes directly through DTC if you are a Direct Participant in DTC or indirectly through organizations that are Direct Participants in DTC. You may hold your interests in Reg S Temporary Global Notes directly through Euroclear or Clearstream or indirectly through organizations that are participants in Euroclear or Clearstream. After the expiration of the 40-Day Restricted Period (but not earlier), you may also hold interests in Reg S Permanent Global Notes through organizations other than Euroclear and Clearstream that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, through its Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain in their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a Global Note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the Notes, see "Exchange of Interests in Global Notes for Certificated Notes."

        As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the applicable Indenture and the Notes. Except in the limited circumstances described under "Exchange of Interests in Global Notes for Certificated Notes," you will not be entitled to have any portion of a Global Note registered in your name, will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holder of a Global Note (or any Note represented thereby) under the applicable Indenture or the Notes for any purpose.

        Under the terms of the applicable Indenture, the Issuers, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the applicable Indenture. Consequently, none of the Issuers, the Trustee or any agent of the Issuers or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

        DTC has advised the Issuers that its current payment practice (for payments of principal, premium, interest, Liquidated Damages and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interest in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Guarantors. None of the Issuers, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

        Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and U.K. time for Clearstream). Indirect Participants who hold interests in the Notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's or Clearstream's Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences, the securities accounts of an Indirect Participant that holds an interest in the Notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC's settlement date.

        DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "Exchange of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Guarantors, the initial purchaser or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their respective Participants of their respective obligations under the rules and procedures governing any of their operations.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

Reg S Temporary and Reg S Permanent Global Notes

        An Indirect Participant who holds an interest in the Reg S Temporary Global Notes through Euroclear or Clearstream must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the applicable Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interest in a transaction that is exempt from the registration requirements of the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the applicable Indenture, prior to any exchange of such beneficial interests for beneficial interests in Reg S Permanent Global Notes.

        "U.S. Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person) or (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(k)(vi) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

Exchange of Interests in One Global Note for Interests in Another Global Note

        Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through Euroclear or Clearstream will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Permanent Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "Notice to Investors" and as set forth in the legend printed on the Reg S Permanent Global Notes.

        A Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S and that, if such transfer occurs prior to the expiration of the 40-Day Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC's Deposit/Withdrawal at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount at maturity of one Global Note and a corresponding increase in the principal amount at maturity of another Global Note, as applicable. Any beneficial interest in a Global Note that is transferred to a person who takes delivery in the form of another Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Exchange of Interests in Global Notes for Certificated Notes

        You may not exchange your beneficial interest in a Global Note for a definitive Note in registered, certificated form without interest coupons (a "Certificated Note") except as set forth below.

        An entire Global Note may be exchanged for Certificated Notes if:

  •
  DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Issuers fail to appoint a successor depositary within 90 days of such notice;

  •
  the Issuers, at the Issuers' option, notify the Trustee in writing that the Issuers are electing to issue Certificated Notes; or

  •
  there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes.

        In any such case, the Issuers will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being a beneficial owner of the related Notes.

        In addition, beneficial interests in Global Notes held by any Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC's customary procedures). In no event will Reg S Temporary Global Notes be exchanged for Certificated Notes prior to the expiration of the 40-Day Restricted Period and receipt by the registrar of any certificates required pursuant to Regulation S.

        In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless the Issuers determine otherwise in compliance with applicable law. Any such exchange of beneficial interests in a Global Note for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount at maturity of the Global Note.

        None of the Issuers, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same Day Settlement and Payment

        The Indenture requires that payments in respect of the Notes represented by a Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same-day funds to the accounts specified by the holders of interests in such Global Note. With respect to Certificated Notes, the Issuers will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Issuers expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences relating to the purchase, ownership, and disposition of the notes by an initial purchaser of the notes that purchases the notes at the price indicated on the cover of this prospectus. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, controlled foreign corporations, and tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder (as defined below) that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, or (C) is a corporation which operates through a United States branch, and (ii) state, local, or non-United States tax considerations. This summary assumes that an investor will hold the notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the notes.

        For the purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

        THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IT NOT TAX ADVICE. YOU ARE URGED AND SHOULD CONSULT YOUR TAX ADVISORS AS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAW.

Exchange of Old Notes Pursuant to the Exchange Offer

        The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of the new notes. If you are not exempt from United States federal income tax, you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of the holding the old notes. If you are a cash-basis holder who is exchanging old notes for new notes, you will not recognize in income any accrued and unpaid interest on the old notes by reason of the exchange. The basis and holding period of the new notes will be the same as the basis and holding period of the corresponding old notes.

U.S. Holders

Interest Income

        Payments of interest on the Notes will be subject to tax as ordinary income when received or accrued, in accordance with the U.S. Holder's method of tax accounting.

Sale, Exchange, Retirement, or Other Disposition

        A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the Notes in an amount equal to the difference between the amount realized on the disposition, other than any amount attributable to accrued but unpaid interest, and the U.S. Holder's adjusted tax basis in the Notes. Any such gain or loss will be long-term if the notes have been held for more than one year. The claim of a deduction in respect of a capital loss, for United States federal income tax purposes, is subject to limitations.

Non-U.S. Holders

Interest Income

        Payments of interest on the notes, made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder does not actually or constructively own 10% or more of (A) the total combined voting power of all classes of stock of 155 East Flamingo Finance Corp. entitled to vote or (B) the capital or profits interest in 155 East Tropicana, LLC and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner's Statement Requirement."

Sale, Exchange, Retirement, or Other Disposition

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of the notes.

Owner's Statement Requirement

        In order to avoid withholding tax on interest under section 871(h) or 881(c) of the Code, either the beneficial owner of the notes or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds the notes on behalf of such owner must file a statement with us or our agent to the effect that the beneficial owner is not a United States person. This requirement will be satisfied if we or our agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of the notes in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, and if applicable, information with respect to tax treaty benefits, on an Internal Revenue Service Form W-8BEN (or suitable substitute form) or (ii) a statement from the Financial Institution holding the notes on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement, together with a copy of the Owner's Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

Backup Withholding and Information Reporting

        United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on the notes to a Non-U.S. Holder if an Owner's Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent does not know or have reason to know that the payee is a United States person. If the notes are held by a Non-U.S. Holder through a non-United States related broker or financial institution, backup withholding and information reporting would not generally be required. Information reporting may apply if the Notes are held by a Non-U.S. Holder through a United States or United States related broker or financial institution and, in such case, if the Non-U.S. Holder fails to provide an Owner's Statement or other appropriate evidence of non-United States status, backup withholding may apply.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the United States Internal Revenue Service.

PLAN OF DISTRIBUTION

        Each broker-dealer that received new notes for its own accounts as a result of market-making activities or other trading activities in connection with the exchange offer mush acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange of old notes where such old notes were acquired as a result of market-making activities or other trading activities. Until                        , 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers.

        New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market process prevailing at the time of resale, at process related to prevailing market prices ar at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes. Any broker-dealer that resells new notes that were receieved by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwrited" within the meaning of the Securities Act. See "The Exchange Offer-Resaled of the New Notes" for additional information on the resales of the new notes.

LEGAL MATTERS

        Certain legal matters with regard to the validity of the notes will be passed upon for us by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada.

EXPERTS

        The combined financial statements of Hotel San Remo Casino and Resort (a division of S.I. Enterprises, Inc.) at December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and the financial statements of 155 East Tropicana, LLC at December 31, 2004 and for the period from inception (June 17, 2004) through December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Management Board of 155 East Tropicana, LLC

        We have audited the accompanying balance sheet of 155 East Tropicana, LLC (a Nevada limited-liability company in the development stage) (the "Company") as of December 31, 2004, and the related statements of operations, members' equity, and cash flows for the period from inception (June 17, 2004) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 155 East Tropicana, LLC as of December 31, 2004 and the results of its operations and its cash flows for the period from inception (June 17, 2004) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                          /s/ Ernst & Young LLP

Las Vegas, Nevada
March 11, 2005, except for Note 11,
    as to which the date is March 29, 2005

155 East Tropicana, LLC

(a Development Stage Company)

Balance Sheet

December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$1,220,851
Receivables	8,300
Prepaid expenses	56,771

Total current assets	1,285,922

Property and equipment, net	67,665,688

Other long-term assets:
Restricted cash	4,000,000
Deferred financing costs	1,428,325
Intangible assets	1,100,000
Other assets	100,000

Total other long-term assets	6,628,325

Total assets	$75,579,935

Liabilities and Members' Equity
Current liabilities:
Due to Hotel San Remo	$1,760,434

Total current liabilities	1,760,434
Long-term debt	48,500,000

Total liabilities	50,260,434

Commitments and contingencies (Note 10)
Members' Equity:
Membership interests	26,233,375
Deficit accumulated during the development stage	(913,874)

25,319,501

Total liabilities and members' equity	$75,579,935

The accompanying notes are an integral part of these financial statements.

155 East Tropicana, LLC

(a Development Stage Company)

Statement of Operations

For the Period from Inception (June 17, 2004) through December 31, 2004
Revenues:
Related-party lease income	$2,150,382

Costs and expenses:
Pre-opening expenses	103,409
Depreciation and amortization	777,133

Total costs and expenses	880,542

Operating income	1,269,840
Other expense:
Interest expense, net of capitalized interest of $22,036	(2,183,714)

Total other expense	(2,183,714)

Net loss	$(913,874)

The accompanying notes are an integral part of these financial statements.

155 East Tropicana, LLC

(a Development Stage Company)

Statement of Members' Equity

For the Period from Inception (June 17, 2004) through December 31, 2004

	Florida Hooters LLC	EW Common LLC	Total
Balance at Inception (June 17, 2004)	$—	$—	$—
Florida Hooters LLC:
Cash contribution	5,133,375	—	5,133,375
Assignment of agreements for intellectual property	1,100,000	—	1,100,000
EW Common LLC:
Deemed capital contribution	—	20,000,000	20,000,000
Net loss during the development stage	(609,249)	(304,625)	(913,874)

Balance at December 31, 2004	$5,624,126	$19,695,375	$25,319,501

The accompanying notes are an integral part of these financial statements.

155 East Tropicana, LLC

(a Development Stage Company)

Statement of Cash Flows

For the Period from Inception (June 17, 2004) through December 31, 2004
Cash flows from operating activities:
Net loss	$(913,874)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	777,133
Amortization of debt issuance costs	375,875
Changes in assets and liabilities:
Receivables	(8,300)
Prepaid expenses	(56,762)

Net cash provided by operating activities	174,072

Cash flow from investing activities:
Acquisition of Hotel San Remo—transaction costs and expenses	(2,466,981)
Capital expenditures	(975,849)
Restricted cash	(4,000,000)
Other assets	(100,000)

Net cash used in investing activities	(7,542,830)

Cash flows from financing activities:
Cash contributions from Florida Hooters LLC	5,133,375
Payment of debt financing costs	(1,804,200)
Proceeds from issuance of long-term debt	48,500,000
Extinguishment of Hotel San Remo debt	(43,745,708)
Due to Hotel San Remo	506,142

Net cash provided by financing activities	8,589,609

Increase in cash and cash equivalents	1,220,851
Cash and cash equivalents—Inception (June 17, 2004)	—

Cash and cash equivalents—December 31, 2004	$1,220,851

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$1,807,839

Noncash investing and financing activities:
Contribution by Florida Hooters LLC of intangible assets pursuant to assignment agreements	$1,100,000

Issuance of membership interest with priority return to EW Common LLC	$20,000,000

Due to Hotel San Remo—amount payable to existing owner	$1,254,292

The accompanying notes are an integral part of these financial statements.

155 East Tropicana, LLC

(a Development Stage Company)

Notes to Financial Statements

1. Organizational and Basis of Presentation

        155 East Tropicana, LLC, a Nevada limited-liability company (the "Company") was incorporated on June 17, 2004 to acquire the real property and non-gaming assets of the Hotel San Remo in Las Vegas, Nevada with the intention of renovating the existing facility with a "Hooters" entertainment concept and theme. The Company's membership interests are held two-thirds through Florida Hooters LLC and one-third through EW Common LLC. The initial capitalization of the Company was provided by Florida Hooters LLC in the form of a $5.0 million cash contribution and the assignment of rights with respect to the Hooters trademark and logo and other intellectual property and by EW Common LLC in the form of a $20.0 million deemed capital contribution.

        Florida Hooters LLC is a joint venture between Hooters Gaming LLC and Lags Ventures, LLC. Hooters Gaming LLC is owned by the holders of licenses to operate Hooters restaurants in the Tampa Bay, Chicago and Manhattan areas as well as for the sale of wholesale foods and calendars and Nevada hotel/gaming and includes most of the original founders of the Hooters brand. Lags Ventures, LLC is owned by a holder of the license rights to Hooters restaurants in South Florida and the State of Nevada. Pursuant to these license rights, the owners of Florida Hooters LLC operate 39 Hooters restaurants, publish Hooters calendars and operate a Hooters food business. The owner of Lags Ventures, LLC is also the founder of the Dan Marino concept restaurants and owns and operates five Dan Marino concept restaurants.

        EW Common LLC is owned 90% by Eastern & Western Hotel Corporation ("Eastern & Western") and 10% by Michael J. Hessling. Eastern & Western is beneficially owned by Sukeaki and Toyoroku Izumi. Eastern & Western and its affiliates owned the real property and non-gaming assets of Hotel San Remo from November 1988 until the Company's acquisition of the Hotel San Remo in August 2004. Mr. Hessling served as the executive vice president and the chief operating officer of the Hotel San Remo from January 1989 until the acquisition, at which time he became the chief operating officer of the Company.

        Florida Hooters LLC and EW Common LLC entered into a joint venture agreement for the purpose of forming the Company and documenting the terms of their investments and business venture. Under the terms of the joint venture agreement, the venture progresses in three stages. The first stage involved the formation of the Company and the conveyance of all the real property and non-gaming assets owned by and associated with the Hotel San Remo, the leaseback of these assets to Eastern & Western pursuant to the casino and hotel lease agreements described in Note 8, and the contribution through assignment agreements of certain intellectual property rights to the Company by the respective members of Florida Hooters LLC. The second stage relates to the raising of financing to fund the redesign and renovation of the Hotel San Remo to a Hooters Casino Hotel, the refinancing of the Company's current debt structure and other working capital requirements. The final stage involves the securing of all licenses necessary to conduct gaming at the hotel casino.

        Pursuant to the joint venture agreement, Florida Hooters LLC and EW Common LLC entered into an operating agreement. Under the terms of the operating agreement, Florida Hooters LLC has the right to appoint six managers and EW Common LLC has the right to appoint three managers to a management board. Certain transactions, including key operational matters, the sale of all or substantially all of the Company's assets, a merger or consolidation and various governance matters require the unanimous approval of the management board. Under the terms of the joint venture agreement and the operating agreement, on or before July 30, 2005, or such earlier date as the

Company has available financing for the Hooters renovation, Florida Hooters LLC may either (i) proceed with and cause the Company to close the financing for the Hooters renovation or (ii) decide not to proceed with the financing and terminate its relationship with EW Common LLC. In the event that Florida Hooters LLC decides to terminate its relationship with EW Common LLC, Florida Hooters LLC will become a non-economic member of the Company and will no longer have any voting rights. In addition, Florida Hooters LLC would, subject to certain exceptions, forfeit all rights to any distributions or cash flows. In the event that EW Common LLC is unable to obtain the necessary gaming licensing prior to January 31, 2006, then EW Common LLC's membership interest with priority return in the Company will be converted to an unsecured subordinated promissory note.

        As a development stage company, the Company has risks that may impact its ability to successfully complete the renovation and conversion of the Hotel San Remo into the Hooters Casino Hotel. These risks include successfully obtaining the financing necessary to complete the renovation and securing the necessary state and local government regulatory agency approvals to own and operate the new facility including, but not limited to, the Company securing a gaming license from the State of Nevada Gaming Commission.

2. Acquisition

        In August 2004, the Company completed the acquisition of the real property and non-gaming assets of the Hotel San Remo for approximately $67.5 million including transaction costs and expenses. The acquisition was funded by the Company through a term loan totalling $48.5 million which was used to extinguish the Hotel San Remo's existing indebtedness of $43.7 million, a commitment to pay the existing owner of Hotel San Remo $1.3 million and the issuance to EW Common LLC of a 33 1/3% membership interest with priority return valued at $20.0 million.

        The acquisition of the Hotel San Remo has been accounted for as a purchase. The following table sets forth the determination of the purchase price (in thousands):

Membership interest with priority return	$20,000
Amount payable to existing owner of Hotel San Remo	1,254
Pay-off of Hotel San Remo debt	43,746
Transaction costs and expenses	2,467

$67,467

        The preliminary allocation of the purchase price to the underlying Hotel San Remo assets acquired is as follows (in thousands):

Land	$26,760
Buildings and improvements	39,760
Furniture, fixtures and equipment	947

$67,467

        Management has developed the preliminary purchase price allocation based on comparable land sales, discounted cash flow analysis and other available information. The Company has retained a third party appraiser to value the assets acquired to assist in finalizing the purchase price allocation.

        If and following such time as the Company receives its gaming license, the Company will acquire the gaming assets of Hotel San Remo consisting principally of slot machines and customer lists from Eastern & Western and will credit the capital account of EW Common LLC for an additional $5.0 million (or, if EW Common LLC is unable to obtain the necessary gaming licensing prior to January 31, 2006, an additional $5 million unsecured subordinated promissory note) and also purchase the then existing working capital from Eastern & Western.

3. Summary of Significant Accounting Principles

        Cash and Cash Equivalents.    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of cash and equivalents approximates its fair value.

        Restricted Cash.    The Company has deposited $4.0 million into a restricted account to serve as additional collateral for the $48.5 million term loan (see Note 6). These funds will be released when the term loan is paid off.

        Fair Value of Financial Instruments.    The carrying value of the Company's cash and cash equivalents and debt approximates fair value primarily because of the short maturities of these instruments.

        Property and Equipment.    Property and equipment are stated at cost. Costs of improvements are capitalized. Cost of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the statement of operations.

        Depreciation is provided on a straight-line basis over the estimated useful life of the assets. The service lives of assets are generally 30 to 40 years for buildings and 3 to 10 years for furniture and equipment.

        The carrying values of the Company's assets are reviewed when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Financial Accounting Standards Board (FASB) Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets ("SFAS No. 144"). Under SFAS No. 144, an asset impairment is determined to exist when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. If it is determined that an impairment has occurred, then an impairment loss is recognized in the statement of operations and the related assets are adjusted to their estimated fair value less sales costs.

        Deferred Financing Costs.    Deferred financing costs consist of loan origination and commitment fees and are amortized to interest expense over the term of the related financing on a straight line basis which approximates the effective interest rate method.

        Intangible Assets.    Intangible assets represent the value of intellectual property related to the Hooters brand contributed to the Company pursuant to assignment agreements with Florida Hooters LLC, Lags Ventures, LLC and Pete & Shorty's, Inc. The intangible assets assigned to the Company include (i) an exclusive license to use the Hooters name and trademark in connection with gaming, casino or combined hotel, gaming and casino operations at the Hotel San Remo property, (ii) a non-exclusive license to use the Hooters restaurant concept at the Hotel San Remo property, (iii) an exclusive license to operate Dan Marino concept restaurants and (iv) a non-exclusive, royalty free license to use the Pete & Shorty's mark in connection with a restaurant, bar and lounge at the Hooters Casino Hotel.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). The Company evaluates the amortization periods and possible impairment of its intangible assets in accordance with SFAS No. 142.

        Income Taxes.    The Company is a limited liability company and is taxed as a partnership for federal income tax purposes. Accordingly, no provision for federal income taxes has been recorded in the accompanying financial statements since the taxable income or loss is included in the income tax return of the members.

        Pre-opening Expenses.    Pre-opening costs are expensed as incurred, consistent with Statement of Position 98-5, Reporting on the Costs of Start-up Activities.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Recently Issued Accounting Pronouncements.    In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. FIN 46 changes certain consolidation requirements by requiring a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entities activities or receive a majority of the entity's residual returns or both. The adoption of FIN 46 did not have a material impact on the financial statements of the Company.

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29." ("SFAS No. 153") SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will apply to nonmonetary exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the financial statements of the Company.

4. Property and Equipment

        Property and equipment consists of the following at December 31, 2004 (dollars in thousands):

Land	$26,760
Buildings and improvements	39,783
Furniture, fixtures and equipment	947
Construction in progress	952

Subtotal	68,442
Less: accumulated depreciation	777

Property and equipment, net	$67,665

5. Intangible Assets

        The Company has entered into an assignment agreement with Florida Hooters LLC which grants the Company the right to use certain intellectual property in connection with the operations of the Hooters Casino Hotel. The intellectual property consists of (i) an exclusive license for the Hooters trademark and logo insignia in connection with gaming, casino or combined hotel, gaming and casino operations, (ii) a non-exclusive license to use the Hooters restaurant concept, (iii) an exclusive license to operate and promote restaurants, taverns, lounges and "Dan Marino's Fine Food & Spirits" and "Martini Bar" and (iv) a non-exclusive, royalty-free license to use the Pete & Shorty's mark at a restaurant, bar and lounge, in each case solely for purposes of a Hooters Casino Hotel located at the Hotel San Remo property. These intangible assets have been valued at $1.1 million by management of the Company using discounted cash flow analysis, franchise values and other valuation techniques. The Company has retained a third party appraisal firm to further evaluate the fair value of the intellectual property covered by the assignment agreements. Management believes the intellectual property acquired through the assignment agreements to be indefinite life intangibles.

        The Hooters trademark and logo insignia are the exclusive property of HI Limited Partnership. Florida Hooters LLC originally obtained the license for the trademark and logo insignia through an assignment from Hooters Gaming Corporation, an affiliated entity under common ownership with Hooters Gaming LLC. Hooters Gaming Corporation is owned directly or indirectly by certain members of the Company or members of the Company's management board. The underlying license agreement was executed between HI Limited Partnership and Hooters Gaming Corporation and granted to Hooters Gaming Corporation an exclusive license to use the licensed intellectual property in connection with gaming, casino or combined hotel, gaming and casino operations within the State of Nevada. Hooters Gaming Corporation retained any and all rights and obligations in the licensed intellectual property pursuant to the license agreement for all locations within the State of Nevada other than the Hotel San Remo. Subject to certain exceptions, the license agreement may be terminated by HI Limited Partnership if the Company has not begun using the licensed intellectual property in connection with licensed gaming activities prior to September 1, 2006, unless by that date the Company has substantially completed renovations and construction and fully completes it within a reasonable time after that date.

        The Hooters restaurant concept is the exclusive property of Hooters of America, Inc., an unrelated party. Las Vegas Wings, Inc. an affiliated entity under common ownership with Lags Ventures, LLC owns the exclusive right to use the Hooters restaurant concept in the State of Nevada. Florida Hooters LLC originally obtained the right for use at the Hooters Casino Hotel through an assignment from Hooters Gaming Corporation, who in turn, was granted the right from Las Vegas Wings, Inc.

        Pursuant to the terms of the assignment agreement with Florida Hooters LLC related to the Hooters trademark and logo, and Hooters restaurant concept and Lags Ventures, LLC related to the Dan Marino's concept restaurants, the Company must pay fees and royalties to Hooters Gaming Corporation, HI Limited Partnership, Las Vegas Wings, Inc. and Lags Ventures, Inc. Payments to Hooters Gaming Corporation will equal three percent of all net profits directly earned from the gaming activities at the Hooters Casino Hotel. HI Limited Partnership will be paid an annual fee equal to $500. In addition, the Company will be required to pay HI Limited Partnership a royalty in an amount equal to two percent of all net revenues generated in connection with licensed activities (as defined) which includes net revenues generated in connection with the Hooters restaurant operation. Las Vegas Wings, Inc will be paid a consent fee equal to four percent of gross sales (as defined) from any Hooters branded restaurant, including the gross sales of any merchandise with a Hooters logo, on or near the Hooters Casino Hotel. Lags Ventures, Inc. will be paid a fee by the Company equal to six percent of net revenues generated by the Dan Marino's Fine Food and Spirits and the "13" Martini Bar to be located in the Hooters Casino Hotel. Use of the Pete & Shorty's mark partly owned by certain members of the Company's management board is royalty-free.

        Hooters Gaming Corporation and Las Vegas Wings, Inc. have agreed to subordinate payment of their respective fees in favor of certain payments required under the Company's operating agreement.

6. Long-term debt

        In connection with the acquisition of the real property and non-gaming assets of Hotel San Remo (described in Note 2), the Company secured a term loan of $48.5 million dated as of July 30, 2004 from CanPartners Realty Holding Company IV, LLC (the "Lender"). Proceeds from this borrowing were used to extinguish the existing indebtedness of Eastern & Western which totaled approximately $43.7 million and to fund other costs related to the acquisition of the real property and non-gaming assets.

        The Company paid a 2% commitment fee to the Lender of $970,000 and an underwriting fee of $120,000 at closing. The borrowing bears a normal interest rate of 9% with a default interest rate of 6% above the normal interest rate. The loan matures on August 3, 2006. The loan agreement provides for an early repayment fee equal to two percent of any outstanding principal balance then being repaid. During the term of the loan, interest only is payable monthly. The borrowing is collateralized by substantially all of the assets of the Company and a guaranty from several owners of Florida Hooters LLC and Eastern & Western. The guaranty irrevocably and unconditionally guarantees to the Lender the payment of all principal, interest, fees, advances and charges in the event of either (i) any voluntary bankruptcy by the Company or (ii) any transfer of all or any part of the assets securing the loan without the Lender's prior written approval.

        The loan agreement imposed numerous pre-closing conditions on the Company including the establishment of a cash collateral reserve totaling $4.0 million to serve as additional collateral for the loan and the funding of $1.0 million into the operating account. Withdrawal of funds from the cash collateral reserve is restricted until the operating account is exhausted in which case disbursements can only be used to pay debt service or fund pre-renovation costs to the extent such costs are included within the approved pre-renovation budgets. The Lender must approve all disbursements from the operating account and the Company must supply the lender invoices for disbursements greater than $150,000.

        The loan agreement also requires the establishment of a debt service account and a net operating cash flow account. Funding for these accounts are provided by lease payments received by the Company pursuant to the casino lease and hotel lease agreements with Eastern & Western as described in Note 8. Under the terms of the loan agreement, the debt service account is to be funded with base rents required by the casino lease and "minimum rents" required by the hotel lease and the net operating cash flow account is to be funded with the deposit of "percentage rents" provided under the hotel lease.

        The loan agreement contains various reporting requirements and restrictive financial covenants. At December 31, 2004, the Company believes it is in compliance with the terms of the loan agreement.

7. Membership Interests

        The initial capital contributions and membership interests in the Company for Florida Hooters LLC and EW Common LLC were established in exchange for the following:

        Florida Hooters LLC contributed $5.0 million in cash and the intellectual property described in Note 5 for a 66 2/3% membership interest in the Company. Further, all pre-development costs incurred by Florida Hooters LLC are credited to the Florida Hooters LLC capital account.

        EW Common LLC received a 33 1/3% membership interest with priority return for a $20.0 million deemed initial capital contribution as part of the Company's acquisition of the real property and non-gaming assets of the Hotel San Remo. The 4% priority rate of return on the membership interest held by EW Common LLC will not commence accruing until the renovation is complete and the Hooters Casino Hotel is re-opened. If and following such time as the Company receives its gaming license, the Company will acquire the gaming assets from Eastern & Western consisting principally of slot machines and customer lists and will credit the capital account of EW Common LLC for an additional $5.0 million (or, if EW Common LLC is unable to obtain the necessary gaming licensing prior to January 31, 2006, an additional $5 million unsecured subordinated promissory note).

        In the event that some but not all members of Florida Hooters LLC or EW Common LLC owning common membership interests (or any member, manager, officer, director or partner thereof) are unable to obtain the licensing necessary to own an indirect interest in the Company on or before January 31, 2006, then Florida Hooters LLC or EW Common LLC, respectively, will take all necessary actions to give each of its unlicensed members an unsecured promissory note (subject to a one year maturity without interest) in a principal amount equal to such unlicensed member's capital contributions if all of the interest of such member have not prior thereto been purchased by the licensed members so that as promptly as possible each unlicensed member will cease to have any interest in Florida Hooters LLC or EW Common LLC, respectively, or any direct or indirect interest in the Company.

        If EW Common LLC fails to obtain the requisite approvals of the Nevada Gaming Authorities to own an interest in the Company as a gaming licensee, then the EW Preferred Account (as defined in the Operating Agreement) shall be converted to an unsecured loan (the "EW Preferred Note Loan"), evidenced by an unsecured promissory note in a principal amount equal to the EW Preferred Account, which such loan shall accrue non-cash interest at the rate of the EW Preferred Return and shall mature on the later of the following events to occur: (i) upon the occurrence of a sale of the Hotel/Casino, or (ii) the date on which the Notes (see Note 11) and any amounts borrowed pursuant to the Credit Agreement (the "Renovation Financing") ceases to be outstanding. The payment of all obligations in respect of the EW Preferred Note Loan shall be subordinated to the prior payment in full in cash of all obligations of the Company and its subsidiaries under the Renovation Financing.

8. Lease Agreements

        The Company, as lessor, has entered into a casino lease and hotel lease with Eastern & Western covering the real property and non-gaming assets of the Hotel San Remo acquired by the Company.

        Casino Lease.    The casino lease covers those portions of the Hotel San Remo containing the showroom, gaming and liquor servicing areas, the casino floor where gaming activities occur, surveillance areas, count rooms, the cashier's cage and other areas ancillary to the casino footprint.

        The term of the original casino lease extended to the earlier of October 31, 2005 or the last day of the month following the Company's receipt of all appropriate governmental and regulatory approvals to conduct gaming and liquor sales at the Hotel San Remo. The casino lease was revised in March 2005 to extend the term of the lease to the earlier of the date on which none of the Notes (as described in Note 11) are outstanding or the last day of the month in which the Company receives its gaming license. Minimum monthly base rent payments of $125,000 are due from August 3, 2004 until the Re-Opening of the Hotel San Remo as the new Hooters Casino Hotel; provided, however, in the event that the casino is shut down prior to the Re-Opening in order to facilitate the Hooters Renovation, then no base rent shall be due for the period of such shut down. Commencing with the time of the Re-Opening and thereafter (so long as the lease is in effect) the Company will be entitled to receive an adjusted base rent of $450,000 each month. The Company will also be entitled to elect to adjust the adjusted base rent upwards to fair market value at six months and 18 months after re-opening, based upon the revenue generated by or from the casino operations. The base rent for any partial month will be prorated based on the actual number of days in the month.

        Under the provisions of the casino lease, Eastern & Western is allowed to deposit $30,000 into a "Capital Reserve Account" each month for capital improvements to the casino such as the purchase of gaming devices. The casino lease also provides for Eastern & Western to fund $120,000 each month to a "Change in Control Reserve" until the Re-Opening of the hotel casino and $55,000 to establish an "Expense Reserve" to be used for the payment of legal, accounting, and professional fees and other general business expenses including licensing renewal costs that Eastern & Western is required to pay. Eastern & Western is required to deposit any excess cash flow remaining after payment of rent and funding of the reserves into a restricted cash account to be used to secure Eastern & Western's guarantee of the Company's existing borrowings.

        Hotel Lease.    The hotel lease between Eastern & Western and the Company covers those portions of the Hotel San Remo containing all non-casino areas, including the hotel.

        The term of the original hotel lease is the same as the term of the original casino lease. The hotel lease was amended in March 2005 and the term of the amended hotel lease is the same as the amended casino lease.

        Minimum lease payments due under the hotel lease consist of a minimum rent and a percentage rent. The minimum rent is $250,000 per month. The percentage rent is equal to 100% of all revenues received from the operations of the hotel, less actual operational expenses (including minimum rent) and working capital reserves which are determined and agreed upon monthly between the Company and Eastern & Western. No working capital reserves were agreed to for the lease period from August 3, 2004 to December 31, 2004. The minimum rent must be paid on a monthly basis on the first of each month and the percentage rent must be paid in arrears on the first of each month. Percentage rental income earned from inception through December 31, 2004 was $312,000. There was no rent receivables at December 31, 2004. In the event that the hotel is shut down prior to the Re-Opening in order to facilitate the Hooters Renovation, then no rent shall be due for the period of the shut down.

        The estimated monthly minimum lease rentals due under the casino lease and the hotel lease total $375,000 monthly.

9. Related Party Transactions

        In addition to the transactions related to the assignment of intellectual property to the Company by Florida Hooters LLC, Lags Ventures, LLC and Pete & Shorty's, Inc. described in Note 5 and the casino and hotel lease arrangements with Eastern & Western described in Note 8, the Company has also entered into arrangements with Hawkeye Construction and Millwork, Inc. and Provident Advertising & Marketing, Inc., each of which is owned by individuals who are members of the Company's management board or beneficial owners of common membership interests in the Company.

        Hawkeye Construction and Millwork, Inc. will manage the construction and renovation project and receive as compensation for such services 2% of the construction and furniture, fixtures and equipment costs, not to exceed $600,000. Provident Advertising & Marketing, Inc. has been engaged by the Company to provide services related to the planning and development of an initial advertising and marketing plan and for the continued development and implementation of a strategic marketing plan for the operation of the Hooters Casino Hotel. No amounts were paid to Hawkeye Construction and Millwork, Inc. during the period from inception (June 17, 2004) to December 31, 2004. The marketing fee paid to Provident during the period from inception (June 17, 2004) through December 31, 2004 totaled $19,500 and is included in pre-opening expenses in the accompanying statement of operations.

10. Commitments and Contingencies

Litigation

        From time to time, the Company is a party to various claims arising in the normal course of business. Management believes, however, that there are no proceedings pending or threatened against the Company which, if determined adversely, would have a material adverse effect on the Company's financial condition, results of operations or liquidity.

Contractual Commitments

        On February 25, 2005, the Company entered into a $36.5 million guaranteed maximum price contract with The PENTA Building Group, Inc. for the renovation, construction and upgrade of the Hotel San Remo. The renovation and construction is scheduled to begin in April 2005, subject to the receipt of necessary building permits.

        In November 2004, Carter & Burgess, Inc. was retained for architectural design of the new construction and renovations, with contracts totaling $1.4 million. We also have a contract dated September 4, 2004 with Maverick Architecture and Design, LLC for $0.4 million for work associated with the renovation.

11. Subsequent Events

Notes Offering

        On March 29, 2005, the Company issued $130.0 million aggregate principal amount of 8 3/4% Senior Secured Notes due 2012 (the "Notes"), in a private placement. Interest payments on the Notes are due semi-annually, on each April 1 and October 1, commencing October 1, 2005. The Notes are secured by all of the Company's and, to the extent in existence, guarantors 1) existing and future assets (other that certain excluded existing and future assets), 2) the Company's equity interest in any guarantors and 3) existing renovation disbursement and interest reserve accounts as described below. The Notes are redeemable at the option of the Company on or after April 1, 2009. The indenture governing the Notes requires the Company to establish a renovation disbursement account in the amount of $50.8 million and interest reserve account in the amount of $10.7 million. The indenture also contains certain provisions which restrict or limit the Company's ability to, among other things, incur more debt, pay dividends, redeem stock or make other distributions, enter into transactions with affiliates or transfer or sell assets. The Company used the proceeds from the Notes offering to refinance existing indebtedness and will (together with cash from operations and proceeds from equipment financing), renovate the hotel casino and provide working capital. In connection with the offering of the Notes, the Company formed a wholly owned subsidiary, 155 East Tropicana Finance Corp., solely for the purpose of facilitating the Notes offering as a co-issuer of the Notes.

New Senior Secured Credit Facility

        The Company entered into a new $15.0 million senior secured credit facility concurrently with the offering of the Notes. The new senior credit facility is secured by a four year revolving credit facility of up to the lesser of $15.0 million or three times trailing twelve month EBITDA through September 30, 2006 and two times thereafter, but the multiple of EBITDA requirement will not apply if the borrowings are less than $7.5 million. EBITDA is defined for any fiscal period as the Company's and the Company's subsidiaries' combined net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes and depreciation and amortization for such period. At the Company's option, the interest rate will be either the lender's prime rate plus 2.00% per annum or LIBOR plus 3.50% per annum.

        All of the obligations under the new senior secured credit facility are secured by first priority liens on and security interests in all of the Company's properties and assets. The lien on the collateral that secures the Notes (other than the security interests in the renovation reimbursement account, which will be senior, and interest reserve account, which will not secure the new senior credit facility) are contractually subordinated to the liens securing the principal amount of borrowings of up $15.0 million (plus related interest, fees, indemnities, costs and expenses) under the new senior secured credit facility. The senior secured credit facility requires the Company to pay a closing fee of $225,000, an unused fee of 0.50% per annum on any unused portion of the new senior secured credit facility, and, if terminated prior to the third anniversary date, a prepayment premium of 1.00% of the maximum credit amount for each year or partial year remaining from the termination date to the third anniversary date. The new senior secured credit facility also contains customary financial covenants and other covenants and events of default.

Intercreditor Agreement

        Concurrently with the closing of the offering of the Notes and the new senior secured credit facility, the Company and the lender under the new senior secured credit facility and the trustee, on behalf of the holders of the Notes, entered into an intercreditor agreement, which defines the rights of the lenders under the new senior secured credit facility in relation to the rights of the trustee and the holders of the Notes with respect to the collateral securing the Notes.

        The intercreditor agreement, among other things, provides that the liens securing the Notes and any guarantees thereof are contractually subordinated (other than the security interests in the renovation disbursement account, which are senior, and interest reserve account, which do not secure the new senior secured credit facility) to the liens securing the principal amount of indebtedness of up to $15.0 million (plus related interest, fees, indemnities, costs and expenses) under the new senior secured credit facility. The trustee's ability to exercise rights and remedies in respect of the collateral also will be subject to the terms of the intercreditor agreement.

Amendment to Agreements

        In connection with the above Notes offering, on March 9, 2005, the Company executed amended joint venture and operating agreements as described in Note 1, casino and hotel lease agreements as described in Note 8, and various other assignment and license agreements as described in Note 5 to accommodate certain considerations associated with the Notes offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To S.I. Enterprises, Inc.

We have audited the accompanying combined balance sheets of Hotel San Remo Casino and Resort, a division of S.I. Enterprises, Inc., a Nevada corporation, ("the Division") as of December 31, 2004 and 2003, and the related combined statements of operations, division equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These combined financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test bases, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Hotel San Remo Casino and Resort as of December 31, 2004 and 2003 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                          /s/ Ernst & Young LLP

Las Vegas, Nevada
March 11, 2005

Hôtel San Rémo Casino and Resort

A Division of S.I. Enterprises, Inc.

Combined Balance Sheet

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$4,470,919	$2,703,229
Accounts receivable, net of allowance for doubtful accounts of $146,845 in 2004 and $162,258 in 2003	1,161,510	924,550
Due from 155 East Tropicana, LLC	1,760,434	—
Inventories	274,957	257,275
Prepaid expenses	681,698	581,654
Deferred tax assets	13,746	—

Total current assets	8,363,264	4,466,708

Property and equipment:
Land	—	4,695,906
Buildings and improvements	—	36,847,983
Furniture, fixtures and equipment	7,140,345	21,689,348
Construction in progress	15,699	11,297

	7,156,044	63,244,534
Less accumulated depreciation	(5,705,503)	(35,326,274)

Net property and equipment	1,450,541	27,918,260
Deferred tax asset	2,401,372	839,516
Other assets	81,547	87,088

Total assets	$12,296,724	$33,311,572

Liabilities and Division Equity (Deficit)
Current liabilities:
Accounts payable	$1,610,160	$1,222,702
Accrued expenses	1,827,381	1,061,838
Income taxes payable to S.I. Enterprises, Inc.	1,150,763	1,559,593
Current portion of long-term debt	235,905	45,226,333
Deferred tax liability	—	32,120

Total current liabilities	4,824,209	49,102,586
Commitments and contingencies (Note 9)
Division equity (deficit)	7,472,515	(15,791,014)

Total liabilities and division equity	$12,296,724	$33,311,572

The accompanying notes are an integral part of these combined financial statements.

Hôtel San Rémo Casino and Resort

A Division of S.I. Enterprises, Inc.

Combined Statements of Operations

	Year ended December 31,
	2004	2003	2002
Operating revenues:
Casino	$12,724,697	$11,690,967	$11,831,116
Food and beverage	7,968,741	7,782,119	7,187,354
Hotel and other	14,826,303	12,531,174	11,566,789

	35,519,741	32,004,260	30,585,259
Less promotional allowances	(2,413,791)	(2,179,197)	(2,384,743)

Net operating revenues	33,105,950	29,825,063	28,200,516
Operating expenses:
Casino	6,796,058	6,828,086	6,536,793
Food and beverage	6,360,381	6,098,550	5,611,833
Hotel and other	4,376,884	4,293,258	4,080,988
General and administrative	7,858,528	6,603,672	6,350,248
Depreciation expense	1,419,038	2,134,247	2,257,140
Related party lease expense	2,150,382	—	—
Restructuring costs	514,449	—	—

Total operating expenses	29,475,720	25,957,813	24,837,002

Operating Income	3,630,230	3,867,250	3,363,514
Other income (expense):
Interest income from affiliate	443,692	578,592	317,363
Interest expense	(1,944,451)	(1,184,814)	(1,308,203)
Foreign currency translation	660,184	(2,264,256)	(2,074,298)
Loss on sale of asset	(1,842)	—	—
Other	—	—	(18,212)

Other (expense), net	(842,417)	(2,870,478)	(3,083,350)

Income before income taxes	2,787,813	996,772	280,164
Provision for income taxes	867,303	302,406	66,358

Net income	$1,920,510	$694,366	$213,806

The accompanying notes are an integral part of these combined financial statements.

Hôtel San Rémo Casino and Resort

A Division of S.I. Enterprises, Inc.

Combined Statements of Division Equity (Deficit)

	Year ended December 31,
	2004	2003	2002
Balance at January 1,	$(15,791,014)	$(11,914,137)	$(9,705,188)
Advances/(to) from affiliates, net	3,553,315	(4,571,243)	(2,422,755)
Transfer of real property and non-gaming assets to EW Common LLC	(25,956,004)	—	—
Transfer of long-term debt to EW Common LLC	43,745,708	—	—
Net income	1,920,510	694,366	213,806

Balance at December 31,	$7,472,515	$(15,791,014)	$(11,914,137)

The accompanying notes are an integral part of these combined financial statements.

Hôtel San Rémo Casino and Resort

A Division of S.I. Enterprises, Inc.

Combined Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
Operating activities
Net income	$1,920,510	$694,366	$213,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,419,038	2,134,247	2,257,140
Foreign currency translation adjustment	(660,184)	2,264,256	2,074,298
Deferred income taxes	(1,607,722)	(483,422)	(323,974)
Change in operating assets and liabilities:
Accounts receivable	(221,547)	(13,588)	(266,630)
Provision for doubtful accounts	(15,413)	3,857	19,933
Inventories	(17,682)	7,723	(14,231)
Prepaid expenses	(100,044)	(27,534)	(26,743)
Accounts payable	387,458	13,548	154,163
Accrued expenses	765,543	(305,844)	70,607
Income taxes payable to S.I. Enterprises, Inc.	(408,830)	785,828	390,332

Net cash provided by operating activities	1,461,127	5,073,437	4,548,701
Investing activities
Capital expenditures	(928,010)	(964,905)	(1,163,339)
Other assets	5,541	10,000	—

Net cash used in investing activities	(922,469)	(954,905)	(1,163,339)
Financing activities
Due from 155 East Tropicana, LLC	(1,760,434)	—	—
Principal payments on capital leases and long-term debt	(779,479)	(360,000)	(360,000)
Advances (to) from affiliates, net	3,768,945	(4,571,243)	(2,422,755)

Net cash provided by (used in) financing activities	1,229,032	(4,931,243)	(2,782,755)

Increase (decrease) in cash and cash equivalents	1,767,690	(812,711)	602,607
Cash and cash equivalents, beginning of year	2,703,229	3,515,940	2,913,333

Cash and cash equivalents, end of year	$4,470,919	$2,703,229	$3,515,940

Supplemental disclosure of cash flow information:
Cash paid during year for interest	$1,474,301	$1,180,224	$1,292,695

Noncash investing and financing activities:
Assets acquired under capital leases	$191,709	$—	$391,198

Transfer of real property and non-gaming assets to EW Common LLC	$(25,956,004)	$—	$—

Transfer of long-term debt to EW Common LLC	$43,745,708	$—	$—

The accompanying notes are an integral part of these combined financial statements.

Hôtel San Rémo Casino and Resort

A Division of S.I. Enterprises, Inc.

Notes to Combined Financial Statements

1. Organization and Basis of Presentation

        The accompanying combined financial statements present the operations of Hôtel San Rémo Casino and Resort ("Hotel San Remo"), a division of S.I. Enterprises, Inc. (the Parent Company), a Nevada Corporation, which is located in Las Vegas, Nevada. Hotel San Remo commenced gaming operations on February 16, 1990. The accompanying combined financial statements represent the assets, liabilities and operations of the hotel and gaming facilities and include certain accounts of Eastern & Western Hotel Corporation ("Eastern & Western") and I&P Corporation, Colorado ("I&P"), both Nevada corporations. Eastern & Western, which holds the gaming license in Nevada, owns all gaming assets used by Hotel San Remo. I&P owned the real property and non-gaming assets of Hotel San Remo until August 3, 2004 at which time they were acquired by 155 East Tropicana, LLC (see below) and then leased back to Hotel San Remo pursuant to the casino lease and hotel lease arrangements described in Note 7. Members of the Izumi family are 100% owners of S.I. Enterprises, Inc. which owns 100% of Eastern & Western and owned 100% of I&P. The principal business of Eastern & Western prior to the merger of I&P into Eastern & Western, was the owner and operator of hotels.

        On July 28, 2004 I&P was merged with and into Eastern & Western, with Eastern & Western assuming all assets and liabilities of I&P including the real property and non-gaming assets of Hotel San Remo.

        All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

2. Acquisition by 155 East Tropicana, LLC.

        In August 2004, the real property and non-gaming assets owned by and associated with Hotel San Remo were acquired by 155 East Tropicana, LLC ("155") for approximately $67.5 million including transaction costs and expenses. 155 is a joint venture between Florida Hooters LLC and EW Common LLC. EW Common LLC was formed to hold Eastern & Western's membership interest in 155. EW Common LLC is owned 90% by Eastern & Western and 10% by Michael J. Hessling, the executive vice president and chief operating officer of Hotel San Remo. Immediately prior to the acquisition, the real property and non-gaming assets of Hotel San Remo with a net book value of $25,956,004 and long-term debt of $43,745,708 were transferred to EW Common LLC. Because EW Common LLC and Hotel San Remo are entities under common control, these transfers were reflected as division equity transactions. The acquisition was funded by 155 through a term loan totalling $48.5 million which was used to extinguish the Hotel San Remo's existing indebtedness, a commitment to pay $1.3 million to Mr. Izumi, the issuance to EW Common LLC of a 33 1/3% membership interest with priority return in 155 for a deemed initial capital contribution of $20.0 million. 155 has leased to the Hotel San Remo pursuant to the casino and hotel lease agreements described in Note 7, the real property and non-gaming assets acquired. If and following such time as 155 receives its gaming license, 155 will acquire the gaming assets of Hotel San Remo consisting principally of slot machines and customer lists from Eastern & Western and will credit the capital account of EW Common LLC for an additional $5.0 million and also purchase the then existing working capital of Hotel San Remo.

3. Summary of Significant Accounting Policies

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Restructuring Costs.    Professional fees including those related to legal, accounting and consulting services incurred by the Hotel San Remo in evaluating various financial strategies to restructure its existing indebtedness (see Note 5) have been classified as restructuring costs in the accompanying combined statements of operations.

        Cash and Cash Equivalents.    Cash and cash equivalents include all cash balances and highly liquid investments with purchased maturities of three months or less at the date of purchase.

        Allowances for Doubtful Accounts.    The Division reserves an estimated amount for receivables that may not be collected. Historical collection rates and customer relationships are considered in determining specific reserves. Bad debt expense was $48,000, $34,000 and $60,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

        Inventories.    Inventories are stated at the lower of cost (using a first-in, first-out method) or market value.

        Property and Equipment.    Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the following estimates useful lives:

Buildings and improvements	15 to 31.5 years
Furniture, fixtures and equipment	3 to 7 years

        Normal repairs and maintenance are charged to expense when incurred. Expenditures that extend the useful lives of assets are capitalized.

        Long-Lived Assets.    In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," Hotel San Remo evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, Hotel San Remo estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, Hotel San Remo will recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

        Income Taxes.    Hotel San Remo accounts for income taxes under SFAS No. 109 "Accounting for Income Taxes" ("SFAS No. 109"), whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

        Jackpots and Prizes.    Hotel San Remo has progressive slot machines. As coins are played, the amount available to win increases and will be paid out when the jackpot is awarded. In accordance with industry practice, Hotel San Remo records the liability and expense related to such progressives as incurred.

        Casino Revenues and Promotional Allowances.    In accordance with industry practice, Hotel San Remo recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of rooms, food and beverage furnished to customers without charge is included in gross revenues and then deducted as promotional allowances.

        The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

	Year ended December 31,
	2004	2003	2002
Food and beverage	$531,609	$584,861	$572,419
Hotel and other	110,090	132,765	170,309

	$641,699	$717,626	$742,728

        Hotel San Remo's slot club program allows customers to redeem points earned from their gaming activity for complimentary food, beverage, rooms, entertainment and merchandise. At the time redeemed, the retail value of complimentaries under the program are recorded as revenue with a corresponding offsetting amount included in promotional allowances. The cost associated with complimentary food, beverage, rooms, entertainment and merchandise redeemed under the program is recorded in casino costs and expenses.

        Player Club Points.    Hotel San Remo's Money Club (slot club) allows customers to earn certain complimentary products and/or cash, based on the volume of the customers' gaming activity. Hotel San Remo has recorded a liability for the estimated cost of the products and/or cash earned by customers. In February 2001, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") reached a consensus in EITF Issue No. 00-22, "Accounting for "Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products to be Delivered in the Future." EITF Issue No. 00-22 requires that the redemption of points for cash be recognized as a reduction of revenue. In accordance with EITF Issue No. 00-22, Hotel San Remo has recorded the cost of points earned and redeemed for complimentary services/cash rebates as promotional allowances. Such amounts totaled $146,468, $167,457, and $157,507 for the years ended December 31, 2004, 2003, and 2002, respectively.

        Advertising.    Prepaid advertising costs are expensed the first time the advertising takes place. Prepaid advertising included in prepaid expenses was $55,146 and $7,059 at December 31, 2004 and 2003, respectively. Advertising costs included in general and administrative expenses were $625,079, $590,214 and $569,808 for the years ended December 31, 2004, 2003, and 2002, respectively.

        Foreign Currency Translation.    Until its extinguishment as described in Note 5, Hotel San Remo had long-term debt that was denominated in the Japanese Yen. In accordance with (SFAS) No. 52 Foreign Currency Translation, Hotel San Remo has recognized as income or expense in the accompanying combined statements of operations the translation gains or losses that arise from changes in the exchange rates between the Japanese Yen and Hotel San Remo's functional currency, the U.S. Dollar.

        Fair Value of Financial Instruments.    The carrying value of Hotels San Remo's cash and cash equivalents, receivables, accounts payable, accrued expenses and debt approximates fair value primary because of the short maturities of these instruments.

        Recently Issued Accounting Pronouncements    In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29." SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will apply to nonmonetary exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the combined financial statements of Hotel San Remo.

4. Due From Affiliates

        At December 31, 2003, Hotel San Remo had a $4,756,556 unsecured demand note receivable from a related party, bearing interest at 7.5%. Hotel San Remo recorded and was paid interest income related to this note of $443,692, $578,592, and $317,363 for the years ended December 31, 2004, 2003, and 2002, respectively. This note receivable is included in Hotel San Remo's division equity as of December 31, 2003. During 2004, this note was transferred to an affiliated entity.

        In addition, at December 31, 2004, Hotel San Remo had a $1,760,434 receivable from 155 East Tropicana, LLC which includes the balance of $1,254,292 due to Mr. Izumi related to the acquisition of the Hotel San Remo's real property and non-gaming assets by 155 and other miscellaneous receivables.

5. Long-Term Debt

        Long-term debt consists of the following at December 31:

	2004	2003
$15 million Note Payable pursuant to the Amended and Restated General Credit and Security Agreement—Sumitomo Mitsui Banking Corporation (purchased by Principal on December 26, 2003)	$—	$14,330,900
Notes payable—Sumitomo Mitsui Banking Corporation (purchased by Principal on December 26, 2003)	—	14,646,000
Note payable—Mizuho Bank	—	15,916,923
Other notes payable, with interest rates ranging from 6.75% to 8.25% and maturity dates ranging from September to December 2005	235,905	332,510

Total debt	235,905	45,226,333
Less current portion of long-term debt	(235,905)	(45,226,333)

Total long-term debt	$—	$—

        Hotel San Remo, through its affiliate, Eastern & Western, was party to a note payable with Mizuho Bank (the "Note Payable") totaling $15,916,923 at December 31, 2003. The interest on the Note Payable was denominated in Yen quarterly at a rate of 2.225%. The note was collateralized by the real and personal property of Hotel San Remo and was guaranteed by I&P.

        Hotel San Remo, through its affiliate, Eastern & Western, was also a party to an Amended and Restated General Credit and Security Agreement (the "Loan Agreement") in the amount of $15,000,000 dated August 31, 1990 with Sumitomo Mitsui Banking Corporation ("SMBC"). The loan carried interest at LIBOR plus a spread, were collateralized by the real and personal property of Hotel San Remo and was guaranteed by I&P. At December 31, 2003, the outstanding balance of this loan totaled $14,330,900.

        Hotel San Remo was also party to promissory notes with SMBC issued on November 20, 1989 and June 27, 1991, respectively, both of which were subsequently consolidated into a dollar denominated loan in the amount of $15,826,000 (the "Promissory Note"). The Promissory Note was amended in June 2000 as follows: (a) $8,006,000 of the Promissory Note remained as a dollar-based note; (b) $7,500,000 of the Promissory Note was converted to a Japanese Yen-based note; (c) the lending rate for the dollar based Promissory Note was established as three-month TIBOR plus a spread revised quarterly and the lending rate for the Yen-based Promissory Note was three-month LIBOR plus a spread revised quarterly. At December 31, 2003 the outstanding balance of this promissory note totaled $14,646,000.

        On December 29, 1998, SMBC and Mizuho Bank entered into an Inter-Creditor Agreement which determined that in the event that all or any part of the collateral pledged under their respective agreements was sold, acquired or otherwise transferred to any person other than SMBC or Mizuho Bank, repayment of the debt would be made in the following order: (1) payment of all out-of-pocket costs and expenses incurred by SMBC in connection with the conduct of such sale, assignment or other transfer, and (2) repayment of the principal amounts to SMBC and Mizuho Bank in accordance with their pro-rata share of the outstanding debt.

        On December 26, 2003, Principal acquired both the Loan Agreement and Promissory Note and demanded payment for the outstanding obligations thereunder. On January 7, 2004, Principal notified Eastern & Western of the events of default (as defined) occurring and outstanding under the terms of the Loan Agreement and Promissory Note as a result of Hotel San Remo's failure to repay the obligations outstanding as of December 26, 2003.

        In April 2004, an amendment was executed with the agreement of Principal which extended the maturity dates for the Loan Agreement and the Promissory Note to November 1, 2004, at which time all outstanding obligations were due and payable. The amendment also provided for interest to accrue at a rate per annum of 7.0% until November 1, 2004 and 7.5% thereafter. Monthly principal amortization payments in the amount of no less than $250,000 were due on the first business day of each month.

        In August 2004, 155 in connection with the acquisition of the real property and non-gaming assets of Hotel San Remo (see Note 2), obtained financing in the amount of $48.5 million and extinguished the existing indebtedness owed by Hotel San Remo to Mizuho Bank and Principal.

6. Profit-Sharing Plan

        Hotel San Remo has a deferred compensation plan established pursuant to Section 401(k) of the Internal Revenue Code for all regular full-time employees not covered by a collective bargaining agreement who have completed at least three months of continuous service. Hotel San Remo's contributions to the plan are at the discretion of S.I. Enterprises Inc.'s Board of Directors and cannot exceed $1,500 or 6% of the participant's compensation. There were no such contributions made during 2004, 2003 and 2002. Amounts expensed under the plan for administrative expenses for the years ended December 31, 2004, 2003, and 2002 totaled $1,700, $11,759 and $15,687, respectively.

7. Lease Agreements

        In connection with the acquisition of Hotel San Remo's real property and non-gaming assets by 155, Eastern & Western, as lessee, and 155, as lessor, entered into lease agreements involving the casino and hotel property previously owned by Hotel San Remo. The terms of these lease agreements are described below.

        Casino Lease.    The casino lease between Eastern & Western and 155 covers those portions of the Hotel San Remo containing the showroom, gaming and liquor servicing areas, the casino floor where gaming activities occur, surveillance areas, counting rooms, cashier cages and other areas ancillary to the casino footprint.

        The term of the original casino lease extended to the earlier of October 31, 2005 or the last day of the month following 155's receipt of all appropriate governmental and regulatory approvals to conduct gaming and liquor sales at the Hotel San Remo. The casino lease was revised in March 2005 to extend the term of the lease to the earlier of the date on which 155 has extinguished notes it plans to issue in a private placement to fund the renovation of the Hotel San Remo or the last day of the month in which 155 receives its gaming license. Minimum monthly base rent payments of $125,000 are due from August 3, 2004 until the Re-Opening of the Hotel San Remo as the new Hooters Casino Hotel provided, however, in the event that the casino is shut down prior to the Re-Opening in order to facilitate the Hooters Renovation, then no base rent shall be due for the period of such shut down. Commencing with the time of the Re-Opening and thereafter (so long as the lease is in effect) Eastern & Western will pay an adjusted base rent of $450,000 each month. This base rent can be adjusted upwards to fair market value at 155's sole and absolute discretion six months after re-opening and again 18 months after Re-Opening, based upon the revenues generated by or from the casino operations. The base rent for any partial month will be prorated based on the actual number of days in the month.

        Under the provisions of the casino lease, Eastern & Western is allowed to deposit $30,000 into a "Capital Reserve Account" each month for capital improvements to the casino such as the purchase of gaming devices. The casino lease also provides for Eastern & Western to fund $120,000 each month to a "Change in Control Reserve" until the Re-Opening of the hotel casino and $55,000 to establish an "Expense Reserve" to be used for the payment of legal, accounting professional fees and other general business expenses including licensing renewal costs that Eastern & Western is required to pay. Eastern & Western is required to deposit any excess cash flow remaining after the payment of rent and funding of the reserves into a restricted cash account to be used to secure Eastern & Western's guaranty of 155's existing borrowings as described in Note 9.

        Hotel Lease.    The hotel lease between Eastern & Western and 155 covers those portions of the Hotel San Remo containing all non-casino areas including the hotel.

        The term of the original hotel lease was the same as the term of the original casino lease. The hotel lease was amended in March 2005 and the term of the amended lease is the same as the amended casino lease.

        Minimum lease payments due under the hotel lease consist of a minimum rent and a percentage rent. The minimum rent is $250,000 per month. The percentage rent is equal to 100% of all revenues received from the operation of the hotel, less actual operational expenses (including minimum rent) and working capital reserves which are determined and agreed upon monthly between 155 and Eastern & Western. No working capital reserves were agreed to for the lease period from August 3, 2004 to December 31, 2004. The minimum rent must be paid on a monthly basis on the first of each month and the percentage rent must be paid to 155 in arrears on the first of each month. Rent for any partial month will be prorated based on a thirty-day month. Percentage rental expense incurred from August 3, 2004 to December 31, 2004 was $312,000. In the event that the hotel is shut down prior to the Re-Opening in order to facilitate the Hooters Renovation, then no rent shall be due for the period of such shut down.

        Total rental expense under the casino and hotel leases was approximately $2,150,382 during the year ended December 31, 2004.

8. Income Taxes

        Hotel San Remo is included in the consolidated federal income tax return of S.I. Enterprises, Inc. Accordingly, the currently federal tax liability or benefit resulting from the taxable income or loss generated by Hotel San Remo is recognized by the Parent Company in its consolidated federal income tax return.

        The components of the Hotel San Remo's income tax expense (benefit) from continuing operations for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
	(in thousands)
Current tax expense (benefit)	$(409)	$786	$390
Deferred tax expense (benefit)	1,276	(484)	(324)

Total	$867	$302	$66

        A reconciliation of Hotel San Remo's income tax provision as compared to the tax provision calculated by applying the federal statutory rate (35%) to income before income taxes for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002
	(in thousands)
Computed income tax expense at statutory rates	$976	$349	$98
Other	1	1	1
General business credits net of disallowed employment taxes	(110)	(48)	(33)

Total	$867	$302	$66

        The income tax effects of temporary differences between financial and income tax reporting that give rise to deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows:

	2004	2003
	(dollars in thousands)
Deferred tax assets
Accrued expenses	$265	$214
Bad debt reserve	51	57
Fixed assets, primarily depreciation	1,265	—
Intangibles	204	204
Foreign exchange realized gain/loss	—	6
Capitalized interest	13	13
AMT and general business credits	617	448

Total deferred tax assets	2,415	942
Deferred tax liabilities
Foreign exchange unrealized gain/loss	—	(74)
Fixed assets, primarily depreciation	—	(60)

Total deferred tax liabilities	—	(134)

Net deferred taxes	$2,415	$808

        Hotel San Remo has $486,689 of alternative minimum tax ("AMT") credits and $167,919 of general business credits available to offset future federal tax. The AMT credit does not have an expiration date. The general business credits will expire in 2024.

        The current payable for income taxes at December 31, 2004 and 2003 is recorded in income taxes payable to S.I. Enterprises, Inc. in the accompanying combined balance sheets.

        On February 28, 2005, S.I. Enterprises, Inc. converted from a "C" corporation to a limited liability company. As a limited-liability company, S.I. Enterprises LLC will be taxed as a partnership for federal income tax purposes.

9. Commitments and Contingencies

        Non-Compete.    Under the terms of the casino lease and the hotel lease, Eastern & Western has agreed that Hotel San Remo will not operate a similar casino or hotel business at any other location in Clark County, Nevada, including any location within a hotel and/or casino property.

        Litigation.    Hotel San Remo is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the financial position, cash flows, or the results of operations of Hotel San Remo.

        Guaranty.    Eastern & Western, in addition to several owners of Florida Hooters LLC, has irrevocably and unconditionally guaranteed the payment of all principal, interest, fees, advances and charges to the lender of $48.5 million in borrowings to 155 used to extinguish the indebtedness of Hotel San Remo (see Note 2) in the event of either (i) any voluntary bankruptcy by 155 or (ii) any transfer of all or any part of the assets of 155 securing the borrowing without the lender's prior written approval.

Until                        , 2005, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

OFFER TO EXCHANGE

$130,000,000 aggregate principal amount
8 3/4% Senior Secured Notes due 2012
Which Have Been Registered Under the
Securities Act of 1933
For Any and All Outstanding
8 3/4% Senior Secured Notes due 2012

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

        Section 78.7502 of the Nevada Revised Statutes ("NRS") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party in a completed, pending, or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorney's fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

        With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Under Section 78.751 of the NRS, unless indemnification is ordered by a court, the determination must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 permits the articles of incorporation or bylaws to provide for payment to an officer or director of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

        Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

        The articles of incorporation or articles of organization, as applicable, of each of the registrants, do not contain provisions requiring it to indemnify its executive officers and directs to the full extent permitted by the Nevada Revised Statutes. The bylaws or operating agreements, as applicable, of each of the registrants contain provisions requiring it to indemnify its executive officers and directors to the full extent permitted by the Nevada Revised Statutes.

ITEM 21. Exhibits and Financial Statement Schedules

        (a)   See exhibits listed on the Exhibit Index following the signature page of this registration statement that is incorporated herein by reference.

        (b)   Financial statement schedules are omitted because of the absence of conditions under which they are required or because the required information is provided in the consolidated financial statements or notes thereto.

ITEM 22. Undertakings

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 457(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 13, 2005.

155 EAST TROPICANA, LLC
By:	/s/ NEIL G. KIEFER Neil G. Kiefer Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil G. Kiefer and Deborah J. Pierce their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by 155 East Tropicana, LLC, a Nevada limited-liability company, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NEIL G. KIEFER Neil G. Kiefer	Chief Executive Officer	May 13, 2005
/s/ DEBORAH J. PIERCE Deborah J. Pierce	Chief Financial Officer	May 13, 2005
/s/ MICHAEL HESSLING Michael Hessling	Chief Operating Officer and Management Board	May 13, 2005
Toyoroku Izumi	Management Board
Sukeaki Izumi	Management Board

/s/ WILLIAM RANIERI William Ranieri	Management Board	May 13, 2005
/s/ DAVID LAGESCHULTE David Lageschulte	Management Board	May 13, 2005
/s/ EDWARD DROSTE Edward Droste	Management Board	May 13, 2005
/s/ GILBERT DIGIANNANTONIO Gilbert DiGiannantonio	Management Board	May 13, 2005
John Blakely	Management Board
/s/ DENNIS JOHNSON Dennis Johnson	Management Board	May 13, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 13, 2005.

155 EAST TROPICANA FINANCE CORP.
By:	/s/ NEIL G. KIEFER Neil G. Kiefer Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil G. Kiefer and Deborah J. Pierce their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by 155 East Tropicana Finance Corp., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NEIL G. KIEFER Neil G. Kiefer	Chief Executive Officer	May 13, 2005
/s/ DEBORAH J. PIERCE Deborah J. Pierce	Chief Financial Officer	May 13, 2005
/s/ MICHAEL HESSLING Michael Hessling	Chief Operating Officer and Director	May 13, 2005
Toyoroku Izumi	Director
Sukeaki Izumi	Director

/s/ WILLIAM RANIERI William Ranieri	Director	May 13, 2005
/s/ DAVID LAGESCHULTE David Lageschulte	Director	May 13, 2005
/s/ EDWARD DROSTE Edward Droste	Director	May 13, 2005
/s/ GILBERT DIGIANNANTONIO Gilbert DiGiannantonio	Director	May 13, 2005
John Blakely	Director
/s/ DENNIS JOHNSON Dennis Johnson	Director	May 13, 2005

EXHIBIT INDEX

Index No.	Description
2.1	Indenture among 155 East Tropicana, LLC, 155 East Tropicana Finance Corp and The Bank of New York Trust Company, N.A. dated March 29, 2005
2.2	Form of 8 3/4% Series B Senior Secured Notes due 2012 (included as part of Indenture at Exhibit A)
2.3	Form of Regulation S Global 8 3/4% Series B Senior Secured Note due 2012 (included as part of Indenture at Exhibit A).
2.4
Registration Rights Agreement among 155 East Tropicana, LLC, 155 East Tropicana Finance Corp, Florida Hooters LLC, EW Common LLC, Jefferies & Company, Inc. and Wells Fargo Securities, LLC dated March 29, 2005.
2.5	Purchase Agreement among 155 East Tropicana, LLC, 155 East Tropicana Finance Corp, Jefferies & Company, Inc. and Wells Fargo Securities, LLC dated March 23, 2005.
2.6	Senior Secured Notes Security Agreement among 155 East Tropicana, LLC, 155 East Tropicana Finance Corp and The Bank of New York Trust Company, N.A. dated March 29, 2005
2.7	Guarantee and Pledge Agreement between Eastern & Western Hotel Corporation and The Bank of New York Trust Company, N.A. dated March 29, 2005
2.8	Parent Pledge Agreement among Florida Hooters LLC, EW Common LLC and The Bank of New York Trust Company, N.A. dated March 29, 2005
2.9	Trademark Security Agreement among 155 East Tropicana LLC, 155 East Tropicana Finance Corp and The Bank of New York Trust Company, N.A. dated March 29, 2005
2.10	Credit Agreement among 155 East Tropicana, LLC, 155 East Tropicana Finance Corp and Wells Fargo Foothill, Inc. dated March 29, 2005
2.11	Security Agreement among 155 East Tropicana, LLC, 155 East Tropicana Finance Corp and Wells Fargo Foothill, Inc. dated March 29, 2005
2.12	Securities Account Control Agreement between Wells Fargo Foothill, Inc., Eastern & Western Hotel Corporation, Wells Fargo Brokerage Services, LLC dated March 29, 2005
2.13	Securities Account Control Agreement between Wells Fargo Foothill, Inc., 155 East Tropicana, LLC and Wells Fargo Brokerage Services, LLC dated March 29, 2005
2.14	Collateral Account Control Agreement, among 155 East Tropicana, LLC, The Bank of New York Trust Company, N.A. dated March 29, 2005 (Interest Reserve Account)
2.15	Cash Collateral and Disbursement Agreement among The Bank of New York Trust Company, N.A., and 155 East Tropicana, LLC and 155 East Tropicana Finance Corp. dated March 29, 2005
2.16	Guarantee and Pledge Agreement between Eastern & Western Hotel Corporation and Wells Fargo Foothill, Inc. dated March 29, 2005
2.17	Parent Pledge Agreement among Florida Hooters, LLC, EW Common LLC and Wells Fargo Foothill, Inc. dated March 29, 2005
2.18	Intercompany Subordination Agreement among 155 East Tropicana, LLC, 155 East Tropicana Finance Corp. and Wells Fargo Foothill, Inc. dated March 29, 2005
2.19
Intercreditor and Lien Subordination Agreement among Wells Fargo Foothill, Inc., The Bank of New York Trust Company, N.A., 155 East Tropicana, LLC and 155 East Tropicana Finance Corp. dated March 29, 2005

2.20
Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement by and from 155 East Tropicana, LLC, to Lawyers Title of Nevada, Inc for the benefit of Wells Fargo Foothill, Inc. dated March 29, 2005
2.21	Leasehold Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement to Lawyers Title of Nevada, Inc. for the benefit of Wells Fargo Foothill, Inc. dated March 29, 2005
2.22	Assignment of Entitlements, Contracts, Rents and Revenues between 155 East Tropicana, LLC and Wells Fargo Foothill, Inc. dated March 29, 2005
2.23	Assignment of Entitlements and Contracts between Eastern & Western Hotel Corporation and Wells Fargo Foothill, Inc. dated March 29, 2005
2.24	Subordination and Attornment Agreement and Estoppel Certificate between Wells Fargo Foothill, Inc., Eastern & Western Hotel Corporation and 155 East Tropicana, LLC dated March 29, 2005
2.25	Consent to Collateral Assignment of Contract by C&B Nevada, Inc. and Wells Fargo Foothills, Inc. dated March 29, 2005
2.26	Consent to Collateral Assignment of Contract by The PENTA Building Group, Inc. and Wells Fargo Foothills, Inc. dated March 29, 2005
2.27	Control Agreement among Wells Fargo Foothill, Inc. Florida Hooters LLC, EW Common LLC and 155 East Tropicana, LLC dated March 29, 2005
2.28	Amended and Restated Hotel Lease between 155 East Tropicana, LLC and Eastern & Western Hotel Corporation dated March 9, 2005
2.29	Amended and Restated Casino Lease between 155 East Tropicana, LLC and Eastern & Western Hotel Corporation dated March 9, 2005
2.30	Amended and Restated Joint Venture Agreement between EW Common LLC, Eastern & Western Hotel Corporation and Florida Hooters dated March 9, 2005
2.31	Amended and Restated Assignment Agreement between Hooters Gaming Corporation and Florida Hooters, LLC dated March 9, 2005
2.32	Amended and Restated Assignment Agreement between Florida Hooters, LLC and 155 East Tropicana, LLC dated March 9, 2005
2.33	Amended and Restated Mark License Agreement between Lags Ventures, Inc. and Florida Hooters, LLC dated March 9, 2005
2.34	Affirmation and Acknowledgement between Hooters Gaming Corporation and 155 East Tropicana, LLC dated March 9, 2005
2.35	Trademark License Agreement between PETE & SHORTY'S, INC., Florida 33763 and 155 East Tropicana, LLC dated March 11, 2005
2.36	Amendment to License Agreement between HI Limited Partnership and Hooters Gaming Corporation dated February 24, 2005
2.37	Collateral Account Control Agreement among 155 East Tropicana, LLC and The Bank of New York Trust Company, N.A. dated March 29, 2005 (Renovation Disbursement Account)
3.1	Articles of Organization of 155 East Tropicana LLC dated June 17, 2004
3.2	Amended and Restated Articles of Organization of 155 East Tropicana LLC dated June 28, 2004

3.3	Articles of Incorporation of 155 East Tropicana Finance Corp dated March 7, 2005
3.4	Articles of Organization of EW Common LLC dated July 23, 2004
3.5	Articles of Organization of Florida Hooters LLC dated June 15, 2004
3.6	Amended and Restated Articles of Organization of Florida Hooters LLC dated November 5, 2004
3.7	Articles of Organization of Hooters Gaming LLC dated June 17, 2004
3.8	Articles of Incorporation of Eastern & Western Hotel Corporation dated September 16, 1998
3.9	Certificate of Amendment to Articles of Incorporation of Eastern & Western Hotel Corporation dated March 21, 1990
3.10	Amended and Restated Operating Agreement of 155 East Tropicana, LLC dated March 9, 2005
3.11	Code of Bylaws of 155 East Tropicana Finance Corp. dated March 8, 2005
3.12	Operating Agreement of EW Common LLC dated July 30, 2004
3.13	Operating Agreement of Florida Hooters LLC dated July 30, 2004
3.14	Operating Agreement of Hooters Gaming, LLC dated July 30, 2004
3.15	By-Laws of Eastern & Western Hotel Corporation dated September 30, 1998
5.1	Opinion of Kummer Kaempfer Bonner & Renshaw
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages of this registration statement)
25.1	Statement of Eligibility of Trustee on Form T-1 (8 3/4% Senior Secured Notes due 2012)
99.1	Form of Letter of Transmittal (8 3/4% Senior Secured Notes due 2012).

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155 East Tropicana, LLC (a Development Stage Company) Balance Sheet
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155 East Tropicana, LLC (a Development Stage Company) Statement of Members' Equity For the Period from Inception (June 17, 2004) through December 31, 2004
155 East Tropicana, LLC (a Development Stage Company) Statement of Cash Flows
155 East Tropicana, LLC (a Development Stage Company) Notes to Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Hôtel San Rémo Casino and Resort A Division of S.I. Enterprises, Inc. Combined Balance Sheet
Hôtel San Rémo Casino and Resort A Division of S.I. Enterprises, Inc. Combined Statements of Operations
Hôtel San Rémo Casino and Resort A Division of S.I. Enterprises, Inc. Combined Statements of Division Equity (Deficit)
Hôtel San Rémo Casino and Resort A Division of S.I. Enterprises, Inc. Combined Statements of Cash Flows
Hôtel San Rémo Casino and Resort A Division of S.I. Enterprises, Inc. Notes to Combined Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
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